EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
BASIC ENERGY SERVICES, INC.,
GREY WOLF, INC.
AND
HORSEPOWER HOLDINGS, INC.
DATED APRIL 20, 2008

i

Exhibits and Schedules

Exhibit A	Form of Lock-up Agreement
Exhibit 2.3(a)	Certificate of Incorporation of Horsepower Holdings, Inc.
Exhibit 2.3(b)	Amended and Restated Bylaws of Horsepower Holdings, Inc.
Exhibit 2.5	Certain Executive Officers of Surviving Corporation

Schedule A-1	List of Basic Energy Services, Inc. Signatories to Voting Agreement
Schedule A-2	List of Basic Energy Services, Inc. Signatories to Lock-Up Agreements
Schedule B	List of Grey Wolf, Inc. Signatories to Lock-Up Agreements

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”), dated as of April 20, 2008, is by and among GREY WOLF, INC., a Texas corporation (“Grey Wolf”), BASIC ENERGY SERVICES, INC., a Delaware corporation (“Basic”) and HORSEPOWER HOLDINGS, INC., a Delaware corporation owned equally by Grey Wolf and Basic (“Holdings”).
     WHEREAS, the boards of directors of each of Basic, Grey Wolf and Holdings have approved this Agreement and the mergers of Basic and Grey Wolf with and into Holdings, with Holdings continuing as the surviving corporation, upon the terms and subject to the conditions of this Agreement, the Texas Business Corporation Act, as amended, or any successor law thereto (the “TBCA”), and the Delaware General Corporation Law, as amended or any successor law thereto (the “DGCL”);
     WHEREAS, the boards of directors of each of Basic, Grey Wolf and Holdings have determined that this Agreement, the mergers herein provided for, and the other transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders;
     WHEREAS, for federal income Tax purposes, it is intended that (i) the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Grey Wolf, Basic and Holdings each will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) this Agreement will constitute a plan of reorganization within the meaning of Section 1.368-2(g) of the Treasury Regulations; and
     WHEREAS, concurrent with the execution of this Agreement and as a condition to and inducement of Grey Wolf’s and Holdings’ willingness to enter into this Agreement, each of the stockholders of Basic set forth on Schedule A-1 is entering into a voting agreement (the “Basic Voting Agreement”).
     NOW, THEREFORE, for and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties to this Agreement (each a “Party,” and collectively, the “Parties”) agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.1 Defined Terms.
               (a) As used in this Agreement, capitalized terms shall have the meanings set forth below:
     “Acquisition Proposal” means for any Person any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Mergers): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions, directly or indirectly, involving 20% or more of the assets, net revenues or net income of such Person and its Subsidiaries taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income, or of assets representing 20% or more of the book value of the consolidated assets, of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.
     “Affiliate” means, with respect to any Person, each other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Persons listed on Schedule A-1 shall be considered an Affiliate of Basic.
     “AMEX” means the American Stock Exchange LLC.
     “Applicable Law” means with respect to any Person, any international, federal, state, local or foreign statute, code, ordinance, rule, regulation, consent, approval, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental requirement of any Governmental Authority that is binding upon, or applicable to, such Person.
     “Basic 2003 Plan” means the Basic Energy Services, Inc. Second Amended and Restated 2003 Incentive Plan, as such may be amended and restated by the Basic Energy Services, Inc. Third Amended and Restated 2003 Incentive Plan approved by the Basic Board in March 2008 if such plan is approved by the stockholders of Basic prior to the consummation of the Mergers.
     “Basic Acquisition Proposal” means an Acquisition Proposal involving Basic or the Basic Companies taken as a whole, as the case may be.
     “Basic Adjustment Fraction” means (a) the average closing price of one share of Basic Common Stock on the NYSE for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time divided by (b) the Notional Surviving Corporation Share Fair Market Value.
     “Basic Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Basic or any of the Basic Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director that is sponsored, maintained or contributed to by Basic or any of the Basic Subsidiaries or ERISA Affiliates or to which Basic or any of the Basic Subsidiaries or ERISA Affiliates is a party or is obligated to contribute; or (b) with respect to which Basic or any of the Basic Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.

     “Basic Board” means the board of directors of Basic.
     “Basic Certificate” means a certificate representing a share or shares of Basic Common Stock or other appropriate evidence of a share or shares of Basic Common Stock issued in book-entry form.
     “Basic Common Stock” means the common stock, par value $0.01 per share, of Basic.
     “Basic Companies” means Basic and each of the Basic Subsidiaries.
     “Basic Credit Agreement” means the Fourth Amended and Restated Credit Agreement dated as of October 3, 2003, amended and restated as of February 6, 2007, among Basic, the subsidiary guarantors party thereto, Bank of America, N.A., as syndication agent, Capital One, National Association, as documentation agent, BNP Paribas, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the lenders party thereto.
     “Basic Deferred Compensation Plan” means the Executive Deferred Compensation Plan of Basic Energy Services, Inc. effective April 1, 2005.
     “Basic Dissenting Shares” means any shares of Basic Common Stock held by a Basic Dissenting Stockholder as of the Effective Time.
     “Basic Dissenting Stockholder” means any holder of shares of Basic Common Stock who does not vote in favor of the Basic Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Section 262 of the DGCL.
     “Basic Employees” means the individuals who are employed as employees by Basic or any of the Basic Subsidiaries immediately prior to the Effective Time who remain employed as employees of Holdings or any of its Subsidiaries immediately after the Effective Time.
     “Basic Indenture Trustee” means The Bank of New York, N.A., trustee of the Basic Senior Notes Indenture.
     “Basic Leased Real Property” means all real property leased by Basic or any of the Basic Subsidiaries.
     “Basic Material Adverse Effect” means a Material Adverse Effect with respect to Basic.
     “Basic Meeting” means a meeting of the stockholders of Basic duly called and held for the purposes set forth in the Proxy Statement/Prospectus.
     “Basic Merger Proposal” means the proposal to adopt this Agreement which proposal is to be presented to the stockholders of Basic in the Proxy Statement/Prospectus and voted on at the Basic Meeting.

     “Basic Owned Real Property” means all real property owned by Basic or any of the Basic Subsidiaries.
     “Basic Plan Proposal” means the proposal to approve the Holdings Plan which proposal is to be presented to the stockholders of Basic in the Proxy Statement/Prospectus and voted on at the Basic Meeting.
     “Basic Preferred Stock” means shares of preferred stock, par value $0.01 per share, of Basic.
     “Basic Proposals” means the Basic Merger Proposal and the Basic Plan Proposal.
     “Basic Real Property” means the Basic Leased Real Property and the Basic Owned Real Property.
     “Basic Representative” means a Representative of Basic or the Basic Subsidiaries.
     “Basic Restricted Stock” means the shares of restricted Basic Common Stock issued pursuant to a Basic Stock Plan.
     “Basic Senior Notes Indenture” means the Indenture dated as of April 12, 2006, among Basic, the guarantors party thereto, and The Bank of New York, Trust Company, N.A. as trustee pursuant to which Basic issued $225 million principal amount of the Basic Senior Notes, and all supplemental indentures thereto.
     “Basic Subsidiary” means a Subsidiary of Basic.
     “Basic Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Basic Subsidiaries.
     “Basic Subsidiary Guarantors” means all of the Subsidiaries of Basic that have guaranteed the Basic Senior Notes.
     “Basic Superior Proposal” means a Basic Acquisition Proposal that is a Superior Proposal.
     “Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (within the meaning of Section 413(c) of the Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks in the State of New York are authorized or required by federal law to be closed in New York, New York.
     “Certificates” means certificates representing shares of Grey Wolf Common Stock or Basic Common Stock, as applicable.
     “Certificate of Mergers” means the certificate of mergers, prepared and executed in accordance with the applicable provisions of the DGCL and this Agreement, filed with the Secretary of State of Delaware to effect the Mergers in Delaware.
     “Commitment Letter” means the commitment letter dated April 20, 2008, from the Joint Lead Arrangers to provide a $600 million senior secured term loan facility and a $325 million senior secured revolving credit facility to provide debt financing for the transactions contemplated by this Agreement, as such commitment letter may be amended, supplemented or replaced from time to time.
     “Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 8, 2008, between Basic and Grey Wolf.
     “Continuing Director” means an individual who is a director of Basic or Grey Wolf immediately prior to the Effective Time and who will become a director of Holdings at the Effective Time in accordance with this Agreement. For the avoidance of doubt, Steven A. Webster shall be deemed a Continuing Director of both Basic and Grey Wolf.
     “Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.
     “Control” (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
     “Disclosure Letter” means, as applicable, the Grey Wolf Disclosure Letter or the Basic Disclosure Letter.
     “DOJ” means the United States Department of Justice.
     “Environmental, Health and Safety Laws” means any present or future Applicable Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.
     “Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.
     “ERISA Affiliate” means any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Financing” means the debt financing to be provided to Holdings pursuant to the Commitment Letter.
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).
     “Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the Grey Wolf Companies or Basic Companies, as the case may be, or any of their respective properties or assets.
     “Grey Wolf 3.75% Notes Indenture” means the Indenture dated as of May 7, 2003, between Grey Wolf, JPMorgan Chase Bank and the guarantors party thereto pursuant to which Grey Wolf issued $150,000,000 principal amount of the Grey Wolf 3.75% Notes, and all supplemental indentures thereto.
     “Grey Wolf Acquisition Proposal” means an Acquisition Proposal involving Grey Wolf or the Grey Wolf Companies taken as a whole, as the case may be.
     “Grey Wolf Adjustment Fraction” means (a) the average closing price of one share of Grey Wolf Common Stock on the AMEX for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time divided by (b) the Notional Surviving Corporation Share Fair Market Value.
     “Grey Wolf Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director that is sponsored, maintained or contributed to by Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates or to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (b) with respect to which Grey Wolf or any of the Grey Wolf Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.
     “Grey Wolf Board” means the board of directors of Grey Wolf.
     “Grey Wolf Certificate” means a certificate representing a share or shares of Grey Wolf Common Stock or other appropriate evidence of a share or shares of Grey Wolf Common Stock issued in book-entry form.
     “Grey Wolf Common Stock” means the common stock, par value $0.10 per share, of Grey Wolf.
     “Grey Wolf Companies” means Grey Wolf and each of the Grey Wolf Subsidiaries.
     “Grey Wolf Credit Agreement” means the Revolving Credit Agreement, dated as of January 14, 1999, among Grey Wolf Drilling, LP (as borrower), Grey Wolf (as guarantor), The CIT Group/Business Credit, Inc. (as agent) and various financial institutions (as lenders), as amended.
     “Grey Wolf Dissenting Shares” means any shares of Grey Wolf Common Stock held by a Grey Wolf Dissenting Stockholder as of the Effective Time.
     “Grey Wolf Dissenting Stockholder” means any holder of shares of Grey Wolf Common Stock who does not vote in favor of the Grey Wolf Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Article 5.12 of the TBCA.
     “Grey Wolf Employees” means the individuals who are employed as employees by Grey Wolf or any of the Grey Wolf Subsidiaries immediately prior to the Effective Time who remain employed as employees of Holdings or any of its Subsidiaries immediately after the Effective Time.
     “Grey Wolf Floating Rate Notes Indenture” means the Indenture dated as of March 31, 2004, between Grey Wolf, JPMorgan Chase Bank and the guarantors party thereto pursuant to which Grey Wolf issued $125,000,000 principal amount of the Grey Wolf Floating Rate Contingent Convertible Senior Notes.

     “Grey Wolf Indenture Trustee” means The Bank of New York Trust Company, N.A., trustee of each of the Grey Wolf Senior Notes Indentures.
     “Grey Wolf Leased Real Property” means all real property leased by Grey Wolf or any of the Grey Wolf Subsidiaries.
     “Grey Wolf Material Adverse Effect” means a Material Adverse Effect with respect to Grey Wolf.
     “Grey Wolf Meeting” means a meeting of the stockholders of Grey Wolf duly called and held for the purposes set forth in the Proxy Statement/Prospectus.
     “Grey Wolf Merger Proposal” means the proposal to approve this Agreement which proposal is to be presented to the stockholders of Grey Wolf in the Proxy Statement/Prospectus and voted on at the Grey Wolf Meeting.
     “Grey Wolf Owned Real Property” means all real property owned by Grey Wolf or any of the Grey Wolf Subsidiaries.
     “Grey Wolf Plan Proposal” means the proposal to approve the Holdings Plan which proposal is to be presented to the stockholders of Grey Wolf in the Proxy Statement/Prospectus and voted on at the Grey Wolf Meeting.
     “Grey Wolf Preferred Stock” means shares of preferred stock, par value $1.00 per share, of Grey Wolf.
     “Grey Wolf Proposals” means the Grey Wolf Merger Proposal and the Grey Wolf Plan Proposal.
     “Grey Wolf Real Property” means Grey Wolf Leased Real Property and Grey Wolf Owned Real Property.
     “Grey Wolf Representative” means a Representative of Grey Wolf or the Grey Wolf Subsidiaries.
     “Grey Wolf Restricted Stock” means the shares of restricted Grey Wolf Common Stock issued pursuant to a Grey Wolf Stock Plan.
     “Grey Wolf Senior Notes Indentures” means (a) the Grey Wolf 3.75% Notes Indenture, and (b) the Grey Wolf Floating Rate Notes Indenture.
     “Grey Wolf Subsidiary” means a Subsidiary of Grey Wolf.
     “Grey Wolf Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Grey Wolf Subsidiaries.

     “Grey Wolf Subsidiary Guarantors” means all of the Subsidiaries of Grey Wolf that have guaranteed obligations with respect to the Grey Wolf 3.75% Notes, the Grey Wolf Floating Rate Notes or both the Grey Wolf 3.75% Notes and the Grey Wolf Floating Rate Notes.
     “Grey Wolf Superior Proposal” means a Grey Wolf Acquisition Proposal that is a Superior Proposal.
     “Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority under Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.
     “Holdings Credit Facilities” means the credit agreement entered into by Holdings pursuant to the Commitment Letter or any definitive documentation with respect to an Alternative Financing.
     “Holdings Plan” means the Holdings 2008 Equity Incentive Plan.
     “Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practices and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Intellectual Property” means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.
     “Joint Lead Arrangers” means UBS Loan Finance LLC, UBS Securities LLC and Goldman Sachs Credit Partners L.P. or, as applicable, any lead arranger or arrangers in connection with the Alternative Financing.
     “Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.
     “Material Adverse Effect” means, with respect to any Person, a material adverse effect on the business, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, except to the extent any such effect results from: (a) changes in the industry in which such Person or its Subsidiaries operate or in the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism, insurrection or natural disasters, that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect (b) the execution or public disclosure of this Agreement or the consummation or the pendency of the transactions contemplated hereby, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect), (d) changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof that do not disproportionately affect the business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, in any material respect, (e) any legal proceedings made or brought by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Persons) arising out of or related to this Agreement or any of the transactions contemplated hereby, or (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect with respect to such Person).

     “Notional Surviving Corporation Share Fair Market Value” means (a) for purposes of determining the Basic Adjustment Fraction (i) the average closing price of one share of Basic Common Stock on the NYSE for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time minus (ii) the Basic Cash Consideration, divided by (iii) the Basic Exchange Ratio and (b) for purposes of determining the Grey Wolf Adjustment Fraction (i) the average closing price of one share of Grey Wolf Common Stock on the AMEX for the five consecutive day trading period ending on the last trading day immediately preceding the Effective Time minus (ii) the Grey Wolf Cash Consideration, divided by (iii) the Grey Wolf Exchange Ratio.
     “NYSE” means the New York Stock Exchange, Inc.
     “Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.
     “Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Applicable Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, or (d) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto.
     “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization.
     “Proxy Statement/Prospectus” means a joint proxy statement in definitive form relating to Basic Meeting and the Grey Wolf Meeting, which joint proxy statement will be included in the prospectus contained in the Registration Statement.
     “Registration Statement” means the Registration Statement on Form S-4 under the Securities Act to be filed by Holdings with respect to the shares of Holdings Common Stock issuable in the Mergers.
     “Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.

     “Responsible Officers” means (a) for Basic, each of the Chief Executive Officer and Chief Financial Officer of Basic, and (b) for Grey Wolf, each of the Chief Executive Officer and Chief Financial Officer of Grey Wolf.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SOX” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, more than 50% of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns more than 50% of the total Equity Interests.
     “Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Grey Wolf Board or the Basic Board, as the case may be, determines in good faith and after consultation with a financial advisor of nationally recognized reputation, and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal that such Acquisition Proposal (a) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the common stock of Grey Wolf or Basic, as the case may be, than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Grey Wolf Revised Offer made under Section 5.4(e) or any Basic Revised Offer made under Section 5.5(e), as the case may be), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing by financially sound financial institutions of national reputation.
     “Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.
     “Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Third Party” means a Person other than any of the Grey Wolf Companies or any of the Basic Companies.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Code.
     “Uncertificated Shares” means shares of Basic Common Stock or Grey Wolf Common Stock, as applicable, that are held in book-entry form.
     “U.S.” means the United States of America.

Term	Section

Agreement	Preamble
Alternative Financing	5.22(a)
Antitrust Laws	5.9(f)
Articles of Merger	2.1(c)
Basic	Preamble
Basic Acquisition Agreement	5.4(c)(ii)
Basic Acquisition Proposal Recommendation	5.4(c)(ii)
Basic Adverse Recommendation Change	5.4(c)(ii)
Basic Cash Consideration	2.6(a)
Basic Charter Documents	4.1
Basic Designated Directors	2.4(a)
Basic Disclosure Letter	Preamble to Article 4
Basic Exchange Ratio	2.6(a)
Basic Financial Statements	4.7(a)
Basic Information	5.3(a)
Basic Lock-Up Agreements	4.3(c)
Basic Material Contracts	4.22(a)
Basic Merger	2.1(a)
Basic Merger Consideration	2.6(a)
Basic Option	2.6(c)(i)
Basic Permits	4.5(b)
Basic Regulatory Filings	4.6(b)
Basic Reports	4.7(a)
Basic Revised Offer	5.5(e)(ii)
Basic Senior Notes	2.7
Basic Stock Consideration	2.6(a)
Basic Stock Plans	2.6(c)(i)
Basic Supplemental Indentures	2.7
Basic Voting Agreement	Recitals
Basic Voting Debt	4.3(b)
Claim	5.15(b)
Closing	2.2
Closing Date	2.2
Code	Recitals
Continuing Employees	5.16(a)
DGCL	Recitals
Effective Time	2.1(c)

Term	Section

Exchange Agent	2.11(a)
Exchange Fund	2.11(a)
Grey Wolf	Preamble
Grey Wolf 1996 Plan	3.3(a)
Grey Wolf 2003 Plan	3.3(a)
Grey Wolf 3.75% Notes	3.3(b)
Grey Wolf Acquisition Agreement	5.5(c)(ii)
Grey Wolf Acquisition Proposal Recommendation	5.5(c)(ii)
Grey Wolf Adverse Recommendation Change	5.5(c)(ii)
Grey Wolf Cash Consideration	2.8(a)
Grey Wolf Charter Documents	3.1
Grey Wolf Convertible Notes	3.3(b)
Grey Wolf Designated Directors	2.4(a)
Grey Wolf Disclosure Letter	Preamble to Article 3
Grey Wolf Exchange Ratio	2.8(a)
Grey Wolf Financial Statements	3.7(a)
Grey Wolf Floating Rate Notes	3.3(b)
Grey Wolf Information	5.3(b)
Grey Wolf Lock-Up Agreements	3.3(c)
Grey Wolf Material Contracts	3.22(a)
Grey Wolf Merger	2.1(b)
Grey Wolf Merger Consideration	2.8(a)
Grey Wolf Option	2.8(c)(i)
Grey Wolf Permits	3.5(b)
Grey Wolf Regulatory Filings	3.6(b)
Grey Wolf Reports	3.7(a)
Grey Wolf Revised Offer	5.4(e)(ii)
Grey Wolf Rights	3.3(a)
Grey Wolf Rights Agreement	3.3(a)
Grey Wolf Stock Consideration	2.8(a)
Grey Wolf Stock Plans	2.8(c)(i)
Grey Wolf Supplemental Indentures	2.9
Grey Wolf Voting Debt	3.3(b)
Holdings	Preamble
Holdings Book-Entry Shares	2.6(a)
Holdings Bylaws	2.3
Holdings Charter	2.3
Holdings Charter Documents	3.1
Holdings Common Stock	2.6(a)
HSR Act	3.6(b)
Indemnified Parties	5.15(b)
International Plans	3.11(l)
IRS	3.11(a)
Junior Preferred Stock	3.3(a)
Letter of Transmittal	2.11(b)
Mergers	2.1(b)
Notification and Report Forms	3.6(b)
Parties	Recitals
Party	Recitals
Regulatory Filings	5.9(a)
Related Documents	3.2(a)
Required Basic Vote	4.19
Required Grey Wolf Vote	3.19
Risk Factors	Preamble to Article 3
Surviving Corporation	2.1(b)
TBCA	Recitals
Termination Date	7.1(b)(i)
     Section 1.2 References and Titles.
               (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur.
               (b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
               (c) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party or “known” to a representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of the representing Party.
               (d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.
ARTICLE 2
THE MERGERS
     Section 2.1 The Mergers.
               (a) The Basic Merger. Upon the terms and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Basic shall be merged with and into Holdings (the “Basic Merger”) in accordance with the provisions of this Agreement, and the separate corporate existence of Basic shall thereupon cease. Holdings shall be the surviving corporation in the Basic Merger. The Basic Merger shall have the effects specified herein and in the DGCL.
               (b) The Grey Wolf Merger. Upon the terms and subject to the terms and conditions set forth in this Agreement, at the Effective Time, Grey Wolf shall be merged with and into Holdings (the “Grey Wolf Merger” and together with the Basic Merger, the “Mergers”) in accordance with the provisions of this Agreement, and the separate corporate existence of Grey Wolf shall thereupon cease. Holdings shall be the surviving corporation in the Grey Wolf Merger and, after the Mergers, Holdings shall be referred to from time to time herein as the “Surviving Corporation.” The Grey Wolf Merger shall have the effects specified herein and in the TBCA and DGCL.
               (c) Filings for the Mergers; Effective Time. As soon as practicable following the satisfaction or waiver (subject to Applicable Laws) of the conditions set forth in this Agreement, at the Closing, Holdings, Basic and Grey Wolf shall cause (i) properly executed articles of merger meeting the requirements of Article 5.04 of the TBCA (the “Articles of Merger”) to be filed in accordance with such section, and (ii) cause a properly executed Certificate of Mergers to be filed with the Secretary of State of the State of Delaware. The Basic Merger and the Grey Wolf Merger shall become effective (the “Effective Time”) at 3:01 p.m. local time in Houston, Texas immediately after the Articles of Merger are accepted for filing by the Secretary of State of the State of Texas and the Certificate of Mergers is accepted for filing by the Secretary of State of the State of Delaware, or at such time thereafter as is agreed to by Basic and Grey Wolf and provided in such Articles of Merger and Certificate of Mergers.

     Section 2.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place (a) at the offices of Porter & Hedges, L.L.P., 1000 Main Street, 36th Floor, Houston, Texas as soon as practicable after 10:00 a.m., local time, on the first Business Day immediately following the day on which all of the conditions set forth in Article 6 have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time, date or place as Basic and Grey Wolf may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     Section 2.3 Governing Instruments of the Surviving Corporation. At the Effective Time, the certificate of incorporation of Holdings shall be in the form set forth on Exhibit 2.3(a) (the “Holdings Charter”), and shall remain the certificate of incorporation of Holdings until thereafter amended as provided by the DGCL and the Holdings Charter. At the Effective Time, the bylaws of Holdings shall be amended and restated in the form set forth on Exhibit 2.3(b) (as so amended and restated, the “Holdings Bylaws”), and as so amended and restated, the Holdings Bylaws shall be the bylaws of Holdings until thereafter amended as provided by the DGCL, the Holdings Charter and the Holdings Bylaws.
     Section 2.4 Directors of the Surviving Corporation.
               (a) At the Effective Time, the board of directors of the Surviving Corporation shall consist of five current members of the Grey Wolf Board designated by Grey Wolf (the “Grey Wolf Designated Directors”), after consultation with Basic and before mailing of the Proxy Statement/Prospectus, and four current members of the Basic Board designated by Basic (the “Basic Designated Directors”), after consultation with Grey Wolf and before the mailing of the Proxy Statement/Prospectus; provided, however, that Kenneth V. Huseman shall be deemed a Basic Designated Director without further consultation or designation and Thomas P. Richards shall be deemed a Grey Wolf Designated Director without further consultation or designation. For the avoidance of doubt, if Steven A. Webster is designated as a director of Holdings by Basic, he shall be deemed a Basic Designated Director and not a Grey Wolf Designated Director. Of the five Grey Wolf Designated Directors and four Basic Designated Directors, not more than two Basic Designated Directors and not more than two Grey Wolf Designated Directors shall fail to qualify as an independent director of Holdings within the meaning of Section 303A.02 of the NYSE Listed Company Manual.
               (b) The members of the Surviving Corporation’s board of directors shall be allocated by Grey Wolf or Basic, as the case may be, before the Registration Statement is declared effective by the SEC among Holdings’ three classes of directors as follows: (i) two Grey Wolf Designated Directors and one Basic Designated Director shall be allocated to the class of directors whose term expires at the annual meeting of Surviving Corporation to be held in 2009; (ii) one Grey Wolf Designated Director and two Basic Designated Directors shall be allocated to the class of directors whose term expires at the annual meeting of the Surviving Corporation to be held in 2010; and (iii) two Grey Wolf Designated Directors and one Basic Designated Director shall be allocated to the class of directors whose term expires at the annual meeting of Surviving Corporation to be held in 2011. At the Effective Time, Thomas P. Richards (who shall be one of the Grey Wolf Designated Directors) shall be the chairman of the board of directors of the Surviving Corporation. From and after the Effective Time, each individual designated as herein provided to be a member of the Surviving Corporation’s board of directors shall serve as a director until such individual’s successor shall be elected and qualified or such individual’s earlier death, resignation or removal in accordance with Applicable Law, the Holdings Charter and the Holdings Bylaws.
               (c) If prior to the Effective Time, any Grey Wolf Designated Director is unwilling or unable to serve (or to continue to serve) as a director of the Surviving Corporation as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Grey Wolf Board, after consultation with Basic, and such replacement shall constitute a Grey Wolf Designated Director. If prior to the Effective Time, any Basic Designated Director is unwilling or unable to serve (or to continue to serve) as a director of the Surviving Corporation as a result of illness, death, resignation or any other reason, then, any replacement for such Person shall be selected by the Basic Board, after consultation with Grey Wolf, and such replacement shall constitute a Basic Designated Director. Prior to the Effective Time, the Basic Designated Directors and the Grey Wolf Designated Directors shall be nominated by the Basic Nominating and Corporate Governance Committee of the Basic Board to serve as members of the board of directors of the Surviving Corporation as of the Effective Time. Prior to the Effective Time, the Basic Designated Directors and Grey Wolf Designated Directors shall be nominated by the Grey Wolf Nominating and Corporate Governance Committee of the Grey Wolf Board to serve as members of the board of directors of the Surviving Corporation as of the Effective Time.
               (d) At the Effective Time, the following standing committees of the board of directors of the Surviving Corporation shall be established, and the membership and chairs of such committees shall be determined as follows:
                   (i) the Audit Committee shall be composed of three members, two of whom shall be Grey Wolf Designated Directors and one shall be a Basic Designated Director, and the chair of which shall be a Grey Wolf Designated Director;
                   (ii) the Compensation Committee shall be composed of three members, two of whom shall be Basic Designated Directors and one shall be a Grey Wolf Designated Director, and the chair of which shall be a Basic Designated Director; and
                   (iii) the Nominating and Governance Committee shall be composed of three members, two of whom shall be Grey Wolf Designated Directors and one shall be a Basic Designated Director, and the chair of which shall be a Grey Wolf Designated Director.
               (e) At the Effective Time, each member of the Surviving Corporation’s Audit Committee, Nomination and Corporate Governance Committee and Compensation Committee, including each Grey Wolf Designated Director or Basic Designated Director appointed to such committees in accordance with this Section 2.4, shall be an independent director within the meaning of Section 303A.02 of the NYSE Listed Company Manual, and in the case of the Audit Committee, satisfy such additional requirements imposed upon such members by the NYSE at the Effective Time.

               (f) Upon approval of the Holdings Common Stock for listing on the NYSE, a Grey Wolf Designated Director shall be the lead independent director of the Surviving Corporation who will chair executive sessions of the Surviving Corporation’s board of directors in accordance with Section 303A.03 of the NYSE Listed Company Manual.
     Section 2.5 Certain Officers of the Surviving Corporation. At the Effective Time, the individuals listed on Exhibit 2.5 hereto shall have the executive officer positions with the Surviving Corporation set forth opposite their respective names, and each such executive officer shall serve until such executive officer’s successor shall be elected and qualified or such executive officer’s earlier death, resignation, retirement, disqualification or removal. If, at or before the Effective Time, any such Person is unable or unwilling to serve as an executive officer of the Surviving Corporation in the capacity set forth on Exhibit 2.5, then a substitute executive officer shall be selected by the board of directors of the Surviving Corporation after the Effective Time.
     Section 2.6 Effect on Basic Equity Securities.
               (a) Basic Common Stock. At the Effective Time, each share of Basic Common Stock outstanding immediately prior to the Effective Time (other than Basic Dissenting Shares and shares of Basic Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.6(b)) shall, by virtue of the Basic Merger, be converted into the right to receive: (i) 0.9195 (the “Basic Exchange Ratio”) validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Holdings (the “Holdings Common Stock”), together with the cash in lieu of fractional shares of Holdings Common Stock as provided below (the “Basic Stock Consideration”), and (ii) an amount in cash equal to $6.70, without interest (the “Basic Cash Consideration”). The Basic Stock Consideration and the Basic Cash Consideration are referred to herein collectively as the “Basic Merger Consideration.” At the Effective Time, each such share of Basic Common Stock shall cease to be outstanding and shall be cancelled and cease to exist, and each holder of any such share of Basic Common Stock shall thereafter cease to have any rights with respect to such share of Basic Common Stock, except the right to receive (i) certificates for shares of Holdings Common Stock or non-certificated shares of Holdings Common Stock represented by book-entry (“Holdings Book-Entry Shares”), as elected by such holder, in accordance with Section 2.11(b), (ii) cash in lieu of fractional shares in accordance with Section 2.11(e) upon surrender of such appropriate shares of Basic Common Stock, (iii) any dividends or distributions on shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.11(c), and (iv) the Basic Cash Consideration.
               (b) Basic Treasury Stock. At the Effective Time, all shares of Basic Common Stock that are held immediately prior to the Effective Time by Basic or any of the Basic Subsidiaries shall be cancelled and no payment shall be made in respect thereof.
               (c) Basic Stock Options.
                   (i) All options to acquire shares of Basic Common Stock outstanding at the Effective Time and identified in Section 4.3(b) of the Basic Disclosure Letter and all options to acquire shares of Basic Common Stock issued hereafter under Basic’s equity plans

(collectively, the “Basic Stock Plans”) or otherwise issued after the date hereof, but in the case of any issuance after the date hereof, only if issued in accordance with Section 5.2(d) (individually, a “Basic Option” and collectively, the “Basic Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 2.6(c) and Section 5.17 of the Basic Disclosure Letter. Prior to the Effective Time, Holdings and Basic shall take all actions (if any) as may be required to permit the assumption of such Basic Options by Holdings pursuant to this Section 2.6(c) so that at the Effective Time, the Basic Stock Plans shall be assumed by Holdings (with such adjustments thereto as may be required to reflect the Basic Merger, including the substitution of Holdings Common Stock for Basic Common Stock thereunder) and the Basic Options shall be assumed and adjusted by Holdings, subject to the same terms and conditions as under the applicable Basic Stock Plan and the applicable option agreement entered into pursuant thereto (after giving effect to any modifications effected in accordance with Section 5.17 of the Basic Disclosure Letter), except that immediately following the Effective Time (A) each such Basic Option shall be exercisable only for that whole number of shares of Holdings Common Stock equal to the product (rounded to the nearest whole share, which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of Basic Common Stock subject to such Basic Option immediately prior to the Effective Time multiplied by the Basic Adjustment Fraction, and (B) the exercise price per share of Holdings Common Stock shall be an amount equal to the exercise price per share of Basic Common Stock subject to such Basic Option in effect immediately prior to the Effective Time divided by the Basic Adjustment Fraction (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Holdings Common Stock. The adjustments provided in this paragraph with respect to any Basic Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.
                   (ii) From and after the date of this Agreement, Basic and the Basic Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Basic Options in connection with the Basic Merger except to the extent such acceleration is required under the terms of such Basic Options or change in control agreements in existence on the date of this Agreement or as set forth in Section 5.17 of the Basic Disclosure Letter. To the extent such acceleration or exercisability is required under the terms of such Basic Options or other awards made under the Basic Stock Plans upon the occurrence of a change of control (as such term or similar term is defined in the applicable Basic Stock Plan or change in control agreement) or as required or permitted pursuant to Section 5.17 of the Basic Disclosure Letter, Basic shall, prior to the Effective Time, take all actions (if any) as may be required to cause such acceleration or exercisability to occur at the Effective Time and immediately prior to the assumption of the Basic Stock Plan by Holdings (to the extent permitted under the terms of such Basic Stock Plan as of the date of this Agreement or in accordance with Section 5.17 of the Basic Disclosure Letter).
                   (iii) Prior to the Closing, Holdings shall file with the SEC a registration statement on Form S-8 (or any successor form) covering the shares of Holdings Common Stock issuable upon exercise of the Basic Options and other awards made under the Basic Stock Plans prior to the Effective Time to be assumed pursuant to this Section 2.6(c) and shall cause such registration statement to remain effective for as long as there are outstanding any such Basic Options. Except as otherwise specifically provided by this Section 2.6(c) or as set forth in

Section 5.17 of the Basic Disclosure Letter, the terms of the Basic Options and the relevant Basic Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to the Basic Options after giving effect to the Basic Merger and the assumptions by Holdings as set forth above.
                   (iv) As soon as practicable following the Effective Time, Holdings shall deliver to the holders of Basic Options to be assumed pursuant to this Section 2.6(c) appropriate notices setting forth such holders’ rights pursuant to the respective Basic Stock Plans and the agreements evidencing the grants of such Basic Options and stating that such Basic Options and such agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.6(c) or as set forth in Section 5.17 of the Basic Disclosure Letter).
               (d) Basic Restricted Stock. At the Effective Time, each share of Basic Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Holdings Common Stock based upon the Basic Exchange Ratio and the Basic Cash Consideration, but, except as provided in Section 5.17, each share of Holdings Common Stock so issued and all Basic Cash Consideration paid with respect to such shares of Basic Restricted Stock shall be subject to the same vesting or risk of forfeiture provisions to which such shares of Basic Restricted Stock were subject immediately prior to the Effective Time; provided that at the election of the holder of Basic Restricted Stock made in writing and delivered to Basic and Holdings on or before the third Business Day immediately preceding the date of the Basic Meeting, Holdings shall, in exchange for each share of Basic Restricted Stock, deliver in lieu of the foregoing a number of shares of Holdings Common Stock equal to the Basic Adjustment Fraction, but in each case, each such share of Holdings Common Stock so issued shall be subject to the same vesting or risk of forfeiture provisions to which the shares of Basic Restricted Stock were subject immediately prior to the Effective Time other than as set forth on Section 5.17.
               (e) Basic Dissenting Shares. Basic Dissenting Shares shall not be converted into or represent the right to receive any Basic Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL. At the Effective Time, such Basic Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the amount determined pursuant to the provision of Section 262 of the DGCL, unless a Basic Dissenting Stockholder holding particular Basic Dissenting Shares has failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the fair value of such shares under the DGCL. If a Basic Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Section 262 of the DGCL, then the shares of Basic Common Stock held by such holder shall cease to be Basic Dissenting Shares and shall entitle such holder to receive the Basic Merger Consideration in respect of such shares as provided in Section 2.6(a), and promptly following the occurrence of such event and upon the surrender or transfer of Basic Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Basic Merger Consideration in respect of such shares. Basic shall comply with those provisions of Section 262 of the DGCL which are required to be performed by Basic prior to the Effective Time to the reasonable satisfaction of Grey Wolf. Basic shall give Grey Wolf (i) prompt notice of any written demands to exercise dissenter’s rights with respect to any shares of Basic Common Stock under the DGCL actually received by Basic, any withdrawals of any such demands and any other documents or instruments received by Basic relating to dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the DGCL. Basic shall not, except with the prior written consent of Grey Wolf (such consent not to be unreasonably delayed or withheld), voluntarily make any payment with respect to demands for fair value under the DGCL or offer to settle or settle any such demands.
     Section 2.7 Effect on Basic Debt Securities. Effective as of the Effective Time, Holdings shall execute and deliver one or more supplemental indentures (the “Basic Supplemental Indentures”) whereby it shall agree to assume and be bound by the Basic Senior Notes Indenture including any applicable requirements (a) to provide guarantees by the former subsidiaries of Grey Wolf of the Basic 7.125% Senior Notes due 2016 (the “Basic Senior Notes”) and (b) to the extent required by the Basic Senior Notes Indenture, to secure the Basic Senior Notes equally and ratably with indebtedness incurred or to be incurred under the Holdings Credit Facilities. At and before the Effective Time, Basic and Holdings shall comply with all other provisions of the Basic Senior Notes Indenture relating to the Mergers and assumption of the obligations under the Basic Senior Notes Indenture in connection with the Mergers.
     Section 2.8 Effect on Grey Wolf Equity Securities.
               (a) Grey Wolf Common Stock. At the Effective Time, each share of Grey Wolf Common Stock outstanding immediately prior to the Effective Time or that is deemed to be outstanding immediately prior to the Effective Time under the terms of the indentures for the Grey Wolf Convertible Notes in connection with the conversion procedures for the Grey Wolf Convertible Notes (other than Grey Wolf Dissenting Shares and shares of Grey Wolf Common Stock to be cancelled without payment of any consideration therefor pursuant to Section 2.8(b)) shall, by virtue of the Grey Wolf Merger, be converted into the right to receive: (i) 0.2500 (the “Grey Wolf Exchange Ratio”) shares of Holdings Common Stock, together with the cash in lieu of fractional shares of Holdings Common Stock as provided below (the “Grey Wolf Stock Consideration”), and (ii) an amount in cash equal to $1.82, without interest (the “Grey Wolf Cash Consideration”). The Grey Wolf Stock Consideration and the Grey Wolf Cash Consideration are referred to herein collectively as the “Grey Wolf Merger Consideration.” At the Effective Time, each such share of Grey Wolf Common Stock shall cease to be outstanding and shall be cancelled and cease to exist, and each holder of any such share of Grey Wolf Common Stock shall thereafter cease to have any rights with respect to such share of Grey Wolf Common Stock, except the right to receive (i) certificates for shares of Holdings Common Stock or Holdings Book-Entry Shares, as elected by such holder, in accordance with Section 2.11(b), (ii) cash in lieu of fractional shares in accordance with Section 2.11(e) upon surrender of the appropriate shares of Grey Wolf Common Stock, (iii) any dividends or distributions on shares of Holdings Common Stock to which such holder is entitled pursuant to Section 2.11(c), and (iv) the Grey Wolf Cash Consideration.
               (b) Grey Wolf Treasury Stock. At the Effective Time, all shares of Grey Wolf Common Stock that are held immediately prior to the Effective Time by Grey Wolf or any of the Grey Wolf Subsidiaries shall be cancelled and no payment shall be made in respect thereof.

               (c) Grey Wolf Stock Options.
                   (i) All options to acquire shares of Grey Wolf Common Stock outstanding at the Effective Time and identified in Section 3.3(b) of the Grey Wolf Disclosure Letter and all options to acquire shares of Grey Wolf Common Stock issued hereafter under Grey Wolf’s equity plans (collectively, the “Grey Wolf Stock Plans”) or otherwise issued after the date hereof, but in the case of any issuance after the date hereof, only if issued in accordance with Section 5.2(d) (individually, a “Grey Wolf Option” and collectively, the “Grey Wolf Options”) shall remain outstanding following the Effective Time, subject to the modifications described in this Section 2.8(c) and in Section 5.18 of the Grey Wolf Disclosure Letter. Prior to the Effective Time, Holdings and Grey Wolf shall take all actions (if any) as may be required to permit the assumption of such Grey Wolf Options by Holdings pursuant to this Section 2.8(c) so that at the Effective Time, the Grey Wolf Stock Plans shall be assumed by Holdings (with such adjustments thereto as may be required to reflect the Grey Wolf Merger, including the substitution of Holdings Common Stock for Grey Wolf Common Stock thereunder) and the Grey Wolf Options shall be assumed and adjusted by Holdings, subject to the same terms and conditions as under the applicable Grey Wolf Stock Plan and the applicable option agreement entered into pursuant thereto (after giving effect to any modifications effected in accordance with Section 5.18 of the Grey Wolf Disclosure Letter), except that immediately following the Effective Time (A) each such Grey Wolf Option shall be exercisable only for that whole number of shares of Holdings Common Stock equal to the product (rounded to the nearest whole share which shall be rounded down to the extent necessary to comply with Section 424 of the Code) of the number of shares of Grey Wolf Common Stock subject to such Grey Wolf Option immediately prior to the Effective Time multiplied by the Grey Wolf Adjustment Fraction, and (B) the exercise price per share of Holdings Common Stock shall be an amount equal to the exercise price per share of Grey Wolf Common Stock subject to such Grey Wolf Option in effect immediately prior to the Effective Time divided by the Grey Wolf Adjustment Fraction (the price per share, as so determined, being rounded up to the nearest whole cent); provided, however, that in no event shall the exercise price be less than the par value of Holdings Common Stock. The adjustments provided in this paragraph with respect to any Grey Wolf Options shall be and are intended to be effected in a manner which is consistent with Sections 424(a) and 409A of the Code.
                   (ii) From and after the date of this Agreement, Grey Wolf and the Grey Wolf Subsidiaries shall take no action to provide for the acceleration of the exercisability of any Grey Wolf Options in connection with the Grey Wolf Merger, except to the extent such acceleration is required under the terms of such Grey Wolf Options or change in control agreements in existence on the date of this Agreement or as otherwise provided in Section 5.18 of the Grey Wolf Disclosure Letter. To the extent such acceleration or exercisability is required under the terms of such Grey Wolf Options or other awards made under the Grey Wolf Stock Plans upon the occurrence of a change of control (as such term or similar term is defined in the applicable Grey Wolf Stock Plan or change in control agreement) or is required or permitted pursuant to Section 5.18 of the Grey Wolf Disclosure Letter, Grey Wolf shall, prior to the Effective Time, take all actions (if any) as may be required to cause such acceleration or exercisability to occur at the Effective Time and immediately prior to the assumption of the Grey Wolf Stock Plan by Holdings (to the extent permitted under the terms of such Grey Wolf Stock

Plan as of the date of this Agreement or in accordance with Section 5.18 of the Grey Wolf Disclosure Letter).
                   (iii) Prior to the Closing, Holdings shall file with the SEC a registration statement on Form S-8 (or any successor form) covering the shares of Holdings Common Stock issuable upon exercise of the Grey Wolf Options and other awards made under the Grey Wolf Stock Plans prior to the Effective Time to be assumed pursuant to Section 2.8(c) and shall cause such registration statement to remain effective for as long as there are outstanding any such Grey Wolf Options. Except as otherwise specifically provided by this Section 2.8(c) or Section 5.18 of the Grey Wolf Disclosure Letter, the terms of the Grey Wolf Options and the relevant Grey Wolf Stock Plans, as in effect at the Effective Time, shall remain in full force and effect with respect to the Grey Wolf Options after giving effect to the Grey Wolf Merger and the assumptions by Holdings as set forth above.
                   (iv) As soon as practicable following the Effective Time, Holdings shall deliver to the holders of Grey Wolf Options to be assumed pursuant to this Section 2.8(c) appropriate notices setting forth such holders’ rights pursuant to the respective Grey Wolf Stock Plans and the agreements evidencing the grants of such Grey Wolf Options and stating that such Grey Wolf Options and such agreements shall be assumed by Holdings and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.8(c) or Section 5.18 of the Grey Wolf Disclosure Letter).
               (d) Grey Wolf Restricted Stock. At the Effective Time, each share of Grey Wolf Restricted Stock that is outstanding immediately prior to the Effective Time shall be converted into the right to receive shares of Holdings Common Stock based upon the Grey Wolf Exchange Ratio and the Grey Wolf Cash Consideration, but, except as otherwise provided in Section 5.18 of the Grey Wolf Disclosure Letter, each share of Holdings Common Stock so issued and all Grey Wolf Cash Consideration paid with respect to such shares of Grey Wolf Restricted Stock shall be subject to the same vesting or risk of forfeiture provisions to which such shares of Grey Wolf Restricted Stock were subject immediately prior to the Effective Time; provided that at the election of the holder of Grey Wolf Restricted Stock made in writing and delivered to Grey Wolf and Holdings on or before the third Business Day immediately preceding the date of the Grey Wolf Meeting, Holdings shall, in exchange for each share of Grey Wolf Restricted Stock, deliver in lieu of the foregoing a number of shares of Holdings Common Stock equal to the Grey Wolf Adjustment Fraction, but in each case, each such share of Holdings Common Stock so issued shall be subject to the same vesting or risk of forfeiture provisions to which the shares of Grey Wolf Restricted Stock were subject immediately prior to the Effective Time.
               (e) Grey Wolf Dissenting Shares. Grey Wolf Dissenting Shares shall not be converted into or represent the right to receive any Grey Wolf Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Article 5.12 of the TBCA. At the Effective Time, any Grey Wolf Dissenting Stockholder shall not thereafter be entitled to vote or exercise any other rights of a stockholder except the right to receive payment for such Grey Wolf Dissenting Stockholder’s Grey Wolf Dissenting Shares in accordance with Article 5.12 of the TBCA. If a Grey Wolf Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Article 5.12 of the TBCA, the shares of Grey Wolf Common Stock held by such holder shall cease to be Grey Wolf Dissenting Shares and shall entitle such holder to receive the Grey Wolf Merger Consideration in respect of such shares as provided in Section 2.8(a), and promptly following the occurrence of such event and upon the surrender of the Grey Wolf Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Grey Wolf Merger Consideration in respect of such shares. Grey Wolf shall comply with those provisions of Article 5.12 of the TBCA which are required to be performed by Grey Wolf prior to the Effective Time to the reasonable satisfaction of Basic. Grey Wolf shall give Basic (i) prompt notice of any written demands to exercise dissenter’s rights and (ii) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the TBCA. Grey Wolf shall not, except with the prior written consent of Basic (such consent not to be unreasonably withheld or delayed), voluntarily make any payment with respect to demands for fair value under the TBCA or offer to settle or settle any such claims.
     Section 2.9 Effect on Grey Wolf Debt Securities. Effective as of the Effective Time, Holdings shall execute and deliver supplemental indentures (the “Grey Wolf Supplemental Indentures”) whereby it shall agree to be bound by the conversion provisions of each of the Grey Wolf Senior Notes Indentures and take all other action necessary, such that following the Effective Time, each outstanding Grey Wolf Convertible Note will be convertible into the kind and amount of Grey Wolf Merger Consideration that a holder of such Convertible Note would have had the right to receive had such Convertible Note been converted into Grey Wolf Common Stock immediately prior to the Effective Time. At or before the Effective Time, Grey Wolf and Holdings shall comply with all other provisions of the Grey Wolf Senior Notes Indentures relating to the Mergers and the assumption of the obligations under the Grey Wolf Senior Notes Indentures in connection with the Mergers.
     Section 2.10 Effect on Holdings Common Stock. At the Effective Time, Grey Wolf and Basic shall contribute to Holdings each share of Holdings Common Stock issued and outstanding immediately prior to the Effective Time and such shares shall be cancelled and no consideration shall be paid in respect thereof.
     Section 2.11 Exchange of Certificates.
               (a) Prior to the Effective Time, Holdings shall appoint a bank or trust company reasonably satisfactory to Basic and Grey Wolf to act as exchange agent (the “Exchange Agent”). Holdings shall deposit, or cause to be deposited with the Exchange Agent, for the benefit of the holders of shares of Grey Wolf Common Stock and Basic Common Stock for exchange in accordance with this Article 2, (i) certificates (or evidence of Holdings Book-Entry Shares) representing the aggregate number of shares of Holdings Common Stock to be issued as Basic Stock Consideration and Grey Wolf Stock Consideration pursuant to Sections 2.6(a) and 2.8(a) and delivered pursuant to this Section 2.11 in exchange for outstanding shares of Grey Wolf Common Stock and Basic Common Stock, respectively, (ii) cash in the aggregate amount of the Basic Cash Consideration and the Grey Wolf Cash Consideration pursuant to Sections 2.6(a) and 2.8(a), and (iii) when and as needed, Holdings shall provide the Exchange Agent cash sufficient to pay cash in lieu of fractional shares of Holdings Common Stock (such cash and certificates (or evidence of Holdings Book-Entry

Shares) for shares of Holdings Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).
               (b) Promptly after the Effective Time, Holdings shall cause the Exchange Agent to mail to each holder of shares of Basic Common Stock or Grey Wolf Common Stock: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and shall be in such form and have such other provisions as Holdings may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificates or transfer of the Uncertificated Shares in exchange for Holdings Common Stock, the Basic Cash Consideration or Grey Wolf Cash Consideration (as applicable), any unpaid dividends and distributions on shares of Holdings Common Stock in accordance with Section 2.11(c) and cash in lieu of fractional shares in accordance with Section 2.11(e). Upon surrender of a Certificate or transfer of the Uncertificated Shares for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Basic Common Stock or Grey Wolf Common Stock shall be entitled to receive in exchange therefor (A) shares of Holdings Common Stock, and (B) a check representing the amount of cash (including the Basic Cash Consideration or Grey Wolf Cash Consideration (as applicable) and cash in lieu of fractional shares, if any), and unpaid dividends and distributions (if any), which such holder has the right to receive pursuant to the provisions of this Article 2, after giving effect to any required withholding tax, and, if applicable, the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Basic Cash Consideration, Grey Wolf Cash Consideration, cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Basic Common Stock or Grey Wolf Common Stock. In the event of a transfer of ownership of Grey Wolf Common Stock that is not registered in the transfer records of Grey Wolf or a transfer of ownership of Basic Common Stock that is not registered in the transfer records of Basic, the proper number of shares of Holdings Common Stock, together with a check for the Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash to be paid in lieu of fractional shares and unpaid dividends and distributions (if any), may be issued to such a transferee if the Certificate or Uncertificated Share representing such Grey Wolf Common Stock or Basic Common Stock, as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. The shares of Holdings Common Stock constituting part of the Merger Consideration, at Holdings’ option, shall be Holdings Book-Entry Shares, unless a physical certificate is requested by a holder of Basic Common Stock or Grey Wolf Common Stock.
               (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to shares of Holdings Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or any Uncertificated Shares not transferred with respect to the shares of Holdings Common Stock issuable upon surrender of such Certificate or transfer of such Uncertificated Share as a result of the conversion provided in this Article 2 until such Certificate is surrendered or Uncertificated Share is transferred as provided herein. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name such shares of Holdings Common Stock have been registered, (i) promptly after the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to this Section 2.11 and the amount of all dividends or other distributions with a record date after the Effective Time and paid prior to the time of such surrender or transfer with respect to such shares of Holdings Common Stock, and (ii) at the appropriate payment date, the amount of all dividends or other distributions with a record date after the Effective Time and prior to the time of such surrender or transfer and with a payment date subsequent to the time of such surrender or transfer payable with respect to such shares of Holdings Common Stock.
               (d) After the Effective Time, (i) there shall be no transfers on the stock transfer books of Grey Wolf of the shares of Grey Wolf Common Stock which were outstanding immediately prior to the Effective Time and (ii) there shall be no transfers on the stock transfer books of the Basic of the shares of Basic Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to Holdings, the presented Certificates or Uncertificated Shares shall be cancelled and exchanged for shares of Holdings Common Stock, the Basic Cash Consideration or the Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and unpaid dividends or distributions, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 2.
               (e) No fractional shares of Holdings Common Stock shall be issued pursuant to this Agreement. All fractional shares of Holdings Common Stock that a holder of shares of Basic Common Stock or Grey Wolf Common Stock would otherwise be entitled to receive as a result of the Mergers shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest equal to such fraction of a share of Holdings Common Stock multiplied by the closing sale price of a share of Holdings Common Stock on the NYSE on the first trading day immediately following the Effective Time.
               (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any certificates for shares of Holdings Common Stock) that remains undistributed to the former stockholders of Grey Wolf or Basic one year after the Effective Time shall be delivered to Holdings. Any former stockholders of Grey Wolf or Basic who have not theretofore complied with this Section 2.11 shall thereafter look only to Holdings for their shares of Holdings Common Stock, their Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and for any unpaid dividends and distributions, if any, on the shares of Holdings Common Stock deliverable to such former stockholder pursuant to this Agreement.
               (g) None of Holdings, Basic, Grey Wolf, the Exchange Agent or any other Person shall be liable to any Person for any portion of the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
               (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdings, the posting by such Person of a bond in such reasonable amount as Holdings may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate shares of Holdings Common Stock, the Basic Cash Consideration or Grey Wolf Cash Consideration, as the case may be, and cash in lieu of fractional shares and unpaid dividends and distributions, if any, on shares of Holdings Common Stock, as provided in Section 2.11(c), deliverable in respect thereof pursuant to this Agreement.
               (i) If any portion of the Basic Merger Consideration or the Grey Wolf Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     Section 2.12 Adjustment of Exchange Ratios. If, between the date of this Agreement and the Effective Time (and in each case, as permitted by Section 5.2), the outstanding shares of Basic Common Stock or the outstanding shares of Grey Wolf Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Basic Merger Consideration or Grey Wolf Merger Consideration (and as a result, the Basic Adjustment Fraction and the Grey Wolf Adjustment Fraction) shall be appropriately adjusted to provide to the holders of Basic Common Stock or Grey Wolf Common Stock, as the case may be, the same economic effect as contemplated by this Agreement prior to such event.
     Section 2.13 Withholding. Each of Holdings and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person pursuant to this Article 2 such amounts as are required to be deducted or withheld under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding shares of Holdings Common Stock). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of whom such deduction and withholding was made.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GREY WOLF
AND HOLDINGS
     As an inducement for Basic and Holdings to enter into this Agreement, Grey Wolf and Holdings hereby jointly and severally make the following representations and warranties to Basic and Holdings; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Grey Wolf to Basic as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Grey Wolf Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Grey Wolf Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Grey Wolf Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Grey Wolf Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Grey Wolf Material Adverse Effect); and (b) information contained in the Grey Wolf Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).
     Section 3.1 Corporate Existence; Good Standing; Corporate Authority. Grey Wolf is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Texas. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Grey Wolf is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Grey Wolf’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. Grey Wolf and Holdings each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Grey Wolf has delivered to Basic true, accurate and complete copies of the Amended and Restated Articles of Incorporation (including any and all Certificates of Designations) and the Amended and Restated Bylaws of Grey Wolf, each as amended to date (the “Grey Wolf Charter Documents”), and each Grey Wolf Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Holdings has delivered to Basic true, accurate and complete copies of its Certificate of Incorporation and Bylaws, each as amended to date (the “Holdings Charter Documents”) and each Holdings Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Grey Wolf is not in violation of the Grey Wolf Charter Documents. Holdings is not in violation of the Holdings Charter Documents.
     Section 3.2 Authorization, Validity and Effect of Agreements.
               (a) Each of Grey Wolf and Holdings has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers, and all other transactions contemplated hereunder and thereunder, subject to the approval of the Grey Wolf Proposals by Grey Wolf’s stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Grey Wolf and Holdings, and no other corporate proceedings by Grey Wolf or Holdings are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate, in the case of Grey Wolf, the Grey Wolf Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Grey Wolf Proposals by Grey Wolf’s stockholders, the filing of the Articles of Merger pursuant to the TBCA, the filing of the Certificate of Mergers pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 3.6(b).
               (b) This Agreement and each of the Related Documents to which each of Grey Wolf and Holdings is a party have been or will be duly executed by each of Grey Wolf and Holdings and, assuming the due authorization, execution and delivery hereof and thereof by Basic to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Grey Wolf and Holdings, enforceable against each of Grey Wolf and Holdings in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Section 4.18, (i) Grey Wolf has taken all action necessary to render the restrictions set forth in Article 13.03 of the TBCA inapplicable to this Agreement and the transactions contemplated hereby and (ii) Holdings has taken all action necessary to render Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.
     Section 3.3 Capitalization.
               (a) The authorized capital stock of Grey Wolf consists of 500,000,000 shares of Grey Wolf Common Stock and 1,000,000 shares of Grey Wolf Preferred Stock, 200,000 shares of which have been designated as Convertible Redeemable Preferred Stock and 250,000 shares of which have been designated as Series B Junior Participating Preferred Stock (the “Junior Preferred Stock”). As of the close of business on April 18, 2008, there were 178,860,901 issued and outstanding shares of Grey Wolf Common Stock (including 2,893,874 shares of Grey Wolf Restricted Stock), 19,304,743 shares of Grey Wolf Common Stock held by Grey Wolf in its treasury, and no issued or outstanding shares of Grey Wolf Preferred Stock. The stockholders of Grey Wolf previously approved a 1996 Employee Stock Option Plan, as amended (the “Grey Wolf 1996 Plan”), and a 2003 Incentive Plan, as amended (the “Grey Wolf 2003 Plan”). As of April 18, 2008, 747,580 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf Options under the Grey Wolf 1996 Plan, 2,776,584 shares of Grey Wolf Common Stock were reserved for future issuance pursuant to outstanding Grey Wolf Options granted under the Grey Wolf 2003 Plan, 700,500 shares of Grey Wolf Common Stock were reserved for future issuances pursuant to outstanding Grey Wolf Options not granted under a plan and 178,861 shares of Junior Preferred Stock were reserved for future issuance pursuant to that certain Rights Agreement between Grey Wolf and American Stock Transfer and Trust dated September 21, 1998 (the “Grey Wolf Rights Agreement”). Pursuant to the Grey Wolf Rights Agreement, each outstanding share of Grey Wolf Common Stock is accompanied by one Junior Preferred Stock Purchase Right (the “Grey Wolf Rights”) entitling the holder thereof to purchase, subject to the terms and conditions thereof,

Equity Securities of Grey Wolf. As of April 18, 2008, there were no shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 1996 Plan and 5,252,263 shares of Grey Wolf Common Stock remaining available for the grant of awards under Grey Wolf 2003 Plan. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Grey Wolf. All shares of Grey Wolf Common Stock are, and all shares of Grey Wolf Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Grey Wolf Common Stock and not subject to any preemptive rights.
               (b) Grey Wolf has no outstanding bonds, debentures, promissory notes or other Indebtedness that are convertible into or exercisable for Equity Interests, except for Grey Wolf’s 3.75% Contingent Convertible Senior Notes due 2023 (the “Grey Wolf 3.75% Notes”) and Grey Wolf’s Floating Rate Contingent Convertible Senior Notes due 2024 (the “Grey Wolf Floating Rate Notes,” and together with the Grey Wolf 3.75% Notes, the “Grey Wolf Convertible Notes”). Grey Wolf has no outstanding bonds, debentures, promissory notes or other indebtedness, the holders of which have the right to vote with the stockholders of Grey Wolf on any matter (collectively, the “Grey Wolf Voting Debt”). As of the date of this Agreement, except as set forth in this Section 3.3, Grey Wolf and the Grey Wolf Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Grey Wolf Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Grey Wolf or any Grey Wolf Subsidiary, except (with respect to foreign Grey Wolf Subsidiaries only) Equity Interests that would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole. Section 3.3(b) of the Grey Wolf Disclosure Letter sets forth a true, correct and complete list of all outstanding Grey Wolf Options and Grey Wolf Restricted Stock as of April 15, 2008, including grantee name, exercise price (if any) and vesting schedule and other vesting conditions to the extent not fully vested. Except under the respective terms of Grey Wolf Convertible Notes and the Grey Wolf Rights, there are no outstanding or authorized (i) contractual or other obligations of Grey Wolf or any of the Grey Wolf Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Grey Wolf or any of the Grey Wolf Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Grey Wolf or any of the Grey Wolf Subsidiaries is a party with respect to the voting of the capital stock of Grey Wolf or any of the Grey Wolf Subsidiaries, except (with respect to foreign Grey Wolf Subsidiaries only) repurchases, redemptions or acquisitions that would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole.
               (c) Grey Wolf has received from each of the directors and executive officers of Grey Wolf set forth on Schedule B an executed lock-up agreement substantially in the form attached hereto as Exhibit A (the “Grey Wolf Lock-Up Agreements”). Grey Wolf has delivered to Basic true, correct and complete executed copies of the Grey Wolf Lock-Up Agreements.

     Section 3.4 Subsidiaries.
               (a) Each Grey Wolf Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Grey Wolf Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except (with respect to foreign Grey Wolf Subsidiaries only) as would have an immaterial effect on Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole. Each Grey Wolf Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Grey Wolf Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Grey Wolf, (except for Equity Interests representing an immaterial ownership required under the Applicable Laws of any foreign jurisdiction to be owned by others), free and clear of all Liens, except for Permitted Liens and Liens granted under the Grey Wolf Credit Agreements.
               (b) Section 3.4(b) of the Grey Wolf Disclosure Letter sets forth all Grey Wolf Subsidiaries (other than Holdings) and the percentage Equity Interest of such Grey Wolf Subsidiary held, directly or indirectly, by Grey Wolf. Grey Wolf’s U.S. Subsidiaries are not in violation of their respective Grey Wolf Subsidiary Charter Documents, and Grey Wolf’s non-U.S. Subsidiaries are not in material violation of their respective Grey Wolf Subsidiary Charter Documents.
               (c) Fifty (50) shares of Holdings Common Stock, representing fifty percent (50%) of the issued and outstanding capital stock of Holdings is owned directly by Grey Wolf. Holdings has been formed solely for the purpose of engaging in the transactions contemplated hereby (including transactions in connection with the Holdings Credit Facilities) and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement (including transactions in connection with the Holdings Credit Facilities). Immediately prior to the Effective Time, no shares of Holdings Equity Interests will be issued and outstanding other than 50 shares of Holdings Common Stock that will be held by Grey Wolf and the 50 shares of Holdings Common Stock that will be held by Basic, all of which shares shall be cancelled in accordance with Section 2.10 hereof at the Effective Time. The shares of Holdings Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.
               (d) Holdings owns no Equity Interests in any other Person.
     Section 3.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, (y) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:
               (a) Neither Grey Wolf nor any Grey Wolf Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of Grey Wolf, threatened with respect to any such matters;
               (b) Grey Wolf and each Grey Wolf Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Grey Wolf Permits”). All Grey Wolf Permits are in full force and effect and there exists no default thereunder or breach thereof, and Grey Wolf has no notice or knowledge that such Grey Wolf Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Grey Wolf, threatened to give, notice of any action to terminate, cancel or reform any Grey Wolf Permits; and
               (c) Grey Wolf and each Grey Wolf Subsidiary possess all Grey Wolf Permits required for the present ownership or lease, as the case may be, and operation of all Grey Wolf Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Grey Wolf, threatened to take, any action to terminate, cancel or reform any such Grey Wolf Permit pertaining to Grey Wolf Real Property.
     Section 3.6 No Conflict; Consents.
               (a) The execution and delivery by each of Grey Wolf and Holdings of this Agreement and the Related Documents, the performance of the obligations of Grey Wolf and Holdings hereunder and thereunder and the consummation by Grey Wolf and Holdings of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Grey Wolf Charter Documents or the Holdings Charter Documents, (ii) conflict with or result in a breach of any provisions of the Grey Wolf Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Grey Wolf’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Grey Wolf Material Contract or other Contract, (iv) except in connection with the Holdings Credit Facilities, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Grey Wolf or the Grey Wolf Subsidiaries under any Grey Wolf Material Contract or by which Grey Wolf or the Grey Wolf Subsidiaries or any of their properties is bound or affected, (v) result in any Grey Wolf Material Contract being declared void, voidable, or without further binding effect, (vi) otherwise result in a detriment to Grey Wolf or any of the Grey Wolf Subsidiaries under any of the terms, conditions or provisions of any Grey Wolf Material Contract or other Contract by which Grey Wolf or any of the Grey Wolf Subsidiaries is bound or to which any of their properties is subject or (vii) (assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained and that the Grey Wolf Proposals are approved by the requisite Grey Wolf Stockholders) contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Grey Wolf or any of the Grey Wolf Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
               (b) Neither the execution and delivery by Grey Wolf or Holdings of this Agreement or any Related Document nor the consummation by Grey Wolf or Holdings of the Mergers and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware, and appropriate documents required to be filed as a result of the Mergers with the relevant Governmental Authorities in the states and foreign jurisdictions in which Grey Wolf, Holdings or any other Grey Wolf Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the filing of forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act (“Notification and Report Forms”), (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the AMEX or NYSE and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Grey Wolf Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     Section 3.7 SEC Documents.
               (a) Grey Wolf has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Basic each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Grey Wolf Reports”). As used in this Section 3.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Grey Wolf Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Grey Wolf Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Grey Wolf and the Grey Wolf Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Grey Wolf Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Grey Wolf and the Grey Wolf Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Grey Wolf Financial Statements”). The Grey Wolf Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Grey Wolf Financial Statements or as permitted by Form 10-Q or Form 8-K.
               (b) Grey Wolf has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Grey Wolf has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Grey Wolf’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Grey Wolf in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Grey Wolf as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Grey Wolf has completed its assessment of the effectiveness of Grey Wolf’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Grey Wolf, it has disclosed, based on its most recent evaluations, to Grey Wolf’s outside auditors and the audit committee of the Grey Wolf Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Grey Wolf’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Grey Wolf’s internal controls over financial reporting.
               (c) Since January 1, 2007, to the knowledge of Grey Wolf, neither Grey Wolf nor any of the Grey Wolf Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Grey Wolf or any of the Grey Wolf Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Grey Wolf or any of the Grey Wolf Subsidiaries, including any material complaint, allegation, assertion or Claim that Grey Wolf or any of the Grey Wolf Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Grey Wolf’s internal controls over financial reporting.

     Section 3.8 Litigation. Except (a) matters relating to Tax matters, which are treated exclusively under Section 3.10, (b) matters relating to Grey Wolf Benefit Plans, which are treated exclusively under Section 3.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 3.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Grey Wolf or any of the Grey Wolf Subsidiaries or, to Grey Wolf’s knowledge, threatened against Grey Wolf or any of the Grey Wolf Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Grey Wolf’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
     Section 3.9 Absence of Certain Changes. From December 31, 2007 to the date of this Agreement, except as described in the Grey Wolf Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (b) any material change by Grey Wolf or any of the Grey Wolf Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Grey Wolf or any redemption, purchase or other acquisition of any of its Equity Interests except for repurchases of Grey Wolf Common Stock pursuant to Grey Wolf’s previously announced stock repurchase program and shares of Grey Wolf Common Stock that were withheld to satisfy federal withholding requirements upon vesting of Grey Wolf Restricted Stock, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.
     Section 3.10 Taxes.
               (a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
                   (i) The Grey Wolf Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Grey Wolf Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Grey Wolf Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Grey Wolf Companies have timely paid (or Grey Wolf has paid on each Grey Wolf Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Grey Wolf Financial Statements contained in the Grey Wolf Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Grey Wolf Companies for all Taxable periods and portions thereof through the date of such Grey Wolf Financial Statements.

                   (ii) No Tax Return of the Grey Wolf Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Grey Wolf, unwritten notice of such an audit or examination has been received by the Grey Wolf Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Grey Wolf Companies.
                   (iii) Since December 31, 2007, the Grey Wolf Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.
                   (iv) The Grey Wolf Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Grey Wolf Companies and the affiliated group of which Grey Wolf is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law.
                   (v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Grey Wolf Companies.
                   (vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Grey Wolf Companies.
                   (vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Grey Wolf Companies, none of the Grey Wolf Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).
                   (viii) The Grey Wolf Companies have complied with all Applicable Law relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.
                   (ix) None of the Grey Wolf Companies is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
                   (x) None of the Grey Wolf Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.
                       (xi) None of the Grey Wolf Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
                   (b) Since December 31, 2005, none of the Grey Wolf Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
                   (c) None of the Grey Wolf Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     Section 3.11 Employee Benefit Plans.
                   (a) Section 3.11(a) of the Grey Wolf Disclosure Letter contains a list of all Grey Wolf Benefit Plans. Grey Wolf has provided or made available to Basic true and complete copies of the Grey Wolf Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent Internal Revenue Service (the “IRS”) determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Grey Wolf Benefit Plan.
                   (b) To the extent applicable, the Grey Wolf Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction, and any Grey Wolf Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which would reasonably be expected to result in the disqualification of any of such Grey Wolf Benefit Plans; the Grey Wolf Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Grey Wolf’s knowledge, there are no breaches of fiduciary duty in connection with the Grey Wolf Benefit Plans for which Grey Wolf could be liable; there are no pending or, to Grey Wolf’s knowledge, threatened Claims against or otherwise involving any Grey Wolf Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Grey Wolf Benefit Plan activities) has been brought against or with respect to any such Grey Wolf Benefit Plan for which Grey Wolf could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect; all material contributions required to be made as of the date hereof to Grey Wolf Benefit Plans have been made or have been properly accrued and are reflected in the Grey Wolf Financial Statements as of the date thereof.
               (c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.
               (d) No Grey Wolf Benefit Plan maintained by the Grey Wolf Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Grey Wolf or any Grey Wolf Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.
               (e) All accrued material obligations of Grey Wolf and the Grey Wolf Subsidiaries, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Grey Wolf Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Grey Wolf Financial Statements as of the date thereof.
               (f) Section 3.11(f) of the Grey Wolf Disclosure Letter sets forth an accurate and complete list of each Grey Wolf Benefit Plan (and the particular circumstances described in this Section 3.11(f) relating to such Grey Wolf Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Grey Wolf or any of the Grey Wolf Subsidiaries.
               (g) Section 3.11(g) of the Grey Wolf Disclosure Letter contains a description that is accurate and correct in all material respects of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.
               (h) Each Grey Wolf Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.

               (i) No Grey Wolf Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.
               (j) No Grey Wolf Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Grey Wolf Financial Statements as of the date thereof.
               (k) No Grey Wolf Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.
               (l) With respect to all Grey Wolf Benefit Plans subject to the Applicable Laws of any jurisdiction outside the U.S. (“International Plans”), (i) to Grey Wolf’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Law, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which would be material to Grey Wolf and the Grey Wolf Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Grey Wolf or any of the Grey Wolf Subsidiaries by reason of such International Plans, other than to the extent reflected on Grey Wolf’s balance sheet as contained in Grey Wolf’s Form 10-K for the year ended December 31, 2007.
     Section 3.12 Labor Matters.
               (a) As of the date of this Agreement, (i) neither Grey Wolf nor any of the Grey Wolf Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Grey Wolf’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
               (b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (i) neither Grey Wolf nor any Grey Wolf Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Grey Wolf or any Grey Wolf Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Grey Wolf or any Grey Wolf Subsidiary pending or, to the knowledge of Grey Wolf threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against Grey Wolf or any of the Grey Wolf Subsidiaries or, to the knowledge of Grey Wolf, pending or threatened against Grey Wolf or any of the Grey Wolf Subsidiaries.

     Section 3.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
               (a) Grey Wolf and each Grey Wolf Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.
               (b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of Grey Wolf, threatened against Grey Wolf or the Grey Wolf Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of Grey Wolf, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Grey Wolf or the Grey Wolf Subsidiaries, former) businesses, assets or properties of Grey Wolf or any Grey Wolf Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
               (c) Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.
     Section 3.14 Intellectual Property. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, (a) the products, services and operations of Grey Wolf and the Grey Wolf Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Grey Wolf and the Grey Wolf Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Grey Wolf and the Grey Wolf Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Grey Wolf, there is no infringement of any Intellectual Property owned by or licensed by or to Grey Wolf or any of the Grey Wolf Subsidiaries. To Grey Wolf’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Grey Wolf or any Grey Wolf Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Grey Wolf or any Grey Wolf Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

     Section 3.15 Insurance. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect:
               (a) Grey Wolf and the Grey Wolf Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2007, except for certain changes in such coverages since December 31, 2007 as set forth in Section 3.15(a) of the Grey Wolf Disclosure Letter. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Grey Wolf Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.
               (b) To the knowledge of Grey Wolf, no event relating specifically to Grey Wolf or the Grey Wolf Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries have received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Grey Wolf’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Grey Wolf or any Grey Wolf Subsidiary.
     Section 3.16 No Brokers. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Basic or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Grey Wolf has retained UBS Securities LLC and Simmons & Company International as its financial advisors, the fee and expense reimbursement arrangements with which have been disclosed in writing to Basic prior to the date hereof.
     Section 3.17 Opinion of Financial Advisors. The Grey Wolf Board has received the opinion of UBS Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration relative to the Grey Wolf Merger Consideration is fair, from a financial point of view, to Grey Wolf. The Grey Wolf Board has also received the opinion of Simmons & Company International to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration relative to the Grey Wolf Merger Consideration is fair, from a financial point of view, to Grey Wolf. Grey Wolf will promptly deliver a copy of such written opinions to Basic solely for informational purposes after receipt thereof by Grey Wolf.

     Section 3.18 Basic Share Ownership. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries owns any shares of the capital stock of Basic or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Basic.
     Section 3.19 Vote Required; Board of Director Approval. Under Texas law and the rules of the AMEX, the only vote of the holders of any class or series of Grey Wolf Equity Interests necessary to approve the Grey Wolf Proposals are (a) the affirmative vote in favor of the Grey Wolf Merger Proposal by the holders of a majority of the issued and outstanding shares of Grey Wolf Common Stock (the “Required Grey Wolf Vote”) and (b) the affirmative vote in favor of the Grey Wolf Plan Proposal by the holders of a majority of the Grey Wolf Common Stock present and voting at the Grey Wolf Meeting. As of or prior to the date of this Agreement, the Grey Wolf Board has, by resolutions duly adopted at a meeting of all directors on the Grey Wolf Board, which meeting was duly called and held, (a) determined that the Mergers are advisable and in the best interests of Grey Wolf and Grey Wolf’s stockholders, (b) approved the Mergers and this Agreement, (c) recommended that the stockholders of Grey Wolf approve this Agreement and directed that the Grey Wolf Merger Proposal be submitted to the stockholders of Grey Wolf at the Grey Wolf Meeting, and (d) determined that the Grey Wolf Plan Proposal is in the best interests of Grey Wolf and Grey Wolf’s stockholders and directed that the Grey Wolf Plan Proposal be submitted to Grey Wolf’s stockholders at the Grey Wolf Meeting.
     Section 3.20 Ownership and Condition of Assets.
               (a) As of the date hereof, Grey Wolf or a Grey Wolf Subsidiary has good and valid title to the assets of the Grey Wolf Companies including the drilling rigs listed in Section 3.20(a) of the Grey Wolf Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Grey Wolf Credit Agreement or Liens that have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
               (b) The assets of the Grey Wolf Companies are in good operating condition except for: (i) normal maintenance and repair requirements and normal wear and tear, (ii) warm-stacked rigs or cold-stacked rigs identified as such as of the date of this Agreement in Section 3.20(b) of the Grey Wolf Disclosure Letter, and (iii) as would not, when taken together with the matters described in the immediately preceding clauses (i) and (ii), have a Grey Wolf Material Adverse Effect.
     Section 3.21 Undisclosed Liabilities. Neither Grey Wolf nor any of the Grey Wolf Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Grey Wolf Financial Statements included in the Grey Wolf Reports or described in the Grey Wolf Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.

     Section 3.22 Material Contracts.
               (a) Section 3.22(a) of the Grey Wolf Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Grey Wolf Reports filed prior to the date of this Agreement) to which Grey Wolf or any Grey Wolf Subsidiary is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Grey Wolf, Basic or any of their Affiliates; (ii) any hedging agreements by which any of the assets of Grey Wolf or any Grey Wolf Subsidiary are bound, in an aggregate amount in excess of $1 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Grey Wolf or any Grey Wolf Subsidiary; (iv) any voting agreement relating to any Equity Interest of Grey Wolf or any Grey Wolf Subsidiary; (v) any Contract outside the ordinary course to which Grey Wolf or any Grey Wolf Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Grey Wolf or any Grey Wolf Subsidiary and any current or former Affiliate of Grey Wolf; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 3.22(a) of the Grey Wolf Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Grey Wolf Material Contracts”).
               (b) As of the date of this Agreement, each of the Grey Wolf Material Contracts is, to the knowledge of Grey Wolf, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, neither Grey Wolf nor any of the Grey Wolf Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Grey Wolf and the Grey Wolf Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Grey Wolf Material Contract, or has received written notice of the desire of the other party or parties to any such Grey Wolf Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
     Section 3.23 State Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 4.18, Grey Wolf has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Basic with its obligations hereunder and the accuracy of the representations and warranties made by Basic herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the Grey Wolf Charter Documents or the Holdings Charter Documents, would apply to this Agreement, any Related Documents or the Mergers.

     Section 3.24 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect: (a) no funds, assets or properties of Grey Wolf or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Grey Wolf or its Affiliates has been made without being properly accounted for in the financial books and records of Grey Wolf or its Affiliates; (c) all payments by or on behalf of Grey Wolf or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Grey Wolf and its Affiliates; (d) Grey Wolf has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Grey Wolf nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Grey Wolf or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Grey Wolf’s or its Affiliates’ businesses; (f) none of Grey Wolf, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Grey Wolf has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 3.25 Amendment to Grey Wolf Rights Agreement. Grey Wolf has amended or taken other action under the Grey Wolf Rights Agreement so that none of the execution and delivery of this Agreement or any Related Document or the consummation of the Mergers or any other transaction contemplated hereby or by a Related Document will cause the Grey Wolf Rights to become exercisable under the Grey Wolf Rights Agreement and will terminate the Grey Wolf Rights Agreement at the Closing. Grey Wolf has delivered to Basic a true, accurate and complete copy of the Grey Wolf Rights Agreement, as amended to date.
     Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Grey Wolf nor any other Person makes any other express or implied representation or warranty on behalf of Grey Wolf or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BASIC AND HOLDINGS
     As an inducement for Grey Wolf and Holdings to enter into this Agreement, Basic and Holdings hereby jointly and severally make the following representations and warranties to Grey Wolf and Holdings; provided, however, that such representations and warranties shall be subject to and qualified by: (a) the disclosure letter delivered by Basic to Grey Wolf as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Basic Disclosure Letter”) (it being understood that

(i) the disclosure of any fact or item in any section of the Basic Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Basic Disclosure Letter shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Basic Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Basic Material Adverse Effect) and (b) information contained in the Basic Reports (excluding any exhibits thereto and excluding disclosures under “Risk Factors” and other forward-looking or predictive statements) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that would reasonably be deemed a qualification or exception to the following representations and warranties).
     Section 4.1 Corporate Existence; Good Standing; Corporate Authority. Basic is a corporation duly incorporated, validly existing and in good standing under the Applicable Laws of the State of Delaware. Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Basic is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of Basic’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect. Basic and Holdings each have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their businesses as they are currently being conducted. Basic has delivered to Grey Wolf true, accurate and complete copies of the Amended and Restated Certificate of Incorporation (including any and all Certificates of Designations) and the Amended and Restated Bylaws of Basic, each as amended to date (the “Basic Charter Documents”) and each Basic Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Holdings has delivered to Grey Wolf true, accurate and complete copies of the Holdings Charter Documents and each Holdings Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Basic is not in violation of the Basic Charter Documents. Holdings is not in violation of the Holdings Charter Documents.
     Section 4.2 Authorization, Validity and Effect of Agreements.
               (a) Each of Basic and Holdings has the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and all other transactions contemplated hereunder and thereunder subject to the approval of the Basic Proposal by Basic’s Stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Basic and Holdings, and no other corporate proceedings by Basic or Holdings are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate, in the case of Basic, the Basic Merger and, in the case of Holdings, the Mergers, and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Basic Proposals by Basic’s stockholders, the filing of the Articles of Merger pursuant to the TBCA, the filing of the Certificate of Mergers pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 4.6(b).
          (b) This Agreement and each of the Related Documents to which each Basic and Holdings is a party have been or will be duly executed by each of Basic and Holdings and, assuming the due authorization, execution and delivery hereof and thereof by Grey Wolf to the extent a party hereof and thereof, constitute the valid and legally binding obligations of Basic and Holdings enforceable against each of Basic and Holdings, in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law). Assuming the accuracy of the representations and warranties set forth in Section 3.18, Basic and Holdings have taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.
     Section 4.3 Capitalization.
          (a) The authorized capital stock of Basic consists of 80,000,000 shares of Basic Common Stock and 5,000,000 shares of Basic Preferred Stock. As of the close of business on April 17, 2008, there were 40,890,872 issued and outstanding shares of Basic Common Stock, no shares of Basic Common Stock held by Basic in its treasury and 34,658 issued and outstanding shares of Basic Preferred Stock. As of April 17, 2008, 3,446,075 shares of Basic Common Stock were reserved for future issuance pursuant to outstanding Basic stock options under the Basic Stock Plans. As of April 17, 2008, there were 1,774,550 shares of Basic Common Stock remaining available for the grant of awards under the Basic Stock Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Basic. All shares of Basic Common Stock are, and all shares of Basic Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Basic Common Stock and not subject to any preemptive rights.
          (b) Basic has no outstanding bonds, debentures, promissory notes or other Indebtedness the holders of which have (i) the right to vote with the stockholders of Basic on any matter or (ii) convertible or exercisable for Equity Interests having the right to vote (collectively, the “Basic Voting Debt”). As of the date of this Agreement, except as set forth in this Section 4.3, Basic and the Basic Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest (including, without limitation, any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind pursuant to which a Person is entitled to acquire an Equity Interest) or Basic Voting Debt of any nature or any additional shares of capital stock or any other Equity Interest in Basic or any Basic Subsidiary. Section 4.3(b) of the Basic Disclosure Letter sets forth a true, correct and complete list of all outstanding Basic Options and Basic Restricted Stock as of April 17, 2008, including grantee name, exercise price (if any) and vesting schedule and other vesting conditions to the extent not fully vested. There are no outstanding or authorized (i) contractual or other obligations of Basic or any of the Basic Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of Basic or any of the Basic Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which Basic or any of the Basic Subsidiaries is a party with respect to the voting of the capital stock of Basic or any of the Basic Subsidiaries, except repurchases, redemptions or acquisitions that would have an immaterial effect on Basic and the Basic Subsidiaries, taken as a whole.
          (c) Basic has received from each of the directors, executive officers and stockholder of Basic set forth on Schedule A-2 an executed lock-up agreement substantially in the form attached hereto as Exhibit A (the “Basic Lock-Up Agreements”). Basic has delivered to Grey Wolf true, correct and complete copies of the Basic Lock-Up Agreements.
     Section 4.4 Subsidiaries.
          (a) Each Basic Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Applicable Laws of its jurisdiction of incorporation, organization or formation. Each Basic Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted. Each Basic Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Basic Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Basic, free and clear of all Liens except for Permitted Liens and Liens granted under the Basic Credit Agreements.
          (b) Section 4.4(b) of the Basic Disclosure Letter sets forth all of the Basic Subsidiaries (other than Holdings) and the percentage Equity Interest of such Basic Subsidiary held, directly or indirectly, by Basic. The Basic Subsidiaries are not in violation of their respective Basic Subsidiary Charter Documents
          (c) Fifty (50) shares of Holdings Common Stock representing fifty percent (50%) of the issued and outstanding capital stock of Holdings is owned directly by Basic. Holdings has been formed solely for the purpose of engaging in the transactions contemplated hereby (including transactions in connection with the Holdings Credit Facilities) and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement (including transactions in connection with the Holdings Credit Facilities). Immediately prior to the Effective Time, no shares of Holdings

Equity Interests will be issued and outstanding other than 50 shares of Holdings Common Stock that will be held by Grey Wolf and the 50 shares of Holdings Common Stock that will be held by Basic, all of which shares shall be cancelled in accordance with Section 2.10 hereof at the Effective Time. The shares of Holdings Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid, nonassessable and free of preemptive rights.
          (d) Holdings owns no Equity Interests in any other Person.
     Section 4.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10, (y) matters relating to Basic Benefit Plans, which are treated exclusively under Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:
          (a) Neither Basic nor any Basic Subsidiary is in violation of any Applicable Law relating to the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of Basic, threatened with respect to any such matters;
          (b) Basic and each Basic Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Basic Permits”). All Basic Permits are in full force and effect and there exists no default thereunder or breach thereof, and Basic has no notice or knowledge that such Basic Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Basic, threatened to give, notice of any action to terminate, cancel or reform any Basic Permits; and
          (c) Basic and each Basic Subsidiary possess all Basic Permits required for the present ownership or lease, as the case may be, and operation of all Basic Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Basic, threatened to take, any action to terminate, cancel or reform any such Basic Permit pertaining to Basic Real Property.
     Section 4.6 No Conflict; Consents.
          (a) The execution and delivery by each of Basic and Holdings of this Agreement and the Related Documents, the performance of the obligations of Basic and Holdings hereunder and thereunder and the consummation by Basic and Holdings of the Mergers and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach of any provisions of the Basic Charter Documents or the Holdings Charter Documents, (ii) conflict with or result in a breach of any provisions of the Basic Subsidiary Charter Documents, (iii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Basic’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Basic Material Contract or other Contract, (iv) except in connection with the Holdings Credit Facilities, result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Basic or the Basic Subsidiaries under any Basic Material Contract or by which Basic or the Basic Subsidiaries or any of their properties is bound or affected, (v) result in any Basic Material Contract being declared void, voidable, or without further binding effect, (vi) otherwise result in a detriment to Basic or any of the Basic Subsidiaries under any of the terms, conditions or provisions of any Basic Material Contract or other Contract by which Basic or any of the Basic Subsidiaries is bound or to which any of their properties is subject or (vii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Basic Proposals are approved by the requisite Basic Stockholders), contravene, conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Basic or any of the Basic Subsidiaries, other than, in the cases of clauses (ii) through (vii), any such violations, conflicts, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.
          (b) Neither the execution and delivery by Basic or Holdings of this Agreement or any Related Document nor the consummation by Basic or Holdings of the Mergers and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Articles of Merger with the Secretary of State of the State of Texas, the filing of the Certificate of Mergers with the Secretary of State of the State of Delaware and appropriate documents required to be filed as a result of the Mergers with the relevant Governmental Authorities in the states and foreign jurisdictions in which Basic, Holdings or any other Basic Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the HSR Act, including the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or “Blue Sky” laws, applicable non-U.S. laws or the rules of the NYSE, and (v) any other applicable filings or notifications under the antitrust, competition or similar Applicable Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Basic Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.
     Section 4.7 SEC Documents.
          (a) Basic has filed with the SEC all documents required to be so filed by it since January 1, 2007 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Grey Wolf each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Basic Reports”). As used in this Section 4.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Basic Report complied in all material respects with the applicable requirements of the Exchange Act, SOX and the rules and regulations thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Basic Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Basic and the Basic Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Basic Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Basic and the Basic Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Basic Financial Statements”). The Basic Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Basic Financial Statements or as permitted by Form 10-Q or Form 8-K.
          (b) Basic has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Basic has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Basic’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Basic in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Basic as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Basic has completed its assessment of the effectiveness of Basic’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2007, and such assessment concluded that such controls were effective. To the knowledge of Basic, it has disclosed, based on its most recent evaluations, to Basic’s outside auditors and the audit committee of the Basic Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting and any material weaknesses, which have more than a remote chance to materially adversely affect Basic’s ability to record, process, summarize and report financial data (as defined in Rule 13a-15(f) of the Exchange Act) and (ii) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Basic’s internal controls over financial reporting.
          (c) Since January 1, 2007, to the knowledge of Basic, neither Basic nor any of the Basic Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Basic or any of the Basic Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Basic or any of the

Basic Subsidiaries, including any material complaint, allegation, assertion or Claim that Basic or any of the Basic Subsidiaries has a “material weakness” (as such terms are defined in the Public Accounting Oversight Board’s Auditing Standard No. 2, as in effect on the date hereof), in Basic’s internal controls over financial reporting.
     Section 4.8 Litigation. Except (a) matters relating to Tax matters, which are treated exclusively under Section 4.10, (b) matters relating to Basic Benefit Plans, which are treated exclusively under Section 4.11 and (c) matters arising under Environmental, Health and Safety Laws, which are treated exclusively under Section 4.13, there is no litigation, arbitration, mediation, action, suit, Claim, proceeding or investigation, whether legal or administrative, pending against Basic or any of the Basic Subsidiaries or, to Basic’s knowledge, threatened against Basic or any of the Basic Subsidiaries or any of their respective assets, properties or operations, at Applicable Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Basic’s consolidated balance sheet at December 31, 2007, has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.
     Section 4.9 Absence of Certain Changes. From December 31, 2007 to the date of this Agreement, except as described in the Basic Reports, there has not been (a) any event or occurrence that has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect, (b) any material change by Basic or any of the Basic Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Basic or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practices, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.
     Section 4.10 Taxes.
          (a) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:
               (i) The Basic Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Basic Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Basic Companies) in the manner prescribed by Applicable Law. All such Tax Returns are complete and correct. The Basic Companies have timely paid (or Basic has paid on each Basic Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Basic Financial Statements contained in the Basic Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Basic Companies for all Taxable periods and portions thereof through the date of such Basic Financial Statements.

               (ii) No Tax Return of the Basic Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Basic, unwritten notice of such an audit or examination has been received by the Basic Companies. There is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Basic Companies.
               (iii) Since December 31, 2007, the Basic Companies have not made or rescinded any election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by Applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.
               (iv) The Basic Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Basic Companies and the affiliated group of which Basic is the common parent, within the meaning of Section 1504(a)(1) of the Code or any similar provision of any other Tax Law.
               (v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Basic Companies.
               (vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Basic Companies.
               (vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Basic Companies, none of the Basic Companies is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).
               (viii) The Basic Companies have complied with all Applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.
               (ix) None of the Basic Companies is or has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (x) None of the Basic Companies shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other Tax Law.
               (xi) None of the Basic Companies has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
          (b) Since December 31, 2005, none of the Basic Companies has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.
          (c) None of the Basic Companies knows of any fact, agreement, plan, or other circumstance, or has taken or failed to take any action, that would reasonably be expected to prevent the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
     Section 4.11 Employee Benefit Plans.
          (a) Section 4.11(a) of the Basic Disclosure Letter contains a list of all Basic Benefit Plans. Basic has provided or made available to Grey Wolf true and complete copies of the Basic Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years (except as set forth on Section 4.11(a) of the Basic Disclosure Letter), the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Basic Benefit Plan.
          (b) To the extent applicable, the Basic Benefit Plans comply in all material respects with the requirements of ERISA and the Code or with the Applicable Laws and regulations of any applicable jurisdiction, and except as set forth in Section 4.11(b) of the Basic Disclosure Letter, any Basic Benefit Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which would reasonably be expected to result in the disqualification of any of such Basic Benefit Plans; the Basic Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Basic’s knowledge, there are no breaches of fiduciary duty in connection with the Basic Benefit Plans for which Basic could be liable; there are no pending or, to Basic’s knowledge, threatened Claims against or otherwise involving any Basic Benefit Plan that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Basic Benefit Plan activities) has been brought against or with respect to any such Basic Benefit Plan for which Basic could be liable that, individually or in the aggregate, have had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect; all material contributions required to be made as of the date hereof to Basic Benefit Plans have been made or have been properly accrued and are reflected in the Basic Financial Statements as of the date thereof.

          (c) Neither Basic nor any of the Basic Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to or has any material liability, contingent or otherwise, with respect to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Code or (iv) any plan funded by a “voluntary employees’ benefits association” within the meaning of Section 501(c)(9) of the Code.
          (d) No Basic Benefit Plan maintained by the Basic Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Basic or any Basic Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by Applicable Law.
          (e) All accrued material obligations of Basic and the Basic Subsidiaries, whether arising by operation of Applicable Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Basic Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Basic Financial Statements as of the date thereof.
          (f) Section 4.11(f) of the Basic Disclosure Letter sets forth an accurate and complete list of each Basic Benefit Plan (and the particular circumstances described in this Section 4.11(f) relating to such Basic Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Basic or any of the Basic Subsidiaries.
          (g) Section 4.11(g) of the Basic Disclosure Letter contains a description that is accurate and correct in all material respects, of all amounts estimated to be paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (solely as a result thereof) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Code.
          (h) Each Basic Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.
          (i) No Basic Benefit Plan is a multiple employer plan within the meaning of Section 413(c) of the Code.

          (j) No Basic Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Basic Financial Statements as of the date thereof.
          (k) No Basic Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.
          (l) With respect to all Basic International Plans, (i) to Basic’s knowledge, the International Plans have been maintained in all material respects in accordance with all Applicable Law, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which would be material to Basic and the Basic Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Basic or any of the Basic Subsidiaries by reason of such International Plans, other than to the extent reflected on Basic’s balance sheet as contained in Basic’s Form 10-K for the year ended December 31, 2007.
     Section 4.12 Labor Matters.
          (a) As of the date of this Agreement, (i) neither Basic nor any of the Basic Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Basic’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
          (b) Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, (i) neither Basic nor any Basic Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Applicable Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Basic or any Basic Subsidiary or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Basic or any Basic Subsidiary pending or, to the knowledge of Basic, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Basic or any of the Basic Subsidiaries or, to the knowledge of Basic, pending or threatened against Basic or any of the Basic Subsidiaries.
     Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:
          (a) Basic and each Basic Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of

Basic, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of their respective businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.
          (b) No proceedings or investigations of any Governmental Authority are pending or, to the knowledge of Basic, threatened against Basic or the Basic Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of Basic, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Basic or the Basic Subsidiaries, former) businesses, assets or properties of Basic or any Basic Subsidiary, including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
          (c) Neither Basic nor any of the Basic Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.
     Section 4.14 Intellectual Property. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, (a) the products, services and operations of Basic and the Basic Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Basic and the Basic Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Basic and the Basic Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Basic, there is no infringement of any Intellectual Property owned by or licensed by or to Basic or any of the Basic Subsidiaries. To Basic’s knowledge, there is no unauthorized use, disclosure, infringement or misappropriation of any Intellectual Property of Basic or any Basic Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Basic or any Basic Subsidiary, that, individually or in the aggregate, has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.
     Section 4.15 Insurance. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect:
          (a) Basic and the Basic Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in its Annual Report on Form 10-K for the year ended December 31, 2007, except for certain changes in such coverages since December 31, 2007 as set forth in Section 4.15(a) of the Basic Disclosure Letter. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Basic Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.
          (b) To the knowledge of Basic, no event relating specifically to Basic or the Basic Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Basic nor any of the Basic Subsidiaries have received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been cancelled by the insurer within one year prior to the date hereof, and to Basic’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Basic or any Basic Subsidiary.
     Section 4.16 No Brokers. Neither Basic nor any of the Basic Subsidiaries has entered into any Contract with any Person that may result in the obligation of Grey Wolf, Basic or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Basic has retained Goldman, Sachs & Co. and Tudor, Pickering, Holt & Co. Securities, Inc. its financial advisors, the fee and expense reimbursement arrangements with which have been disclosed in writing to Grey Wolf prior to the date hereof.
     Section 4.17 Opinion of Financial Advisors. The Basic Board has received the opinion of each of Goldman, Sachs & Co. and Tudor, Pickering, Holt & Co. Securities, Inc. to the effect that, as of the date of such opinions and subject to the assumptions, qualifications and limitations set forth therein, the Basic Merger Consideration is fair, from a financial point of view, to the holders of Basic Common Stock. Basic will promptly deliver a copy of such written opinions to Grey Wolf solely for informational purposes after receipt thereof by Basic.
     Section 4.18 Grey Wolf Share Ownership. Neither Basic nor any of the Basic Subsidiaries owns any shares of the capital stock of Grey Wolf or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Grey Wolf.
     Section 4.19 Vote Required; Board of Director Approval. Under Delaware law and the rules of the NYSE, the only vote of the holders of any Basic Equity Interests necessary to approve the Basic Proposals are (a) the affirmative vote in favor of the Basic Merger Proposal by the holders of a majority of the issued and outstanding shares of Basic Common Stock (the “Required Basic Vote”) and (b) the affirmative vote in favor of the Basic Plan Proposal by the holders of a majority of the Basic Common Stock present and voting at the Basic Meeting. As of or prior to the date of this Agreement, the Basic Board has, by resolutions duly adopted at a meeting of all directors on the Basic Board, which meeting was duly called and held, (a) determined that the Mergers are advisable and in the best interests of Basic and Basic’s stockholders, (b) approved the Mergers and this Agreement, (c) recommended that the stockholders of Basic approve this Agreement and directed that the Basic Merger Proposal be submitted to the stockholders of Basic at the Basic Meeting, and (d) determined that the Basic Plan Proposal is in the best interests of Basic and Basic’s stockholders and directed that the Basic Plan Proposal be submitted to Basic’s stockholders at the Basic Meeting.
     Section 4.20 Ownership and Condition of Assets.
          (a) As of the date hereof, Basic or a Basic Subsidiary has good and valid title to the assets of the Basic Companies including the rigs listed in Section 4.20(a) of the Basic Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Basic Credit Agreement or Liens that have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.
          (b) The assets of the Basic Companies are in good operating condition except for: (i) normal maintenance and repair requirements and normal wear and tear, (ii) warm-stacked rigs or cold-stacked rigs identified as such as of the date of this Agreement in Section 4.20(b) of the Basic Disclosure Letter, and (iii) as would not, when taken together with the matters described in the immediately preceding clauses (i) and (ii), have a Basic Material Adverse Effect.
     Section 4.21 Undisclosed Liabilities.  Neither Basic nor any of the Basic Subsidiaries have any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Basic Financial Statements included in the Basic Reports or described in the Basic Reports filed prior to the date hereof, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practices since December 31, 2007, and (d) liabilities and obligations that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect.
     Section 4.22 Material Contracts.
          (a) Section 4.22(a) of the Basic Disclosure Letter contains a list of all of the following Contracts or agreements (other than those set forth on an exhibit index in the Basic Reports filed prior to the date of this Agreement) to which Basic or any Basic Subsidiary is a party or by which any of them is bound as of the date of this Agreement (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted or would purport to bind Basic, Grey Wolf or any of their Affiliates; (ii) any hedging agreements by which any of the assets of Basic or any Basic Subsidiary are bound, in an aggregate amount in excess of $1 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Basic or any Basic Subsidiary; (iv) any voting agreement relating to any Equity Interest of Basic or any Basic Subsidiary; (v) any Contract outside the ordinary course to which Basic or any Basic Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Basic or any Basic Subsidiary and any current or former Affiliate of

Basic; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts or agreements of the types described in clauses (i) through (x), regardless of whether listed in Section 4.22(a) of the Basic Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Basic Material Contracts”).
          (b) As of the date of this Agreement, each of the Basic Material Contracts is, to the knowledge of Basic, in full force and effect. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect, neither Basic nor any of the Basic Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Basic and the Basic Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Basic Material Contract, or has received written notice of the desire of the other party or parties to any such Basic Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
     Section 4.23 State Takeover Statutes. Assuming the accuracy of the representations and warranties in Section 3.18, Basic has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Basic with its obligations hereunder and the accuracy of the representations and warranties made by Basic herein, no “business combination,” “moratorium,” “fair price,” “control share acquisition,” or other state antitakeover statute or regulation, nor any takeover-related provision in the Basic Charter Documents or the Holdings Charter Documents, would apply to this Agreement, any Related Documents or the Mergers.
     Section 4.24 Improper Payments. Except for such matters that, individually or in the aggregate, have not had or caused and would not reasonably be expected to have or cause a Basic Material Adverse Effect: (a) no funds, assets or properties of Basic or its Affiliates have been used or offered for illegal purposes; (b) no accumulation or use of any funds, assets or properties of Basic or its Affiliates has been made without being properly accounted for in the financial books and records of Basic or its Affiliates; (c) all payments by or on behalf of Basic or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Basic and its Affiliates; (d) Basic has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization; (e) neither Basic nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Basic or its Affiliates, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (ii) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (iii) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Basic’s or its Affiliates’ businesses; (f) none of Basic, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons; and (g) Basic has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 4.25 No Other Representations or Warranties.  Except for the representations and warranties contained in this Article 4, neither Basic nor any other Person makes any other express or implied representation or warranty on behalf of Basic or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
ARTICLE 5
COVENANTS
     Section 5.1 Business in Ordinary Course. Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Grey Wolf Disclosure Letter or the Basic Disclosure Letter (as the case may be), unless with the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of Basic and Grey Wolf shall, and shall cause each of their respective Subsidiaries, to carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees and (c) preserve their relationships with customers, suppliers, agents, and creditors.
     Section 5.2 Conduct of Business Pending Closing. Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.2 of the Grey Wolf Disclosure Letter or the Basic Disclosure Letter (as the case may be) or as required by Applicable Law or Governmental Authority, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither Grey Wolf nor Basic shall, and neither Grey Wolf nor Basic shall permit any of the Basic Subsidiaries or Grey Wolf Subsidiaries (as applicable) to do any of the following without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld, conditioned or delayed):
          (a) except to the extent required to comply with the rules and regulations of the NYSE or AMEX (as the case may be) or the amendments to the Holdings Charter and Holdings Bylaws to be consummated at the Effective Time pursuant to Section 2.3, amend or propose to amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;
          (b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned

Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);
          (c) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);
          (d) (i) issue any Equity Interests, effect any stock split or otherwise change its capitalization as it existed on the date of this Agreement, except pursuant to (A) the exercise of options disclosed in this Agreement or the Grey Wolf Disclosure Letter or the Basic Disclosure Letter, (B) pursuant to the conversion of any Grey Wolf Convertible Notes in accordance with the terms thereof, (C) pursuant to the grant or exercise of awards granted after the date of this Agreement and expressly permitted under this Agreement, or (D) pursuant to the Grey Wolf Rights Agreement in accordance with the terms thereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date of this Agreement to acquire or otherwise with respect to any shares of its capital stock or other equity securities, or grant or issue any restricted stock or securities, except in each case for awards under the Basic Benefit Plans or the Grey Wolf Benefit Plans in existence as of the date hereof (and as required or permitted to be amended by this Agreement) to any newly-hired employees in the ordinary course of business consistent with past practices but in no event greater than 77,000 shares of Basic Common Stock or 250,000 shares of Grey Wolf Common Stock; provided, however, that the vesting or exercisability of any award made after the date of this Agreement as permitted by this clause (ii) shall not accelerate as a result of the pendency, approval or consummation of the transactions contemplated by this Agreement, (iii) amend or otherwise modify any option, warrant, conversion right or other right to acquire any shares of its capital stock existing on the date of this Agreement, except as expressly required or permitted by this Agreement, (iv) with respect to any of its former, present or future officers, directors or employees, increase any compensation or benefits, award or pay any bonuses, establish any bonus plan or arrangement or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except (A) in each case, in the ordinary course of business consistent with past practices or (B) as expressly required or permitted by this Agreement or as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, (v) adopt any new employee benefit plan or agreement (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except in each case as expressly required or permitted under this Agreement or as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, or (vi) permit any holder of an option or other award pertaining to shares of Grey Wolf Common Stock or Basic Common Stock to have shares withheld upon exercise, vesting or payment for tax purposes, in excess of the number of shares needed to satisfy the minimum statutory withholding requirements for federal and state tax withholding;
          (e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly-owned Subsidiaries, (ii) pursuant to the terms of the Grey Wolf Convertible Notes, or (iii) Equity Interests purchased or withheld to satisfy Tax withholding obligation in connection with the vesting, lapse of forfeiture restrictions or exercise (as applicable) of stock options, restricted stocks and similar awards by the grantees thereof;

          (f) sell, lease, license, or otherwise dispose of, or enter into a contract to sell, lease, license or otherwise dispose of, any of its assets (including capital stock of Subsidiaries) which are, individually or in the aggregate, material to it and its Subsidiaries, taken as a whole, except for (i) sales of surplus or obsolete equipment, (ii) sales of other assets in the ordinary course of business or sales of assets pursuant to contractual rights existing as of the date of this Agreement that were entered into the ordinary course of business consistent with past practices, (iii) sales, leases or other transfers between such party and its wholly owned Subsidiaries or between those Subsidiaries, (iv) sales, dispositions or divestitures as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated by this Agreement in accordance with Section 5.9, or (v) arm’s-length sales or other transfers not described in clauses (i) through (iv) above for aggregate consideration not exceeding $30.0 million for each of Basic and Grey Wolf;
          (g) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);
          (h) acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof, other than acquisitions of the business, assets or Equity Interests of another Person: (i) which are paid for in cash and do not exceed $50.0 million in the aggregate (including contingent cash consideration), less the aggregate unbudgeted expenditures actually made pursuant to Section 5.2(m); and (ii) under the published rules of the SEC and published interpretations of the staff of the SEC would not require historical or proforma financial statements with respect to such acquisitions (either individually or in the aggregate) to be included in the Proxy Statement/Prospectus;
          (i) make any loans, advances or capital contributions to, or investments in, any Person (other than (i) in connection with the Financing, (ii) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (iii) customer loans and advances to employees consistent with past practices or (iv) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of Grey Wolf, Basic or their respective Subsidiaries (as the case may be));
          (j) terminate or amend any Grey Wolf Material Contract or Basic Material Contract (as the case may be) or waive or assign any of its rights under any Grey Wolf Material Contract or Basic Material Contract (as the case may be), in each case in a manner that would be materially adverse to Grey Wolf or Basic (as the case may be), or enter into any Grey Wolf Material Contract or Basic Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business;
          (k) except in connection with the Financing, (i) incur any Indebtedness (including Indebtedness in connection with acquisitions permitted by Section 5.2(h)) in excess of $7.5 million, in the aggregate, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any of its debt securities or any of its Subsidiaries or guarantee any debt securities of others, other than (A) borrowings from that party’s or its Subsidiary’s revolving credit facility in the ordinary course of business in amount not in excess of $5.0 million, (B) borrowings the proceeds of which are used to repay or repurchase other indebtedness of that party or its Subsidiaries, (C) borrowings in respect of intercompany debt, or (D) Indebtedness incurred or to be incurred under the Holdings Credit Facilities, or (ii) enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens (other than Permitted Liens) on its property including any Equity Interests in its Subsidiaries except (A) in the ordinary course of business or with or between its Subsidiaries, (B) Liens granted pursuant the Holdings Credit Facilities, and (C) Liens to secure the Basic Senior Notes equally and ratably with indebtedness incurred or to be incurred under the Holdings Credit Facilities in accordance with the Basic Senior Notes Indenture; provided, however, that for purposes of this Section 5.2(k), neither the incurrence of Indebtedness to finance, directly or indirectly, acquisitions of the business, assets or Equity Interests of another Person nor the incurrence of Indebtedness for capital expenditures shall be considered to be “in the ordinary course of business”;
          (l) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed;
          (m) make or commit to make capital expenditures that in the aggregate exceed its capital expenditure budget as disclosed in the Basic Disclosure Letter or the Grey Wolf Disclosure Letter, as applicable, by more than $50.0 million in the aggregate, less the aggregate amount actually spent pursuant to the exception set forth in Section 5.2(h);
          (n) enter into any new line of business material to it and its Subsidiaries taken as a whole;
          (o) enter into any Contract that subjects or will subject the Surviving Corporation or its Subsidiaries to any material non-compete or similar restriction on any Basic Company or Grey Wolf Company business following the Effective Time;
          (p) except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Grey Wolf Companies or Basic Companies;
          (q) compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $3.0 million individually or $7.5 million in the aggregate;
          (r) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in Grey Wolf Disclosure Letter or Basic Disclosure Letter (as the case may be) and transactions between or among Grey Wolf or Basic and their respective Subsidiaries in the ordinary course of business consistent with past practices) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (r) only, the term “Affiliate” shall not include any employee of Grey Wolf, Basic or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers);
          (s) willfully or intentionally breach any representation or warranty set forth in this Agreement or take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement; or
          (t) enter into any Contract or obligation to take any actions prohibited above.
     Section 5.3 Access to Assets, Personnel and Information.
          (a) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Basic shall: (i) afford to Grey Wolf and Grey Wolf Representatives, at Grey Wolf’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Basic Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized that are within the possession or control of any of the Basic Companies (the “Basic Information”); and (ii) upon request during normal business hours, furnish promptly to Grey Wolf (at Grey Wolf’s expense) a copy of any Basic Information. Grey Wolf agrees to conduct such investigation in a manner that does not interfere unreasonably with the Basic Companies’ operations and with the prompt and discharge by such Basic Companies’ employees of their duties. Grey Wolf agrees to indemnify and hold the Basic Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Grey Wolf Companies, and any loss or destruction of any property owned by the Basic Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Grey Wolf Companies or their Representatives during any visit to the business or property sites of the Basic Companies prior to the completion of the Mergers, whether pursuant to this Section 5.3 or otherwise. No Basic Company shall be required to provide access to or to disclose Basic Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Grey Wolf Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Basic Companies prior to completion of the Mergers without the prior written consent of Basic.
          (b) Upon reasonable notice and subject to Applicable Law relating to the exchange of information, from the date hereof until the Effective Time, Grey Wolf shall: (i) afford to Basic and the Basic Representatives, at Basic’s sole risk and expense, reasonable access during normal business hours to any and all of the assets, books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Grey Wolf Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Grey Wolf Companies (the “Grey Wolf Information”); and (ii) upon request during normal business hours, furnish promptly to Basic (at Basic’s expense) a copy of any Grey Wolf Information.

Basic agrees to conduct such investigation in a manner that does not interfere unreasonably with the Grey Wolf Companies’ operations and with the prompt and discharge by such the Grey Wolf Companies’ employees of their duties. Basic agrees to indemnify and hold the Grey Wolf Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Basic Companies, and any loss or destruction of any property owned by the Grey Wolf Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Basic Companies or their Representatives during any visit to the business or property sites of the Grey Wolf Companies prior to the completion of the Mergers, whether pursuant to this Section 5.3 or otherwise. None of the Grey Wolf Companies shall be required to provide access to or to disclose Grey Wolf Information where such access or disclosure would constitute a violation of attorney/client privilege or violate any Applicable Law. In such circumstances, the Parties will use commercially reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Basic Companies or their Representatives shall conduct any environmental testing or sampling on any business or property sites of the Grey Wolf Companies prior to completion of the Mergers without the prior written consent of Grey Wolf.
          (c) From the date hereof until the Effective Time, each of Basic and Grey Wolf shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Mergers or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Mergers or the Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system, in which case Basic or Grey Wolf (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Mergers or the Registration Statement.
          (d) Grey Wolf will not (and will cause Grey Wolf Subsidiaries and Grey Wolf Representatives not to), and Basic will not (and will cause the Basic Subsidiaries and the Basic Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Grey Wolf Companies or the Basic Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.
          (e) Notwithstanding anything in this Section 5.3 to the contrary: (i) Grey Wolf shall not be obligated under the terms of this Section 5.3 to disclose to Basic or the Basic Representatives, or grant Basic or the Basic Representatives access to, information that is within the possession or control of any of the Grey Wolf Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Grey Wolf, to the extent requested by Basic, will use its reasonable commercial efforts to obtain any such consent; and (ii) Basic shall not be obligated under the terms of this Section 5.3 to disclose to Grey Wolf or Grey Wolf Representatives, or grant Grey Wolf or Grey Wolf Representatives access to, information that is within the possession or control of any of the Basic Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Basic, to the extent requested by Grey Wolf, will use reasonable commercial efforts to obtain any such consent.
          (f) No investigation by Basic or Grey Wolf or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.
     Section 5.4 No Solicitation by Basic.
          (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), Section 5.4(d) or Section 5.4(e), Basic agrees that neither it nor any of the Basic Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a Basic Acquisition Proposal, and upon becoming aware of any violation of this Section 5.4(a)(i), Basic shall, and shall cause the Basic Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a Basic Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Basic Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Basic Companies to, any Person who has made or may be considering making a Basic Acquisition Proposal or take any action which may otherwise lead to a Basic Acquisition Proposal; (iii) approve, endorse or recommend any Basic Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Basic Acquisition Proposal.
          (b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), Basic shall, and shall cause each of the Basic Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Basic Acquisition Proposal or which could reasonably be expected to lead to a Basic Acquisition Proposal, and shall inform the Basic Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Basic’s obligations under this Section 5.4. Basic shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Basic’s obligations under this Section 5.4. Basic shall promptly demand that any Person (and the legal, financial or other representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Basic Companies with respect to such Person’s consideration of a possible Basic Acquisition Proposal promptly return or destroy (and Basic shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such Person to Basic) all confidential information heretofore furnished by the Basic Companies or any of their legal, financial or other representatives to such Person or any of its legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.

          (c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Basic Vote, nothing in this Agreement shall prevent Basic or the Basic Board from:
               (i) after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Basic Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Basic Companies to, any Person who has made an unsolicited, bona fide, written Basic Acquisition Proposal after the date hereof that did not result from a violation by the Basic Companies of this Section 5.4; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Basic Companies to, or giving access to the properties, assets or books and records of the Basic Companies to, such Person, (A) the Basic Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Basic Acquisition Proposal is reasonably likely to result in a Basic Superior Proposal, and (II) that such Person has the financial and legal capacity to consummate such Basic Acquisition Proposal and (B) Basic (I) enters into a confidentiality agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain “standstill” provisions or may contain a less restrictive standstill provision (in which event, the Confidentiality Agreement shall be automatically amended, without any further action of the parties thereto, (i) to remove the standstill provision or (ii) to the extent the confidentiality agreement contains a standstill provision of such Person that is less restrictive than the Grey Wolf standstill contained in the Confidentiality Agreement, to amend such Grey Wolf standstill to be on the same terms), and shall not contain any provision preventing Basic from complying with its required disclosure to Grey Wolf pursuant to this Section 5.4 and (II) has complied with Section 5.4(d); and
               (ii) subject to compliance by Basic with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to Grey Wolf), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Grey Wolf), the approval, recommendation or declaration of advisability by the Basic Board or any committee thereof (as the case may be) of this Agreement, the Mergers or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as an “Basic Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Basic Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as an “Basic Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Basic Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.4(c)(i)(B)(I)) (each a “Basic Acquisition Agreement”); provided, however, that (X) in the case of a Basic Adverse Recommendation Change not involving a Basic Acquisition Proposal, the Basic Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Basic under Applicable Law (Y) in the case of a Basic Adverse Recommendation Change involving a Basic Acquisition Proposal, a Basic Acquisition Proposal Recommendation or an entry into a Basic Acquisition Agreement, the Basic Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Basic Acquisition Proposal or Basic Acquisition Agreement constitutes a Basic Superior Proposal and (Z) in the case of entry into a Basic Acquisition Agreement, Basic concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(c)(iii) and Section 5.4(e)(ii). Basic acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.4 by any of the Basic Companies or their Representatives shall be deemed a breach of this Section 5.4 by Basic. For the avoidance of doubt, the Parties acknowledge and agree that a Basic Adverse Recommendation Change may or may not involve a Basic Acquisition Proposal.
          (d) If Basic or any Basic Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Basic Acquisition Proposal, and Basic is permitted to provide such Person with information pursuant to this Section 5.4, Basic will provide to Grey Wolf a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Grey Wolf a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Grey Wolf with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Grey Wolf. Basic shall promptly provide notice to Grey Wolf, in writing, of the receipt of any Basic Acquisition Proposal or any inquiry with respect to or that is likely to lead to a Basic Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Basic Acquisition Proposal and the material terms and conditions of any such Basic Acquisition Proposal. Basic shall promptly provide Grey Wolf with copies of any written changes to any Basic Acquisition Proposal and shall promptly provide Grey Wolf written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Basic Acquisition Proposal.
          (e) Notwithstanding anything herein to the contrary, the Basic Board shall not (i) make a Basic Adverse Recommendation Change, (ii) make a Basic Acquisition Proposal Recommendation or (iii) enter into any Basic Acquisition Agreement relating to a Basic Acquisition Proposal, unless:
               (i) Basic complies with the terms of Section 5.4(c)(ii) and Section 5.4(d); and
               (ii) In the case of a Basic Acquisition Proposal, promptly upon a determination by the Basic Board that a Basic Acquisition Proposal constitutes a Basic Superior Proposal, Basic immediately notifies, in writing, Grey Wolf of such determination and describes in reasonable detail the material terms and conditions of such Basic Superior Proposal and the identity of the Person making such Basic Superior Proposal. Grey Wolf shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Basic may proceed with this Agreement (a “Grey Wolf Revised Offer”). During such five Business Day period, Basic and its financial and legal advisors shall negotiate in good faith with Grey Wolf to enable Grey Wolf to submit a Grey Wolf Revised Offer. Any amendment to the price or any other material term of a Basic Superior Proposal shall require a new notice from Basic and an additional three Business Day period within which Grey Wolf may negotiate a Grey Wolf Revised Offer.
          (f) Nothing contained in this Section 5.4 shall prohibit Basic or the Basic Board from taking and disclosing to the stockholders of Basic a position with respect to a Basic Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.
          (g) All notices to be given by the Parties under this Section 5.4 shall be given by facsimile in accordance with Section 8.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).
     Section 5.5 No Solicitation by Grey Wolf.
          (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.5(c), Section 5.5(d) or Section 5.5(e), Grey Wolf agrees that neither it nor any of the Grey Wolf Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a Grey Wolf Acquisition Proposal, and upon becoming aware of any violation of this Section 5.5(a)(i), Grey Wolf shall, and shall cause the Grey Wolf Subsidiaries and Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a Grey Wolf Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Grey Wolf Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made or may be considering making a Grey Wolf Acquisition Proposal or take any action which may otherwise lead to a Grey Wolf Acquisition Proposal; (iii) approve, endorse or recommend any Grey Wolf Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Grey Wolf Acquisition Proposal.
          (b) Except as specifically permitted in Section 5.5(c) and Section 5.5(d), Grey Wolf shall, and shall cause each of the Grey Wolf Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Grey Wolf Acquisition Proposal or which could reasonably be expected to lead to a Grey Wolf Acquisition Proposal, and shall inform the Grey Wolf Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of Grey Wolf’s obligations under this Section 5.5. Grey Wolf shall promptly demand that any Person (and the legal, financial or other representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Grey Wolf Companies with respect to such Person’s consideration of a possible Grey Wolf Acquisition Proposal promptly return or destroy (and Grey Wolf shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such Person to Grey Wolf) all confidential information heretofore furnished by the Grey Wolf Companies or any of their legal, financial or other representatives to such Person or any of its legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.
          (c) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Required Grey Wolf Vote, nothing in this Agreement shall prevent Grey Wolf or the Grey Wolf Board from:
               (i) after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Grey Wolf Companies to, any Person who has made an unsolicited, bona fide, written Grey Wolf Acquisition Proposal after the date hereof that did not result from a violation by the Grey Wolf Companies of this Section 5.5; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Grey Wolf Companies to, or giving access to the properties, assets or books and records of the Grey Wolf Companies to, such Person, (A) the Grey Wolf Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Grey Wolf Acquisition Proposal is reasonably likely to result in a Grey Wolf Superior Proposal and (II) that such Person has the financial and legal capacity to consummate such Grey Wolf Acquisition Proposal and (B) Grey Wolf (I) enters into a confidentiality agreement with such Person with use and disclosure limitations and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement; provided that such confidentiality agreement shall not be required to contain “standstill” provisions or may contain a less restrictive standstill provision (in which event, the Confidentiality Agreement shall be automatically amended, without any further action of the parties thereto, (i) to remove the standstill provision or (ii) to the extent the confidentiality agreement contains a standstill provision of such Person that is less restrictive than the Basic standstill contained in the Confidentiality Agreement, to amend such Basic standstill to be on the same terms) and shall not contain any provision preventing Grey Wolf from complying with its required disclosure to Grey Wolf pursuant to this Section 5.5 and (II) has complied with Section 5.5(d); and
               (ii) subject to compliance by Grey Wolf with Section 5.5(e), (A) withdrawing (or amending or modifying in a manner adverse to Basic), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Basic), the approval, recommendation or declaration of advisability by the Grey Wolf Board or any committee thereof (as the case may be) of this Agreement, the Mergers or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as a “Grey Wolf

Adverse Recommendation Change”), (B) recommending, adopting or approving, or proposing publicly to recommend, adopt or approve, any Grey Wolf Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as a “Grey Wolf Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or Merger Agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Grey Wolf Acquisition Proposal (other than a confidentiality agreement contemplated by Section 5.5(c)(i)(B)(I)) (each a “Grey Wolf Acquisition Agreement”); provided, however, that (X) in the case of a Grey Wolf Adverse Recommendation Change not involving a Grey Wolf Acquisition Proposal, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of Grey Wolf under Applicable Law, (Y) in the case of a Grey Wolf Adverse Recommendation Change involving a Grey Wolf Acquisition Proposal, a Grey Wolf Acquisition Proposal Recommendation or an entry into a Grey Wolf Acquisition Agreement, the Grey Wolf Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Grey Wolf Acquisition Proposal or Grey Wolf Acquisition Agreement constitutes a Grey Wolf Superior Proposal and (Z) in the case of entry into a Grey Wolf Acquisition Agreement, Grey Wolf concurrently terminates this Agreement pursuant to and after complying with the provisions of Section 7.1(d)(iii) and Section 5.5(e)(ii). Grey Wolf acknowledges and agrees that the taking of any action inconsistent with any of the restrictions set forth in this Section 5.5 by any of the Grey Wolf Companies or their Representatives shall be deemed a breach of this Section 5.5 by Grey Wolf. For the avoidance of doubt, the Parties acknowledge and agree that a Grey Wolf Adverse Recommendation Change may or may not involve a Grey Wolf Acquisition Proposal.
          (d) If Grey Wolf or any Grey Wolf Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Grey Wolf Acquisition Proposal, and Grey Wolf is permitted to provide such Person with information pursuant to this Section 5.5, Grey Wolf will provide to Basic a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Basic a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Basic with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Basic. Grey Wolf shall promptly provide notice to Basic, in writing, of the receipt of any Grey Wolf Acquisition Proposal or any inquiry with respect to or that is likely to lead to a Grey Wolf Acquisition Proposal (but in no event more than twenty-four hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Grey Wolf Acquisition Proposal and the material terms and conditions of any such Grey Wolf Acquisition Proposal. Grey Wolf shall promptly provide Basic with copies of any written changes to any Grey Wolf Acquisition Proposal and shall promptly provide Basic written notice of any changes (whether oral or in writing) in the price or form of consideration or other material changes in the status or terms of such Grey Wolf Acquisition Proposal.
          (e) Notwithstanding anything herein to the contrary, the Grey Wolf Board shall not (i) make a Grey Wolf Adverse Recommendation Change, (ii) make a Grey Wolf

Acquisition Proposal Recommendation or (iii) enter into any Grey Wolf Acquisition Agreement relating to a Grey Wolf Acquisition Proposal, unless:
               (i) Grey Wolf complies with the terms of Section 5.5(c)(ii) and Section 5.5(d); and
               (ii) In the case of a Grey Wolf Acquisition Proposal, promptly upon a determination by the Grey Wolf Board that a Grey Wolf Acquisition Proposal constitutes a Grey Wolf Superior Proposal, Grey Wolf immediately notifies, in writing, Basic of such determination and describes in reasonable detail the material terms and conditions of such Grey Wolf Superior Proposal and the identity of the Person making such Grey Wolf Superior Proposal. Basic shall have five Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that Grey Wolf may proceed with this Agreement (a “Basic Revised Offer”). During such five Business Day period, Grey Wolf and its financial and legal advisors shall negotiate in good faith exclusively with Basic to enable Basic to submit a Basic Revised Offer. Any amendment to the price or any other material term of a Grey Wolf Superior Proposal shall require a new notice from Grey Wolf and an additional three Business Day period within which Basic may negotiate a Basic Revised Offer.
          (f) Nothing contained in this Section 5.5 shall prohibit Grey Wolf or the Grey Wolf Board from taking and disclosing to the stockholders of Grey Wolf a position with respect to a Grey Wolf Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by Applicable Law.
          (g) All notices to be given by the Parties under this Section 5.5 shall be given by facsimile transmission in accordance with Section 8.3 (which notice shall be considered delivered effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).
     Section 5.6 Stockholders’ Meetings. Promptly after the Registration Statement is declared effective under the Securities Act, each of Basic and Grey Wolf shall take all necessary action, in accordance with Applicable Law, the rules and regulations of the AMEX or the NYSE (as the case may be) and the Basic Charter Documents or Grey Wolf Charter Documents (as the case may be), to properly give notice of and hold a meeting of its stockholders for the purpose of voting on the Basic Proposals or Grey Wolf Proposals (as the case may be). Subject to Section 5.5 and Article 7, the Grey Wolf Board shall recommend approval of Grey Wolf Proposals, and subject to Section 5.4 and Article 7, the Basic Board shall recommend approval of the Basic Proposals. Basic and Grey Wolf, through their respective board of directors, shall use their commercially reasonable best efforts to take all lawful actions to solicit approval by its stockholders of the Basic Proposals and the Grey Wolf Proposals, respectively, including timely mailing the Proxy Statement/Prospectus to the stockholders of Basic and the stockholders of Grey Wolf, as applicable. Basic and Grey Wolf shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and use reasonable efforts to hold such meetings on the same day and within 45 days after the date the Registration Statement is declared effective.

     Section 5.7 Registration Statement and Proxy Statement/Prospectus.
          (a) Basic and Grey Wolf shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and Holdings shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as practicable after the date hereof, and Basic, Grey Wolf and Holdings shall cooperate to promptly respond to any comments made by the SEC and otherwise use their respective commercially reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Basic and Grey Wolf will provide each other and Holdings with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement. Each of Basic and Grey Wolf will cause the Proxy Statement/Prospectus to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Basic or Grey Wolf, as applicable, will promptly inform the other of such occurrence, and Basic, Grey Wolf and Holdings will cooperate in filing such amendment or supplement with the SEC, use their respective commercially reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail such amendment or supplement to the respective stockholders of Basic and Grey Wolf. Holdings shall use its commercially reasonable best efforts, and Basic and Grey Wolf shall cooperate with Holdings, to obtain any and all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of the Holdings Common Stock pursuant to the Mergers.
          (b) Holdings will cause the Registration Statement (and to the extent Basic or Grey Wolf provide information to be contained in the Proxy Statement/Prospectus, Basic or Grey Wolf will cause the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. Basic and Grey Wolf shall be responsible for furnishing to each other and to Holdings true, accurate and complete information regarding themselves and their respective stockholders for inclusion in the Proxy Statement/Prospectus.
          (c) Basic hereby covenants and agrees with Grey Wolf that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by Basic for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Basic, through the time of Basic Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Basic for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Basic, or with respect to other information supplied by Basic for inclusion in the Registration

Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Basic shall promptly notify Grey Wolf of such occurrence and Basic shall cooperate with Grey Wolf and Holdings in the preparation, filing an dissemination of such amendment or supplement.
          (d) Grey Wolf hereby covenants and agrees with Basic that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to any information included or incorporated by reference in the Registration Statement that was supplied by Grey Wolf or Holdings for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Grey Wolf, through the time of the Grey Wolf Meeting, and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by Grey Wolf or Holdings for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Grey Wolf or Holdings, or with respect to other information included in the Registration Statement with respect to Grey Wolf or Holdings, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, Grey Wolf shall promptly notify Basic of such occurrence and Grey Wolf and Holdings shall cooperate with Basic in the preparation, filing and dissemination of such supplement.
          (e) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto will be filed or disseminated to the stockholders of Basic or Grey Wolf without the approval of both Basic and Grey Wolf, such approval not to be unreasonably withheld, conditioned or delayed. Each Party shall advise the other Parties promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Holdings Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.
          (f) Basic shall use its commercially reasonable best efforts to cause to be delivered to Grey Wolf and Holdings two comfort letters from KPMG LLP, Basic’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Grey Wolf and Holdings and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.
          (g) Grey Wolf shall use its commercially reasonable best efforts to cause to be delivered to Basic and Holdings two comfort letters from KPMG LLP, Grey Wolf’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to Basic and Holdings and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.
     Section 5.8 NYSE Listing. Holdings shall prepare and submit to the NYSE a listing application covering the shares of Holdings Common Stock issued or issuable (a) in the Mergers, (b) upon conversion of the Grey Wolf Convertible Notes, (c) upon exercise of Basic Options or Grey Wolf Options assumed by Holdings as contemplated hereby and (d) pursuant to awards made under the Holdings Plan. Each of Basic and Grey Wolf will promptly cooperate with Holdings and each other in preparing and submitting such NYSE listing application and in responding to comments and inquiries from the NYSE with respect thereto. Each of Basic, Grey Wolf and Holdings shall use their respective commercially reasonable best efforts to enable Holdings to obtain, prior to the Effective Time, approval of the NYSE for the listing of all shares of Holdings Common Stock covered by such application, subject to official notice of issuance, under the trading symbol “GW.”
     Section 5.9 Regulatory Filings.
          (a) Subject to the terms and conditions herein provided, each of Grey Wolf, Basic and Holdings shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any Applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its commercially reasonable best efforts to obtain all necessary waivers, consents and approvals, remove all impediments to the Closing, and to identify and make all Basic Regulatory Filings and Grey Wolf Regulatory Filings (the “Regulatory Filings”). Basic, Grey Wolf and Holdings each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.9 to comply with all Applicable Laws. For the avoidance of doubt, the Parties agree that their respective obligations and rights with respect to filings with the SEC and the application of securities laws in connection with the transactions contemplated hereby shall be governed only by Section 5.7 and not this Section 5.9(a).
          (b) Each of Basic and Grey Wolf shall furnish the other Party with such information and reasonable assistance as such other Party and its respective affiliates may reasonably request in connection with their preparation of any Regulatory Filings with any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party’s counsel.
          (c) Each of Basic and Grey Wolf shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
          (d) Each of Basic and Grey Wolf shall use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, ruling or injunction that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of Basic and Grey Wolf shall use its reasonable best efforts to have such Order, decree, ruling or injunction or other action declared ineffective as soon as practicable.
          (e) Basic and Grey Wolf shall promptly notify each other of any communication concerning this Agreement or the Mergers from any Governmental Authority and, subject to Applicable Law, permit the other Party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Mergers. In addition, Basic and Grey Wolf shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Mergers, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Basic and Grey Wolf shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, relating to this Agreement and the Mergers.
          (f) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to require Basic, Grey Wolf or Holdings or their respective Subsidiaries or Affiliates to dispose of any of its assets or to limit its freedom of action with respect to any of their businesses, or to consent to any disposition of their assets or limits on their freedom of action with respect to any of their businesses, whether prior to or after the Effective Time, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations or to remove any impediments to the Mergers relating to the HSR Act, or other antitrust, competition, pre-merger notification, trade regulation or similar Applicable Laws (collectively, “Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws or non-U.S. Antitrust Laws, other than such dispositions, limitations or consents, commitments or agreements that in each such case may be conditioned upon the consummation of the Mergers and the transactions contemplated hereby and that in each such case, individually or in the aggregate, do not have or cause and would not be reasonably be expected to have or cause a Material Adverse Effect on Holdings after the Mergers; provided, however, that neither Basic on the one hand or Grey Wolf and Holdings on the other hand shall take or agree to any action required or permitted by this Section 5.9(f) without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).
     Section 5.10 Rule 16b-3 Approval. Prior to the Closing, Basic, Grey Wolf and Holdings, and their respective Boards of Directors or committees thereof, shall use their commercially reasonable best efforts to take all actions to cause any dispositions of Grey Wolf Common Stock or Basic Common Stock (including derivative securities with respect to Grey Wolf Common Stock or Basic Common Stock) or acquisitions of Holdings Common Stock (including derivative securities with respect to Holdings Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.
     Section 5.11 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Parties shall use its commercially reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Mergers under the TBCA and the DGCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of Basic or Grey Wolf, the officers and directors of Holdings are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.
     Section 5.12 Public Announcements. On the date this Agreement is executed (or if executed after the close of business, no later than the first to occur of the opening of the NYSE or AMEX on the next day), Basic and Grey Wolf shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except in respect of a public announcement as may be required by Applicable Law or any listing agreement with or rule of any regulatory body, national securities exchange or association, Basic and Grey Wolf shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.
     Section 5.13 Notification of Certain Matters. Each Party shall give prompt notice to the others of any of the following for which it becomes aware: (i) any representation or warranty made by it becoming untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, (ii) the occurrence of any event or development that would cause (or would reasonably be expected to cause) any representation or warranty by it herein to be untrue or inaccurate if such untruth or inaccuracy would reasonably be expected to cause any condition set forth in Article 6 not to be satisfied, or (iii) any failure by it to comply with or satisfy in all material respects any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of any Party hereto.
     Section 5.14 Payment of Expenses. Whether or not the Mergers are consummated, and except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the Mergers are consummated, except that Basic and Grey Wolf shall equally share the following: (a) all fees and expenses, other than attorneys’, accountants’, financial advisers’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred in relation to the filing with the SEC and printing of the Proxy Statement/Prospectus, including preliminary materials related thereto, and the

Registration Statement, including financial statements and exhibits and any amendments and supplements thereto, (b) the filing fees for the Registration Statement and the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, (c) the fees and expenses (other than attorneys’ fees) associated with the NYSE listing application referred to in Section 5.8 above, (d) all costs and expenses of negotiating, documenting and obtaining the Holdings Credit Facilities (and borrowings thereunder) including the fees and expenses of the lenders and the fees and expenses of the lenders’ attorneys in connection therewith, but excluding fees and expenses of Basic’s and Grey Wolf’s attorneys in connection therewith, and (e) the costs and expenses (but not attorneys’ fees) incurred by Holdings in connection with this Agreement and the transactions contemplated hereby.
     Section 5.15 Indemnification and Insurance.
          (a) From and after the Effective Time, Holdings shall subject to Applicable Law: honor all indemnification, advancement and expenses and exculpation agreements or other obligations of Basic and Grey Wolf with respect to their respective current or former officers and directors including those agreements or obligations included in the Basic Charter Documents, the Grey Wolf Charter Documents, and any Contract of Basic or Grey Wolf with their respective current or former officers or directors, or arising under Applicable Law.
          (b) From and for a period of six years after the Effective Time, Holdings shall indemnify, defend, hold harmless and advance expenses to each person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent (including a trustee or fiduciary of a Basic Benefit Plan or Grey Wolf Benefit Plan) of any of the Basic Companies or Grey Wolf Companies (collectively, the "Indemnified Parties”) to the fullest extent permitted by Applicable Law against all losses, expenses (including reasonable outside attorneys’ fees), claims, damages, fines, costs, liabilities or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) resulting from, or otherwise arising in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on, or arising in whole or in part out of, the fact that the Indemnified Party (or the Person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any Basic Benefit Plan or Grey Wolf Benefit Plan) of any of the Basic Companies or the Grey Wolf Companies and pertaining to any matter existing, or arising out of actions or omissions or alleged actions or omissions occurring, at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. Holdings shall pay any expenses to each Indemnified Party, as incurred, in advance of the final disposition of any such Claim to the fullest extent permitted under Applicable Law. Each Indemnified Party will be entitled to receive such advances from Holdings within ten Business Days of receipt by Holdings from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Without limiting the foregoing, in the event any such Claim is brought against any Indemnified Party (whether arising before or after the Effective Time): (i) Holdings shall have the right to control the defense of such matter with Holdings’ regularly engaged legal counsel or other counsel selected by Holdings and reasonably satisfactory to the Indemnified Party, and Holdings shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party will cooperate with Holdings, at Holdings’ expense, in the defense of any such matter. Holdings shall not settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim and does not include any finding of fact admission or stipulation with respect to fault, intent or culpability of the Indemnified Party, or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Holdings thereof (provided that failure to so notify Holdings will not affect the obligations of Holdings except to the extent that Holdings shall have been materially prejudiced as a result of such failure) and shall deliver to Holdings any undertaking required by Applicable Law, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any of the Indemnified Parties, Holdings shall be required to retain only one counsel (plus one local counsel, if necessary) to represent all such Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or apparent differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Holdings) may be retained by the Indemnified Parties at the cost and expense of Holdings and Holdings shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.15 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Basic or Grey Wolf under a non-waivable provision of Applicable Law.
          (c) From and for not less than six years after the Effective Time, Holdings shall use its reasonable best efforts to maintain in effect directors’ and officers’ liability insurance policies covering those persons who are covered by Basic’s and Grey Wolf’s respective directors’ and officers’ respective liability insurance policies as of the Effective Time on terms substantially no less advantageous to such Persons than such existing insurance with respect to Claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that (i) Holdings may substitute therefor policies, issued by an insurance carrier with the same or better credit rating as Grey Wolf’s and Basic’s current insurance carrier, of at least the same coverage containing terms and conditions which are no less advantageous than Grey Wolf’s and Basic’s current policy, provided that such substitution shall not result in gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and (ii) Holdings shall not be required to pay an annual premium in excess of 250% of the last annual premium paid by Grey Wolf or Basic (whichever premium was higher) prior to the date hereof. In the event that the annual premium for such insurance exceeds such maximum amount, Holdings shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.
          (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Applicable Law, Contract or otherwise.
          (e) In the event that Holdings, or any of its respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its and its subsidiaries’ properties and assets (taken as a whole) to any Person, then, and in each such case, proper provision shall be made by Holdings so that the successors and assigns of Holdings, as the case may be, shall succeed to the obligations set forth in this Section 5.15.
     Section 5.16 Holdings Employee Matters.
          (a) At the Effective Time, Holdings and its Subsidiaries shall continue employment of all the employees who are employed by Basic or any of its Subsidiaries as of the day immediately prior to the Effective Time, and all of the employees who are employed by Grey Wolf or any of its Subsidiaries as of the day immediately prior to the Effective Time. The Basic Employees and Grey Wolf Employees so employed are collectively referred to herein as the "Continuing Employees.”
          (b) During the period from the Effective Time to and including December 31, 2008, Holdings and its Subsidiaries shall provide each Continuing Employee with an annual salary rate, bonus opportunity and hourly wage rate, as applicable, that is not less favorable to such Continuing Employee than the annual salary rate, bonus arrangements or hourly wage rate provided to such Continuing Employee by Basic or Grey Wolf, as the case may be, immediately prior to the Effective Time.
          (c) During the period from the Effective Time to and including December 31, 2008, Holdings and its Subsidiaries shall provide medical, dental, pharmaceutical and vision benefits and other employee benefits that (i) with respect to Basic Employees shall be no less favorable, in the aggregate, than those provided by Basic or the Basic Subsidiaries immediately prior to the Effective Time and (ii) with respect to Grey Wolf Employees shall be, no less favorable, in the aggregate, than those provided by Grey Wolf or the Grey Wolf Subsidiaries immediately prior to the Effective Time. Notwithstanding anything herein to the contrary, nothing herein shall require Holdings to provide or continue any stock option plans, restricted stock grant plans or other equity award or purchase plans of either Basic or Grey Wolf, except as otherwise provided in Article 2 hereof, or to assume or provide retiree medical benefits to any Continuing Employee, except as described in Section 5.16 of the Grey Wolf Disclosure Letter.
          (d) With respect to each Continuing Employee, Holdings shall credit, or cause its Subsidiaries to credit, the period of employment and service recognized by the applicable employer (including its affiliates and their predecessors if so recognized by the employer) for such Continuing Employee immediately prior to the Effective Time for purposes of Holdings’ corresponding benefit plans, programs, policies or similar employment-related arrangements to have been employment and service with Holdings or its Subsidiaries for purposes of determining the Continuing Employee’s eligibility to join (subject to satisfaction of all non-service related eligibility criteria), vesting and benefit accrual (but not benefit accrual for any purpose other than vacation pay, severance and termination pay and sick leave, and vesting in employer contributions under a 401(k) or profit sharing arrangement that is tax qualified under Code Section 401) under all employee benefit plans, programs, policies or similar employment-related arrangements of Holdings and its Subsidiaries in which the Continuing Employee is eligible to participate. No such period of employment and service credit shall be provided to the extent that it will result in a duplication of credit or employment benefits.
          (e) Holdings and its Subsidiaries shall waive, and the extent necessary to effect the terms hereof, shall use their commercially reasonable efforts to cause the relevant insurance carriers and other third parties to waive, any restrictions and limitations for medical conditions existing as of the Effective Time of each Continuing Employee and the Continuing Employee’s dependents who are covered immediately prior to the Effective Time under a group health plan maintained by Basic or Grey Wolf, as the case may be, but only to the extent such pre-existing medical condition would have been covered by Holdings’ group health plan if it were not a pre-existing medical condition and only to the extent that such pre-existing medical condition limitations would not have applied to such Continuing Employee or the Continuing Employee’s dependents (as the case may be) under Basic’s or Grey Wolf’s group health plan, as applicable, prior to the Effective Time. Additionally, Holdings shall use its commercially reasonable efforts to offer, or cause its Subsidiaries to offer, at the Effective Time to each Continuing Employee coverage under a group health plan (as defined in Section 5000(b)(1) of the Code) which credits such Continuing Employee towards the deductibles, co-insurance and maximum out of pocket provisions imposed under such group health plan, for the year during which the Effective Time (or such later date as the Continuing Employee participates in such group health plan) occurs, with any applicable expenses already incurred during such year under Basic’s or Grey Wolf’s group health plan, as the case may be.
          (f) Nothing in this Agreement shall be considered a contract between Basic, Grey Wolf, Holdings, or any of their respective Subsidiaries and any Continuing Employee or consideration for, or inducement with respect to, any such Continuing Employees’ continued employment with Holdings and, without limitation, all such Continuing Employees are and will continue to be considered employees at will pursuant to the applicable employment at will laws or doctrine, subject to any express written agreement to the contrary with such Continuing Employee. For the avoidance of doubt and without limiting the generality of Section 8.6, nothing in this Section 5.16 is intended to make any Person a third-party beneficiary of the agreements contained in this Section 5.16, and nothing in this Section 5.16 shall constitute an amendment of any Basic Benefit Plan or Grey Wolf Benefit Plan.
          (g) The Parties agree that Holdings shall establish a severance plan and an employee retention plan prior to the Effective Time, each having terms generally summarized in Section 5.16(g) to the Basic Disclosure Letter.
          (h) Each of the Parties agree to cooperate in good faith prior to the Effective Time to establish a process to integrate the Basic Benefit Plans and the Grey Wolf Benefit Plans following the Effective Time.
          (i) Each of the Parties agree that the initial organizational chart of Holdings and the job descriptions for the chairman of the board, chief executive officer and chief operating officer of Holdings shall be as set forth in Section 5.16(i) of the Basic Disclosure Letter.

          (j) Each of the Parties agree to recommend that their respective stockholders approve, and use commercially reasonable efforts to seek their respective stockholders’ approval of, the Holdings Plan, in the substantially the form attached as Section 5.16(j) to the Grey Wolf Disclosure Letter. If the Basic Plan Proposal is approved by the stockholders of Basic and the Grey Wolf Plan Proposal is approved by the stockholders of Grey Wolf, Holdings shall cause the Basic Stock Plans and the Grey Wolf Stock Plans to be frozen as of the Effective Time and no future awards shall be made from those plans and the awards outstanding under each of the Basic Stock Plans and the Grey Wolf Stock Plans shall be adjusted as provided in Article 2.
     Section 5.17 Basic Employee Matters.
          (a) The Parties hereby acknowledge and agree that the consummation of the Mergers will constitute a “Change in Control” or “Change of Control” of Basic under each of the executive employment agreements of Basic described in Section 5.17 of the Basic Disclosure Letter and awards granted under the Basic 2003 Plan and unvested employer contributions to the Brown Deferred Compensation Plan; provided, with respect to any awards issued under the Basic 2003 Plan to directors of Basic who will be Continuing Directors of Holdings following the consummation of the Mergers, Basic shall use its commercially reasonably efforts to cause such Continuing Directors to waive any rights to vesting based on the “Change of Control” or “Change in Control” that may otherwise be deemed to have occurred as a result of the Mergers.
          (b) Contemporaneously with the execution and delivery of this Agreement, Basic and each of Kenneth V. Huseman and Alan Krenek shall enter into amendments to their respective employment agreements with Basic, for no or nominal consideration, each to become effective as of the Effective Time and each to be in substantially the form included in Section 5.17 of the Basic Disclosure Letter.
          (c) Basic may amend any of its employment agreements to amend the “Change in Control” definition to amend or add any items consistent with the definitions of “Change of Control” in the Grey Wolf employment agreements in the forms included in Section 5.18(a) of the Grey Wolf Disclosure Letter.
     Section 5.18 Grey Wolf Employee Matters.
          (a) Grey Wolf will use its commercially reasonable efforts to, and to cause each of its officers with whom it has an employment agreement that is described in Section 5.18(a) of the Grey Wolf Disclosure Letter to, enter into amendments to their respective employment agreements with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(a) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended employment agreements to be signed by its officers will not require Grey Wolf to terminate or threaten to terminate any such officer or take any action that might reasonably constitute a “Constructive Termination Without Cause” as defined in the officer’s current employment agreements.
          (b) Grey Wolf will use its commercially reasonable efforts to, and to cause each of its employees who are participants in its Executive Severance Plan to, enter into amendments to the Executive Severance Plan with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(b) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended Executive Severance Plan to be signed by its employees will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “Qualifying Termination” as defined in the Executive Severance Plan.
          (c) Grey Wolf will use its commercially reasonable efforts to, and to cause each of the individuals with whom it has a restricted stock award agreement to, enter into amendments to their respective restricted stock award agreement with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(c) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended restricted stock award agreements to be signed by such individuals will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “constructive termination without Cause” as defined in any employment agreement between Grey Wolf and the individual or a “Qualifying Termination” as defined in the Executive Severance Plan.
          (d) Grey Wolf will use its commercially reasonable efforts to, and to cause each of the individuals with whom it has a Non-Qualified Option Agreement to, enter into amendments to their respective Non-Qualified Option Agreement with Grey Wolf each to become effective immediately prior to the Effective Time and each to be in substantially the form included in Section 5.18(d) of the Grey Wolf Disclosure Letter. The commercially reasonable efforts to be used by Grey Wolf to cause the amended Non-Qualified Option Agreements to be signed by such individuals will not require Grey Wolf to terminate or threaten to terminate any such employee or take any action that might reasonably constitute a “constructive termination without Cause” as defined in any employment agreement between Grey Wolf and the individual or a “Qualifying Termination” as defined in the Executive Severance Plan.
          (e) Contemporaneously with the execution and delivery of this Agreement, Grey Wolf and the Chairman of Grey Wolf’s Board of Directors shall enter into a consulting agreement to become effective at the Effective Time in substantially the form included in Section 5.18(e) of the Grey Wolf Disclosure Letter.
          (f) Grey Wolf shall cause all vesting and other restrictions on Grey Wolf Restricted Stock owned by each current director who will not become a Continuing Director to be terminated at the Effective Time.
     Section 5.19 Tax Matters.
          (a) Basic, Grey Wolf and Holdings shall each use its commercially reasonable best efforts to cause each Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Section 6.2(d) and Section 6.3(d). Basic, Grey Wolf and Holdings agree to file all Tax Returns consistent with the treatment of each Merger as a “reorganization” within the meaning of Section 368(a) of the

Code. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sec. 1.368-2(g).
          (b) Basic shall deliver to Andrews Kurth LLP and Porter & Hedges, L.L.P. an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Basic, containing representations of Basic, and Grey Wolf shall deliver to Porter & Hedges, L.L.P. and Andrews Kurth LLP an officers’ certificate dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of Grey Wolf, containing representations of Grey Wolf, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the opinion described in Section 6.2(d) of this Agreement and Porter & Hedges, L.L.P. to render the opinion described in Section 6.3(d) of this Agreement. Each of Basic, Grey Wolf and Holdings shall use its commercially reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the officers’ certificates described in this Section 5.19.
          (c) Basic and Grey Wolf shall each provide Holdings with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.
          (d) The Parties intend and believe that this Agreement constitutes a binding Contract for fixed consideration pursuant to Treasury Regulation Section 1.368-1T(e)(2).
     Section 5.20 Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything herein to the contrary, the obligations of Basic or Grey Wolf (as the case may be) to call, give notice of, convene and hold the Basic Meeting or Grey Wolf Meeting (as applicable) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Basic Acquisition Proposal or Grey Wolf Acquisition Proposal with respect to it, or by any determination by the Basic Board or Grey Wolf Board (as the case may be) to modify, withdraw, amend or modify its recommendation in favor of the Mergers. Prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Section 7.1, neither Basic nor Grey Wolf shall submit to the vote of its stockholders any Basic Acquisition Proposal or Grey Wolf Acquisition Proposal (as the case may be), or propose to do so. For the avoidance of doubt, nothing in this Section 5.20 shall in any way limit the ability of Grey Wolf to terminate this Agreement pursuant to Section 7.1(d)(iii) or Basic to terminate this Agreement pursuant to Section 7.1(c)(iii).
     Section 5.21 Control of Other Party’s Business. Nothing contained in this Agreement shall give Grey Wolf, directly or indirectly, the right to control or direct Basic’s operations or give Basic, directly or indirectly, the right to control or direct Grey Wolf’s operations prior to the Effective Time. Prior to the Effective Time, each of Basic and Grey Wolf shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

     Section 5.22 The Financing.
          (a) Grey Wolf will use its commercially reasonable efforts to arrange and obtain the Financing on the terms and conditions described in the Commitment Letter. Each of Grey Wolf and Basic will use its commercially reasonable efforts (i) to enter into and to cause Holdings and each of the Subsidiaries of Grey Wolf or Basic, as the case may be, to enter into definitive agreements with respect to the Financing on the terms and conditions reflected in the Commitment Letter; (ii) to satisfy on a timely basis all conditions applicable to it and to Holdings in such definitive agreements no later than the Closing; and (iii) to consummate the Financing no later than the Closing. If any Party becomes aware that the Financing is not available to consummate the transactions contemplated by this Agreement, then that Party shall promptly notify each of the other Parties, and each Party shall use its commercially reasonable efforts to obtain, and each of the other Parties shall use commercially reasonable efforts to assist the other Parties in obtaining, alternative financing on terms (taken in the aggregate) that are no less favorable to Holdings than those set forth in the Commitment Letter and in an amount (when added to cash of Basic and Grey Wolf forecast to be on hand immediately prior to the Mergers) that is adequate to pay the Basic Cash Consideration and the Grey Wolf Cash Consideration and all fees and expenses associated with the transactions contemplated by this Agreement, to make any other payments necessary to consummate the transactions contemplated by this Agreement (the "Alternative Financing”).
          (b) Each Party shall provide, and shall cause its Subsidiaries and the directors, officers, employees, consultants, advisors, legal counsel, accountants and other agents of it and each of its Subsidiaries to provide, all cooperation in connection with the Parties’ efforts to obtain the Financing or the Alternative Financing as may reasonably be requested by any of the other Parties or by the Joint Lead Arrangers, including, without limitation, (i) participating on a timely basis in meetings, drafting sessions, due diligence sessions and other presentations, including presentations with potential lenders and with rating agencies; (ii) furnishing to the Joint Lead Arrangers and to each other Party as promptly as reasonably practicable all financial statements, pro forma statements, financial projections, business plans, budgets and other reasonably pertinent data and information as may be available (or obtainable without unreasonable expense) and reasonably requested by either of the Joint Lead Arrangers; (iii) participating in the marketing presentations and other marketing efforts of the Joint Lead Arrangers for any portion of the Financing or the Alternative Financing and assisting the Joint Lead Arrangers in the timely preparation of bank information memoranda, presentations and similar documents and of material for rating agency presentations; (iv) being responsible for, and indemnifying the Joint Lead Arrangers and each other Party against, liability, cost or expense with respect to any financial or other information provided by such Party for incorporation into any such memoranda, documents or material; (v) using commercially reasonable efforts to satisfy the conditions set forth in the Commitment Letter, including to obtain and provide opinions of counsel, corporate approvals of the transactions contemplated by the Financing or the Alternative Financing and certifications with respect to such approvals and other matters as may reasonably be required by either of the Joint Lead Arrangers and customary payoff letters in respect of any indebtedness required to be repaid at Closing, in form and substance reasonably satisfactory to the Joint Lead Arrangers, including specification of all amounts required to be repaid in order to discharge fully at Closing all liabilities with respect to such indebtedness and all related obligations and commitments under any Contract relating thereto and to obtain releases at the Closing of all Liens granted to secure any such indebtedness, obligations or commitments; (vi) using commercially reasonable efforts to obtain legal opinions, ratings and other documentation and items relating to such financing as are reasonably requested by either of the Joint Lead Arrangers; (vii) executing and delivering any guarantees, mortgages, pledge and security documents, other definitive financing documents or other certificates, legal opinions or documents as may be reasonably requested by either of the Joint Lead Arrangers; and (viii) taking such actions and providing such information and assistance as either of the Joint Lead Arrangers may reasonably request in connection with creating Liens upon or pledging collateral to secure the Financing or the Alternative Financing.
          (c) Notwithstanding anything in this Agreement to the contrary, in the event that either the Basic Merger or the Grey Wolf Merger is not consummated due to the failure to obtain the Financing (or any Alternative Financing) no Party shall have any liability to any other party arising out of such failure, provided, however, that the foregoing shall not relieve Grey Wolf or Basic, as the case may be, of its obligations under Section 5.22(a) or Section 5.22(b), respectively. Each Party acknowledges that (i) notwithstanding anything in this Agreement to the contrary, no other Party is intended to have any greater risk or liability with respect to any failure to obtain the Financing (or any Alternative Financing) and (ii) no other Party would have entered into this Agreement but for the agreement of the Parties set forth in this Section 5.22.
     Section 5.23 Obligations of Holdings. Grey Wolf and Basic shall each take all action necessary to cause Holdings to perform its obligations under this Agreement and to consummate the Financing, any Alternative Financing and the Mergers on the terms and conditions set forth in this Agreement.
     Section 5.24 Amendment to Basic Voting Agreement. Grey Wolf will not enter into an amendment to the Basic Voting Agreement without the prior written consent of Basic, which consent shall not be unreasonably withheld, conditioned or delayed.
ARTICLE 6
CONDITIONS
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part only by both Basic and Grey Wolf (to the extent permitted by Applicable Law):
          (a) Stockholder Approval. The Basic Merger Proposal and the Grey Wolf Merger Proposal shall have been duly and validly approved and adopted by the requisite vote of the stockholders of Basic and Grey Wolf, respectively.
          (b) Other Approvals. Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated and all filings required to be made by the Parties prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not reasonably be expected to have or cause a Material Adverse Effect on or with respect to Holdings (assuming the Mergers have taken place).
          (c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities laws relating to the issuance or trading of the Holdings Common Stock to be issued in the Mergers shall have been received.
          (d) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Mergers. There shall not be any pending suit, action or proceeding asserted by any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the Mergers or the transactions contemplated hereunder.
          (e) NYSE Listing. The shares of Holdings Common Stock required to be included in the NYSE listing application referred to in Section 5.8 above shall have been authorized for listing on the NYSE, subject to official notice of issuance.
          (f) Financing. All conditions to the funding under the Financing or a commitment with respect to Alternative Financing (in each case other than conditions that by their nature cannot be satisfied until the Closing) shall have been satisfied so that, at the time of Closing, sufficient funds will be available at and after the Closing to fund the payment of the Grey Wolf Cash Consideration and the Basic Cash Consideration, and to pay all fees and expenses associated with the transactions contemplated by this Agreement.
     Section 6.2 Conditions to Obligations of Basic. The obligations of Basic to effect the Mergers are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Basic:
          (a) Representations and Warranties. (i) The representations and warranties of Grey Wolf and Holdings set forth in Sections 3.2 (Authorization, Validity and Effect of Agreement), 3.3 (Capitalization) and 3.16 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Grey Wolf set forth in Article 3 (other than the representations and warranties set forth in Sections 3.2, 3.3 and 3.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Grey Wolf Material Adverse Effect, and Basic shall have received a certificate signed by a Responsible Officer of Grey Wolf to such effect.
          (b) Performance of Covenants and Agreements by Grey Wolf. Grey Wolf shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Basic shall have received a certificate signed by a Responsible Officer of Grey Wolf to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Grey Wolf Material Adverse Effect.
          (d) Tax Opinion. Basic and Holdings shall have received an opinion (reasonably acceptable in form and substance to Basic) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income Tax purposes (i) the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Basic, Grey Wolf and Holdings will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.19(b).
     Section 6.3 Conditions to Obligation of Grey Wolf. The obligation of Grey Wolf to effect the Mergers is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Grey Wolf:
          (a) Representations and Warranties. (i) The representations and warranties of Basic and Holdings set forth in Sections 4.2, (Authorization, Validity and Effect of Agreement) 4.3 (Capitalization) and 4.16 (No Brokers) shall be true, accurate and complete in all material respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct in all material respects as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Basic set forth in Article 4 (other than the representations and warranties set forth in Sections 4.2, 4.3 and 4.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except in each case for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not have or cause and would not reasonably be expected to have or cause a Basic Material Adverse Effect, and Grey Wolf shall have received a certificate signed by a Responsible Officer of Basic to such effect.
          (b) Performance of Covenants and Agreements by Basic. Basic shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Grey Wolf shall have received a certificate signed by a Responsible Officer of Basic to such effect.
          (c) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any event, occurrence or development that has had or caused or would reasonably be expected to have or cause a Basic Material Adverse Effect.
          (d) Tax Opinion. Grey Wolf and Holdings shall have received an opinion (reasonably acceptable in form and substance to Grey Wolf) from Porter & Hedges, L.L.P., dated as of the Closing Date, to the effect that for federal income Tax purposes (i) the Mergers will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Basic, Grey Wolf and Holdings will be a party to such reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the officers’ certificates described in Section 5.19(b).
ARTICLE 7
TERMINATION
     Section 7.1 Termination Rights. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time, whether before or after approval of Grey Wolf Merger Proposal by the stockholders of Grey Wolf or approval of the Basic Merger Proposal by the stockholders of Basic (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:
          (a) By mutual written consent duly authorized by the Basic Board and the Grey Wolf Board.
          (b) By either Grey Wolf or Basic if:
               (i) the Mergers have not been consummated by November 30, 2008 (the “Termination Date”) (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Mergers to occur on or before such date);
               (ii) any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Mergers or making consummation of the Mergers illegal, and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order, decree, ruling or other action);
               (iii) the Grey Wolf Merger Proposal shall not have been approved by the Required Grey Wolf Vote at the Grey Wolf Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to Grey Wolf if the failure to obtain approval of the Grey Wolf Merger Proposal is caused by the action or failure to act of Grey Wolf and such action or failure to act constitutes a material breach of this Agreement; or

               (iv) the Basic Merger Proposal shall not have been approved by the Required Basic Vote at the Basic Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to Basic if the failure to obtain approval of the Basic Merger Proposal is caused by the action or failure to act of Basic and such action or failure to act constitutes a material breach of this Agreement.
          (c) By Basic if:
               (i) there has been a material breach of the representations and warranties made by Grey Wolf in Article 3 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by Grey Wolf within 60 days following receipt of written notice from Basic of such breach (but not later than the Termination Date);
               (ii) Grey Wolf has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by Grey Wolf within 60 days following written notice from Basic of such failure (but not later than the Termination Date);
               (iii) prior to the approval of the Basic Merger Proposal by the Required Basic Vote, Basic elects to enter into a Basic Acquisition Agreement as permitted by (and not in violation of) Section 5.4; provided, however, that Basic may not terminate this Agreement pursuant to this Section 7.1(c)(iii) unless Basic shall have complied with the provisions of Section 5.4(e)(ii) and shall not have otherwise breached any other term of Section 5.4 in any material respect. No termination pursuant to this Section 7.1(c)(iii) shall be effective unless Basic simultaneously pays in full the payment required by Section 7.3(d) and provides Grey Wolf with a written acknowledgment from each other party to the Basic Acquisition Agreement that such party is aware of the amounts due to Grey Wolf under Section 7.3(d) and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or
               (iv) (A) Grey Wolf shall have breached in any material respect any of its obligations under Section 5.5, (B) the Grey Wolf Board (or any committee thereof) shall have made a Grey Wolf Adverse Recommendation Change or a Grey Wolf Acquisition Proposal Recommendation, (C) any Grey Wolf Company shall have entered into a Grey Wolf Acquisition Agreement or (D) Grey Wolf or the Grey Wolf Board (or any committee thereof) publicly shall have announced its intention to do any of the foregoing.

          (d) By Grey Wolf if:
               (i) there has been a material breach of the representations and warranties made by Basic in Article 4 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by Basic within 60 days following receipt of written notice from Grey Wolf of such breach (but not later than the Termination Date);
               (ii) Basic has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by Basic within 60 days following receipt of written notice from Grey Wolf of such failure (but not later than the Termination Date);
               (iii) prior to the approval of Grey Wolf Merger Proposal by the Required Grey Wolf Vote, Grey Wolf elects to enter into a Grey Wolf Acquisition Agreement as permitted by (and not in violation of) Section 5.5; provided, however, that Grey Wolf may not terminate this Agreement pursuant to this Section 7.1(d)(iii) unless Grey Wolf shall have complied with the provisions of Section 5.5(e)(ii) and shall not have otherwise breached any other term of Section 5.5 in any material respect. No termination pursuant to this Section 7.1(d)(iii) shall be effective unless Grey Wolf simultaneously pays in full the payment required by Section 7.3(a) and provides Basic with a written acknowledgment from each other party to the Grey Wolf Acquisition Agreement that such party is aware of the amounts due Basic under Section 7.3(a) and that such party irrevocably waives any right it may have to litigate, sue or bring any Claim to contest such amounts; or
               (iv) (A) Basic shall have breached in any material respect any of its obligations under Section 5.4, (B) the Basic Board (or any committee thereof) shall have made a Basic Adverse Recommendation Change or a Basic Acquisition Proposal Recommendation, (C) any Basic Company shall have entered into a Basic Acquisition Agreement, or (D) Basic or the Basic Board (or any committee thereof) shall have publicly announced its intention to do any of the foregoing.
     Section 7.2 Effect of Termination. If this Agreement is terminated by either Grey Wolf or Basic pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void, and there shall be no further obligation on the part of any Party or its Affiliates, directors, officers or stockholders except pursuant to the provisions of Section 5.3(d), Section 5.7(c), Section 5.7(d), Section 5.14, this Section 7.2, Section 7.3, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.
     Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.14:
          (a) Grey Wolf will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iv), 7.1(d)(iii) or 7.1(b)(iii) (but in the case of Section 7.1(b)(iii) only if prior to such Grey Wolf Meeting a Grey Wolf Adverse Recommendation Change or a Grey Wolf Acquisition Proposal Recommendation has been made), pay, or cause to be paid, to Basic by wire transfer of immediately available funds to an account designated by Basic a termination fee in the amount of $30.0 million.
          (b) Grey Wolf will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), pay, or cause to be paid, to Basic by wire transfer of immediately available funds to an account designated by Basic $5.0 million as a reasonable estimate of Basic’s expenses; provided that no amount shall be payable under this Section 7.3(b) if the termination fee is paid pursuant to Section 7.3(a).
          (c) Grey Wolf will pay, or cause to be paid, to Basic a termination fee in the amount of $30.0 million less the amount of the payment, if any, previously made by Grey Wolf pursuant to Section 7.3(b) if (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iii), (ii) prior to such termination, there has been publicly announced a Grey Wolf Acquisition Proposal and (iii) within 365 days of such termination, any Grey Wolf Company enters into any definitive agreement with respect to or consummates any Grey Wolf Acquisition Proposal (regardless of whether such Grey Wolf Acquisition Proposal is the same Acquisition Proposal referred to in clause (ii) above); provided that no amount shall be payable under this Section 7.3(c) if the termination fee is paid pursuant to Section 7.3(a). Such termination fee shall be paid on the day such Grey Wolf Company consummates such Grey Wolf Acquisition Proposal, by wire transfer of immediately available funds to an account designated by Basic. Notwithstanding the foregoing, Grey Wolf shall not be required to pay, or cause to be paid, to Basic any amounts pursuant to this Section 7.3(c) if the reason the Mergers have not been timely consummated is as the result of a failure to satisfy the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(f).
          (d) Basic will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iii), 7.1(d)(iv) or 7.1(b)(iv) (but in the case of Section 7.1(b)(iv) only if prior to such Basic Meeting a Basic Adverse Recommendation Change or a Basic Acquisition Proposal Recommendation has been made), pay, or cause to be paid, to Grey Wolf by wire transfer of immediately available funds to an account designated by Grey Wolf a termination fee in the amount of $30.0 million.
          (e) Basic will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iv) pay, or cause to be paid, to Grey Wolf by wire transfer of immediately available funds to an account designated by Grey Wolf $5.0 million as a reasonable estimate of Grey Wolf’s expenses; provided that no amount shall be payable under this Section 7.3(e) if the termination fee is paid pursuant to Section 7.3(d).
          (f) Basic will pay, or cause to be paid, to Grey Wolf a termination fee in the amount of $30.0 million (less the amount of the payment, if any, previously made by Basic pursuant to Section 7.3(e)) if (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iv), (ii) prior to such termination, there has been publicly announced a Basic Acquisition Proposal and (iii) within 365 days of such termination, any Basic Company enters into any definitive agreement with respect to or consummates any Basic Acquisition Proposal (regardless of whether such Basic Acquisition Proposal is the same Basic Acquisition Proposal referred to in clause (ii) above); provided that no amount shall be payable under this Section 7.3(f) if the termination fee is paid pursuant to Section 7.3(d). Such termination fee shall be paid on the day such Basic Company consummates such Basic Acquisition Proposal, by wire transfer of immediately available funds to an account designed by Grey Wolf. Notwithstanding the foregoing, Basic shall not be required to pay, or cause to be paid, to Grey Wolf any amounts pursuant to this Section 7.3(f) if the reason the Mergers have not been timely consummated is as the result of a failure to satisfy the conditions set forth in Sections 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(f).
          (g) Grey Wolf acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Basic would not have entered into this Agreement. Accordingly, if Grey Wolf fails to pay promptly any amounts due pursuant to this Section 7.3, Grey Wolf shall pay to Basic its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Basic.
          (h) Basic acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Grey Wolf would not have entered into this Agreement. Accordingly, if Basic fails to pay promptly any amounts due pursuant to this Section 7.3, Basic shall pay to Grey Wolf its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in the Wall Street Journal as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Grey Wolf.
ARTICLE 8
MISCELLANEOUS
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Lock-Up Agreements) shall survive the consummation of the Mergers.
     Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Basic Merger Proposal by the stockholders of Basic or of the Grey Wolf Merger Proposal by the stockholders of Grey Wolf; provided, however, that, after any such approval, no amendment shall be made that by Applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.
     Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Basic or Holdings:	Basic Energy Services, Inc.
500 W. Illinois
Midland, Texas 79701
Attention: Chief Executive Officer
Facsimile: (432) 620-5501

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
Attention: George R. Bason, Jr.
Michael Davis
Facsimile: (212) 450-3800
and
Andrews Kurth LLP
600 Travis, Suite 4299
Houston, Texas 77022
Attention: David C. Buck
Facsimile: (713) 220-4285

To Grey Wolf or Holdings:	Grey Wolf, Inc.
10370 Richmond Avenue, Suite 600
Houston, Texas 77042
Attention: Chief Executive Officer
Facsimile: (713) 435-6171

with a copy (which shall not constitute notice) to:	Porter & Hedges, L.L.P.
1000 Main, 36th Floor
Houston, Texas 77002
Attention: Nick D. Nicholas
Christopher A. Ferazzi
Facsimile: (713) 226-6237
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
     Section 8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.15 (which is intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Party for whose benefit such representation and warranty was made in accordance with Section 8.11 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
     Section 8.7 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE (INCLUDING THE LAWS OF DELAWARE WITH RESPECT TO STATUTES OF LIMITATION AND STATUTES OF REPOSE) WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY.
     Section 8.8 Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be exclusively brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.3 shall be deemed effective service of process on such party.

     Section 8.9 No Remedy in Certain Circumstances. Each Party agrees that should any Governmental Authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an Order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such Order or judgment.
     Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Applicable Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.11 Waivers. At any time prior to the Effective Time, to the extent legally allowed: (a) any Party may extend the time for the performance of any of the obligations or other acts of the other Parties, (b) any Party for whose benefit a representation or warranty was made may waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document delivered pursuant hereto, and (c) any Party may waive performance of any of the covenants or agreements of the other Parties, or satisfaction of any of the conditions to its obligations to effect the Mergers, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     Section 8.12 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Mergers in accordance with the terms of this Agreement. Any and all information received by Basic and Grey Wolf pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.

     Section 8.13 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference are incorporated herein for all purposes.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

BASIC ENERGY SERVICES, INC.,
a Delaware corporation

By:	/s/ Kenneth V. Huseman

Name:	Kenneth V. Huseman
Title:	Chief Executive Officer

GREY WOLF, INC.,
a Texas corporation

By:	/s/ Thomas P. Richards

Name:	Thomas P. Richards
Title:	Chief Executive Officer

HORSEPOWER HOLDINGS, INC.,
a Delaware corporation

By:	/s/ David W. Wehlmann

Name:	David W. Wehlmann
Title:	Vice President and Secretary

Exhibit 2.3(a)
CERTIFICATE OF INCORPORATION
OF
HORSEPOWER HOLDINGS, INC.
Exhibit 2.3(a)

Exhibit 2.3(a)
CERTIFICATE OF INCORPORATION
OF
GREY WOLF, INC.
     FIRST: The name of the corporation is Grey Wolf, Inc. (hereinafter called the “Corporation”).
     SECOND: The address of the Corporation’s registered office in the State of Delaware is 615 South Dupont Highway, Dover, Kent County, Delaware 19901. The name of the registered agent of the corporation at such address is Capitol Services, Inc.
     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.
     FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 300,000,000, of which 10,000,000 shares shall be Preferred Stock, par value $.01 per share, and 290,000,000 shares shall be Common Stock, par value $.01 per share.
     A. Preferred Stock. (1) Preferred Stock may be issued from time to time in one or more series without further stockholder approval and in such amounts as may be determined by the Board of Directors. The voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock of each series shall be such as are fixed by the Board of Directors, authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (herein called the “Directors’ Resolution”). Without limitation, such Directors’ Resolution may (i) fix the number of shares of such series that may be issued, (ii) provide for a sinking fund for the purchase or redemption of shares of such series and specify the terms and conditions governing the operations of any such fund, (iii) grant voting rights, full or limited, to the holders of shares of such series, or provide that such shares shall have no voting rights, or provide that such shares may have more or less than one vote per share on some or all matters, (iv) provide for fixed, variable or contingent dividends and impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (v) state the time or times, the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be made convertible into, or exchangeable for, at the option of the holder or the Corporation or upon the occurrence of a specified event, shares of any other class or classes or of any other series of Preferred Stock or any other class or classes of stock or other securities of the Corporation, and (vi) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors, to the extent not inconsistent with this Article FOURTH and to the full extent now or hereafter permitted by the laws of the State of Delaware.

     (2) Except as expressly required by law, or except as may be provided in any Directors’ Resolution, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Corporation.
     (3) Preferred Stock that is redeemed or purchased by the Corporation shall be retired by the Corporation if so provided in the Directors’ Resolution and, if not so provided, may be retired by the Corporation upon a resolution duly adopted by the Board of Directors, and upon any such retirement, the Preferred Stock shall assume the status of authorized but unissued Preferred Stock without designation as to series and may thereafter, subject to the provisions of any Directors’ Resolution providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as authorized but previously unissued Preferred Stock.
     B. Common Stock. All shares of the Common Stock of the Corporation shall be identical and except as otherwise required by law or as otherwise provided in the Directors’ Resolution or resolutions, if any, adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.
     FIFTH: The following provisions are inserted for the regulation of certain stockholder action matters and with respect to certain voting rights applicable to the Corporation’s capital stock:
     A. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
     B. Except as otherwise required in a Directors’ Resolution with respect to a series of Preferred Stock or by applicable law, (i) no stockholder shall have any right of cumulative voting and (ii) each outstanding share, regardless of class, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders.
     SIXTH: The following provisions are inserted for certain matters relating to the Board of Directors:
     A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation
     B. The number of directors of the Corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Amended and Restated Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

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     C. The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. Each director shall serve for a term expiring on the third annual meeting of stockholders following the annual meeting stockholders at which such director was elected; provided, however, that the directors designated at the Effective Time (as defined in this Article SIXTH) pursuant to the Merger Agreement (as defined in this Article SIXTH) shall serve the following term: the directors designated to Class I shall serve for a term expiring on the Corporation’s first annual meeting of stockholders after the Effective Time, the directors designated to Class II shall serve for a term expiring on the Corporation’s second annual meeting of stockholders after the Effective Time and the directors designated to Class III shall serve for a term expiring on the Corporation’s third annual meeting of stockholders after the Effective Time. Each director shall hold office until the annual meeting of stockholders at which the director’s term expires and, notwithstanding the foregoing, shall serve until his or her successor shall have been duly elected and qualified, or until his or her earlier death, designation or removal. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors constituting the number of directors comprising the Whole Board shall have the effect of shortening the term of any incumbent director.
     D. In accordance with the Merger Agreement (as defined below), effective as of the Effective Time (as defined below), the Board of Directors shall consist of nine directors: four Brown Directors (as defined below) and five Green Directors (as defined below). At the Effective Time: Class I shall consist of two Green Directors and one Brown Director; Class II shall consist of two Brown Directors and one Green Director; and Class III shall consist of two Green Directors and one Brown Director. In the event of the death, removal or resignation of a Brown Director prior to                     , 2009 (the date one year after the date of this Certificate of Incorporation), the remaining Brown Directors shall be constituted as a committee to designate an individual to fill such vacancy. In the event of the death, removal or resignation of a Green Director prior to                     , 2009 (the date one year after the date of this Certificate of Incorporation), the remaining Green Directors shall be constituted as a committee to designate an individual to fill such vacancy.
     “Brown Director” means each of those four individuals designated by Brown to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Brown a contractual right to designate such directors).

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     “Effective Time” has the meaning set forth in the Merger Agreement.
     “Merger Agreement” means the Agreement and Plan of Merger dated April 20, 2008, by and among Brown, Green and the Corporation, as the same may be amended from time to time, a copy of which shall be made available to any stockholder upon request.
     “Green Director” means each of those five individuals designated by Green to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Green a contractual right to designate such directors).
     E. At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
     F. In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy shall only be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director, except for any vacancy in the Board of the Directors with respect to a Brown Director or a Green Director that occurs prior to                     , 2009 (the date one year after the date of this Certificate of Incorporation), which vacancy shall be filled in the manner described in Clause D of this Article SIXTH. The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law. Any newly-created directorship shall only be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal. Except as expressly required by law, stockholders shall not have any right to fill vacancies on the Board of Directors, including newly-created directorships.
     G. Notwithstanding the foregoing provisions of this Article SIXTH, if Directors’ Resolutions creating any series of Preferred Stock entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article SIXTH.
     H. Election of directors need not be by written ballot unless the bylaws so provide.
     SEVENTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, the bylaws of the Corporation, or imposed by Delaware law in effect from time to time, bylaws of the Corporation may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the Whole Board, but any bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon as outlined in this Article SEVENTH. The bylaws of the Corporation may not be altered, amended or rescinded, nor may

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new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66-2/3% of all outstanding shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class. Election of directors need not be by written ballot unless the bylaws so provide.
     EIGHTH: To the maximum extent permitted by Delaware law in effect from time to time, a director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director. Neither amendment nor repeal of this Article EIGHTH nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article EIGHTH shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of any inconsistent provision. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.
     NINTH: To the maximum extent permitted by Delaware law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a threatened or pending proceeding to (a) any individual who is a present or former director or officer of the Corporation and who was or is made a party, or was or is threatened to be made a party, to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.
     The Corporation shall, as a condition to advancing expenses to a director or officer, obtain a written undertaking by or on behalf of such director or officer to repay the amount paid or reimbursed by the Corporation if it shall ultimately be determined that such persons are not entitled to be indemnified by the Corporation under Delaware law or any applicable contract.
     Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the Certificate of Incorporation of the Corporation inconsistent with this Article NINTH shall eliminate or reduce the effect of this Article NINTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article NINTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

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     The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether of not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article NINTH or otherwise.
     TENTH: The Corporation is to have perpetual existence.
     ELEVENTH: The vote of stockholders holding at least 66-2/3% of the outstanding voting power present in person or represented by proxy at the meeting and entitled to vote generally in the election of directors shall be required to amend Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH or this Article ELEVENTH.

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Exhibit 2.3(b)
AMENDED AND RESTATED BYLAWS
OF
HORSEPOWER HOLDINGS, INC.
Exhibit 2.3(b)

Exhibit 2.3(b)
AMENDED AND RESTATED
BYLAWS
OF
GREY WOLF, INC.
(EFFECTIVE AS OF                     , 2008)
PREAMBLE
     These Amended and Restated Bylaws (“Bylaws”) are subject to, and governed by, the General Corporation Law of the State of Delaware (“DGCL”) and the Certificate of Incorporation of Grey Wolf, Inc. (the “Corporation”), as amended (the “Certificate of Incorporation”, such term to include the resolutions of the Board of Directors of the Corporation (the “Board of Directors”) creating any series of preferred stock, par value $0.01 per share, of the Corporation). In the event of a direct conflict between the provisions of these Bylaws and the mandatory provisions of the DGCL or the provisions of the Certificate of Incorporation, such provisions of the DGCL and the Certificate of Incorporation, as the case may be, will be controlling.
ARTICLE I
Offices and Records
     Section 1.1. Registered Office and Agent. The registered office and registered agent of the Corporation shall be as designated from time to time by the appropriate filing by the Corporation in the office of the Secretary of State of the State of Delaware.
     Section 1.2. Other Offices. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.
     Section 1.3. Books and Records. The books and records of the Corporation shall be kept at the Corporation’s principal office in Houston, Texas or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.
ARTICLE II
Meetings of Stockholders
     Section 2.1. Annual Meetings. (a) An annual meeting of the Corporation’s stockholders (the “Stockholders”) shall be held each calendar year for the purposes of (i) electing directors as provided in Article III and (ii) transacting such other business as may properly be brought before the meeting. Each annual meeting shall be held on such date and at such time as shall be designated by the Board of Directors and stated in the notice or waivers of notice of such meeting.

     Section 2.2. Special Meetings. Special meetings of the Stockholders, for any purpose or purposes, may be called at any time by the Chairman of the Board (if any), by the Chief Executive Officer and shall be called by the Secretary within ten (10) days after the written request, or by resolution adopted by the affirmative vote, of a majority of the Whole Board (as defined in the following sentence), which request or resolution shall fix the date, time and place, and state the purpose or purposes, of the proposed meeting. For purposes of these Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships. Except as required by applicable law, Stockholders shall not be entitled to call a special meeting of Stockholders or to require the Board of Directors or any officer to call such a meeting or to propose business at such a meeting. Business transacted at any special meeting of Stockholders shall be limited to the purposes stated in the notice or waivers of notice of such meeting.
     Section 2.3. Place of Meetings. The Board of Directors may designate the place of meeting (either within or without the State of Delaware) for any meeting of Stockholders. If no designation is made by the Board of Directors, the place of meeting shall be held at the principal executive office of the Corporation. In addition, the Board of Directors may determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communications as authorized by these Bylaws.
     Section 2.4. Notice of Meetings. (a) Except as otherwise required by law, written notice of each meeting of Stockholders shall be delivered to each Stockholder of record entitled to vote thereat, which notice shall (i) state the place, if any, date and time of the meeting, the means of remote communications, if any, by which Stockholders and proxy holders may be deemed to be present in person and vote at any such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, and (ii) be given not less than 10 nor more than 60 days before the date of the meeting.
     (b) If any two successive notices addressed to a Stockholder at the address of such Stockholder appearing on the books of the Corporation is returned to the Corporation by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice to the Stockholder at such address, all further notices to such Stockholder at such address shall be deemed to have been duly given without further mailing if the same shall be available to such Stockholder upon written demand of such Stockholder at the principal executive office of the Corporation.
     (c) Any previously scheduled meeting of the Stockholders may be postponed by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting.
     (d) Notice of the time, place and purpose of any meeting of Stockholders may be waived in writing, either before or after the meeting, and to the extent permitted by law, will be waived by any Stockholder by attendance thereat, in person or by proxy, except when the person objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

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     Section 2.5. Voting List. At least 10 days before each meeting of Stockholders, the Secretary or other officer or agent of the Corporation who has charge of the Corporation’s stock ledger shall prepare a complete list of the Stockholders entitled to vote at such meeting, arranged in alphabetical order and showing, with respect to each Stockholder, his address and the number of shares registered in his name. Such list shall be open to the examination of any Stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the principal place of business of the Corporation. If the list is made available on an electronic network, then the Corporation may take reasonable steps to ensure that such information is available only to Stockholders. If the meeting is to held at a place, the list shall be produced and kept at the time of the meeting during the whole time thereof, and may be inspected by any Stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any Stockholder during the whole time of the meeting on a reasonable accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger of the Corporation shall be the only evidence as to who are the Stockholders entitled to examine any list required by this Section 2.5 or to vote in person or by proxy at any meeting of Stockholders.
     Section 2.6. Quorum and Adjournment. The holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), present in person or represented by proxy, shall constitute a quorum at any meeting of Stockholders, except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws. Except as otherwise required by law, if a quorum is present at any meeting of Stockholders, such quorum shall not be broken by the withdrawal of enough Stockholders to leave less than a quorum and the Stockholders may continue to transact business until adjournment. If a quorum shall not be present at any meeting of Stockholders, the holders of a majority of the voting stock represented at such meeting or any officer of the Corporation may adjourn such meeting from time to time until a quorum shall be present. Notwithstanding anything in these Bylaws to the contrary, the chairman of any meeting of Stockholders shall have the right, acting in his sole discretion, to adjourn such meeting from time to time.
     Section 2.7. Adjourned Meetings. When a meeting of Stockholders is adjourned to another time or place, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which Stockholders and proxy holders may be deemed present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, if an adjournment is for more than 30 days or if after an adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Stockholder entitled to vote thereat. At any adjourned meeting, the Stockholders entitled to vote thereat may transact any business which might have been transacted at the meeting as originally noticed.
     Section 2.8. Voting.

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     (a) Election of directors at all meetings of Stockholders need not be by written ballot, unless otherwise provided in the Certificate of Incorporation; if authorized by the board of directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can determined that electronic transmission was authorized by the Stockholder or proxy holder. Except as otherwise provided in the Certificate of Incorporation, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, all matters other than the election of directors submitted to the Stockholders at any meeting shall be decided by the vote of the holders of stock having a majority of the voting power present in person or represented by proxy and entitled to vote on the subject matter.
     (b) Shares standing in the name of another corporation (whether domestic or foreign) may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe or, in the absence of such provision, as the board of directors of such corporation may determine. Shares standing in the name of a deceased person may be voted by the executor or administrator of such deceased person, either in person or by proxy. Shares standing in the name of a guardian, conservator or trustee may be voted by such fiduciary, either in person or by proxy, but no fiduciary shall be entitled to vote shares held in such fiduciary capacity without a transfer of such shares into the name of such fiduciary. Shares standing in the name of a receiver may be voted by such receiver. A Stockholder whose shares are pledged shall be entitled to vote such shares, unless in the transfer by the pledgor on the books of the Corporation he has expressly empowered the pledgee to vote thereon, in which case only the pledgee (or his proxy) may represent the stock and vote thereon.
     (c) If shares or other securities having voting power stand of record in the name of two or more persons (whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise) or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect:
     (i) if only one votes, his act binds all;
     (ii) if more than one votes, the act of the majority so voting binds all; and
     (iii) if more than one votes but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately or any person voting the shares, or a beneficiary, (if any) may apply to the Delaware Court of Chancery or such other court as may have jurisdiction to appoint an additional person to act with the person so voting the shares, which shall then be voted as determined by a majority such persons and the person so appointed by the court.
If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of the paragraph (c) shall be a majority or even-split in interest.

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     Section 2.9. Proxies. (a) At any meeting of Stockholders, each Stockholder having the right to vote thereat may be represented and vote either in person or by proxy executed in writing by such Stockholder or by his duly authorized attorney-in-fact. Each such proxy shall be filed with the Secretary of the Corporation at or before the beginning of each meeting at which such proxy is to be voted. Unless otherwise provided therein, no proxy shall be valid after three years from the date of its execution. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power or unless otherwise made irrevocable by applicable law.
     (b) A proxy shall be deemed signed if the Stockholder’s name is placed on the proxy (whether by manual signature, electronic transmission or otherwise) by the Stockholder or his attorney-in-fact.
     (c) Except as otherwise required by applicable law, by the Certificate of Incorporation or by these Bylaws, the Board of Directors may, in advance of any meeting of Stockholders, prescribe additional regulations concerning the manner of execution and filing of proxies (and the validation of same) which may be voted at such meeting.
     Section 2.10. Record Date. For the purpose of determining the Stockholders entitled to notice of or to vote at any meeting of Stockholders (or any adjournment thereof) or to receive payment of any dividend or other distribution or allotment of any rights or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors or be more than 60 nor less than 10 days prior to the date of such meeting. If no record date is fixed, (i) the record date for determining Stockholders entitled to notice of or to vote at a meeting of Stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (ii) the record date for determining Stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of Stockholders of record entitled to notice of or to vote at a meeting of Stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.
     Section 2.11. Conduct of Meetings; Agenda. (a) Meetings of the Stockholders shall be presided over by the Chairman of the Board of Directors, if one shall have been elected, or in the Chairman’s absence or if one shall not have been elected, the person designated by the Board of Directors, or in the absence of such designation, the vote of the majority of the directors present at such meeting. At each meeting of Stockholders, the Secretary (or in the Secretary’s absence or inability to act, the person whom the chairman of the meeting shall appoint secretary of the meeting) shall act as secretary of the meeting. The order of business at each meeting of Stockholders shall be as determined by the chairman of the meeting, including such regulation of the manner of voting and the conduct of discussion as seems to him in order.
     (b) The Board of Directors may, in advance of any meeting of Stockholders, adopt an agenda for such meeting, adherence to which the chairman of the meeting may enforce.

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     Section 2.12. Inspectors of Election; Opening and Closing of Polls. (a) Before any meeting of Stockholders, the Corporation may, and if required by law shall, appoint one or more persons to act as inspectors of election at such meeting or any adjournment thereof. If any person appointed as inspector fails to appear or fails or refuses to act, the chairman of the meeting may, and if required by law or requested by any Stockholder entitled to vote or his proxy shall, appoint a substitute inspector. If no inspectors are appointed by the Corporation, the chairman of the meeting may, and if required by law shall, appoint one or more inspectors at the meeting. Notwithstanding the foregoing, inspectors shall be appointed consistent with the mandatory provisions of Section 231 of the DGCL.
     (b) Inspectors may include individuals who serve the Corporation in other capacities (including as officers, employees, agents or representatives); provided, however, that no director or candidate for the office of director shall act as an inspector. Inspectors need not be Stockholders.
     (c) The inspectors shall (i) determine the number of shares of capital stock of the Corporation outstanding and the voting power of each, the number of shares represented at the meeting, the existence of a quorum and the validity and effect of proxies and (ii) receive votes or ballots, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes and ballots, determine the results and do such acts as are proper to conduct the election or vote with fairness to all Stockholders. On request of the chairman of the meeting, the inspectors shall make a report in writing of any challenge, request or matter determined by them and shall execute a certificate of any fact found by them. The inspectors shall have such other duties as may be prescribed by Section 231 of the DGCL.
     (d) The chairman of the meeting may, and if required by the DGCL shall, fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting.
     Section 2.13. Procedures for Bringing Business before Annual Meetings. (a) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting of Stockholders except in accordance with the procedures hereinafter set forth in this Section 2.13; provided, however, that nothing in this Section 2.13 shall be deemed to preclude discussion by any Stockholder of any business properly brought before any annual meeting of Stockholders in accordance with such procedures.
     (b) At any annual meeting of Stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (iii) properly brought before the meeting by a Stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Stockholder, the Stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a Stockholder’s notice must be delivered to or mailed and received at the principal executive office of the Corporation not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s

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annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation no earlier than 150 days prior to the date of the meeting and no later than the later of 120 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was first made. Any meeting of Stockholders which is adjourned, for purposes of any Stockholder’s notice contemplated by this paragraph (b), shall be deemed to be a continuation of the original meeting, and no business may be brought before such adjourned meeting by any Stockholder unless timely notice of such business was given to the Secretary of the Corporation for the meeting as originally noticed.
     (c) Each notice given by a Stockholder as contemplated by paragraph (b) above (other than a proposed nomination of any person for election or reelection as a director, which is addressed in Section 3.4) shall set forth, as to each matter the Stockholder proposes to bring before the annual meeting: (i) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption and any supporting statement, which proposal and supporting statement shall not in the aggregate exceed 500 words, and his reasons for conducting such business at the annual meeting; (ii) any material interest of the Stockholder or any Stockholder Associated Person (as defined below) in such business; (iii) the name, principal occupation and record address of the Stockholder; (iv) as to the Stockholder and any Stockholder Associated Person, the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder and by such Stockholder Associated Person; (v) as to the Stockholder and any Stockholder Associated Person, the dates upon which the Stockholder and such Stockholder Associated Person acquired such shares of stock and documentary support for any claims of beneficial ownership; (vi) as to the Stockholder and any Stockholder Associated Person, whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation; (vii) as to any Stockholder Associated Person covered by clauses (ii) through (vi) above, the name, principal occupation and record address of such Stockholder Associated Person; and (viii) such other matters as may be required by the Certificate of Incorporation. “Stockholder Associated Person” of any Stockholder means (A) any person controlling, directly or indirectly, or acting in concert with, such Stockholder, (B) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such Stockholder and (C) any person controlling, controlled by or under common control with such Stockholder Associated Person.
     (d) The foregoing right of a Stockholder to propose business for consideration at an annual meeting of Stockholders shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation. Nothing in this Section 2.13 shall entitle any Stockholder to propose business for consideration at any special meeting of Stockholders.
     (e) The chairman of any meeting of Stockholders shall determine whether business has been properly brought before the meeting and, if the facts so warrant, may refuse to transact any business at such meeting which has not been properly brought before the meeting.

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     (f) Notwithstanding any other provision of these Bylaws, the Corporation shall be under no obligation to include any Stockholder proposal in its proxy statement or otherwise present any such proposal to Stockholders at a meeting of Stockholders if the Board of Directors reasonably believes that the proponents thereof have not complied with Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and the Corporation shall not be required to include in its proxy statement to Stockholders any Stockholder proposal not required to be included in its proxy statement to Stockholders in accordance with the Exchange Act and such rules or regulations.
     (g) Nothing in this Section 2.13 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.
     (h) Reference is made to Section 3.4 for procedures relating to the nomination of any person for election or reelection as a director of the Corporation.
     Section 2.14. Action Without Meeting. No action shall be taken by Stockholders except at an annual or special meeting of Stockholders. Stockholders may not act by written consent in lieu of a meeting.
ARTICLE III
Board of Directors — Powers, Number, Classification,
Nominations, Resignations, Removal, Vacancies and Compensation
     Section 3.1. Management. The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by these Bylaws, the Board of Directors may exercise all the powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the Stockholders.
     Section 3.2. Number and Qualification. The number of directors shall be fixed from time to time as set forth in the Certificate of Incorporation. A director need not be a Stockholder or resident of the State of Delaware. Each director must have attained twenty-one (21) years of age. The maximum number of directors may not be increased by the Board of Directors to exceed ten (10) without the affirmative vote of two-thirds (2/3) of the members of Whole Board.
     Section 3.3. Classes of Directors; Election; Term of Office. (a) The Board of Directors shall be divided into three classes designated as Class I, Class II and Class III. Each director shall serve for a term expiring on the third annual meeting of Stockholders following the annual meeting of Stockholders at which such director was elected; provided, however, that the directors designated at the Effective Time (as defined in Section 3.3(c) below) pursuant to the Merger Agreement (as defined in Section 3.3(c) below) shall serve the following term: the directors designated to Class I shall serve for a term expiring on the Corporation’s first annual meeting of Stockholders after the Effective Time, the directors designated to Class II shall serve for a term expiring on the Corporation’s second annual meeting of Stockholders after the Effective Time and the directors designated to Class III shall serve for a term expiring on the

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Corporation’s third annual meeting of Stockholders after the Effective Time. Each director shall hold office until the annual meeting of Stockholders at which the director’s term expires and, notwithstanding the foregoing, shall serve until his or her successor shall have been duly elected and qualified, or until his or her earlier death, designation or removal. The number of directors in each class shall be the whole number contained in the quotient arrived at by dividing the authorized number of directors by three, and if a fraction is also contained in such quotient then if such fraction is one-third (1/3), the extra director shall be a member of Class I, and if the fraction is two-thirds (2/3), one of the extra directors shall be a member of Class I and the other member of Class II. In the event of any increase or decrease in the authorized number of directors, (i) each director then serving as such shall nevertheless continue as a director of the class of which he is a member and (ii) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing rule, any newly created directorships shall be added to those classes whose terms of office are to expire at the latest dates following such allocation, and any newly eliminated directorships shall be subtracted from those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided from time to time by resolution adopted by the Board of Directors. No decrease in the number of directors constituting the number of directors comprising the Whole Board shall have the effect of shortening the term of any incumbent director.
     (b) At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
     (c) In accordance with the Merger Agreement (as defined below), effective as of the Effective Time (as defined below), the Board of Directors shall consist of nine directors: four Brown Directors (as defined below) and five Green Directors (as defined below). At the Effective Time: Class I shall consist of two Green Directors and one Brown Director; Class II shall consist of two Brown Directors and one Green Director; and Class III shall consist of two Green Directors and one Brown Director. In the event of the death, removal or resignation of a Brown Director prior to                     , 2009 (the date one year after the date of these Bylaws), the remaining Brown Directors shall be constituted as a committee to designate an individual to fill such vacancy. In the event of the death, removal or resignation of a Green Director prior to                     , 2009 (the date one year after the date of these Bylaws), the remaining Green Directors shall be constituted as a committee to designate an individual to fill such vacancy.
     (i) “Brown Director” means each of those four individuals designated by Brown to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Brown a contractual right to designate such directors).
     (ii) “Effective Time” has the meaning set forth in the Merger Agreement.

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     (iii) “Merger Agreement” means the Agreement and Plan of Merger dated April 20, 2008, by and among Brown, Green and the Corporation, as the same may be amended from time to time, a copy of which shall be made available to any stockholder upon request.
     (iv) “Green Director” means each of those five individuals designated by Green to serve as members of the Board of Directors as of the Effective Time pursuant to the Merger Agreement (which granted Green a contractual right to designate such directors).
     Section 3.4. Nominations.
     (a) Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures hereinafter set forth in this Section 3.4 shall be eligible for election as directors of the Corporation.
     (b) Nominations of persons for election to the Board of Directors at a meeting of Stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by any Stockholder entitled to vote for the election of directors at the meeting and who complies with the notice procedures set forth in this Section 3.4 and in the Certificate of Incorporation; provided, however, Stockholders may not nominate persons for election to the Board of Directors at any special meeting of Stockholders unless the business to be transacted at such special meeting, as set forth in the notice of such meeting, includes the election of directors. Nominations by Stockholders shall be made pursuant to timely notice in writing to the Secretary. To be timely, a Stockholder’s notice given in the context of an annual meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not less than 120 days nor more than 150 days in advance of the first anniversary of the date of the Corporation’s proxy statement released to Stockholders in connection with the previous year’s annual meeting of Stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of Stockholders has been changed by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Corporation no earlier than 150 days prior to the date of the meeting and no later than the later of 120 days prior to the date of the meeting or the 10th day following the day on which public announcement of the meeting was first made. To be timely, a Stockholder’s notice given in the context of a special meeting of Stockholders shall be delivered to or mailed and received at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting. For purposes of the foregoing, “public announcement” means the disclosure in a press release reported by the PR Newswire, Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Any meeting of Stockholders which is adjourned, for purposes of any notice contemplated by this paragraph (b), shall be deemed to be a continuation of the original meeting and no nominations by a Stockholder of persons to be elected directors of the Corporation may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

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     (c) Each notice given by a Stockholder as contemplated by paragraph (b) above shall set forth the following information, in addition to any other information or matters required by the Certificate of Incorporation:
     (i) as to each person whom the Stockholder proposes to nominate for election or re-election as a director, (A) the exact name of such person, (B) such person’s age, principal occupation, business address and telephone number and residence address and telephone number, (C) the number of shares (if any) of each class of stock of the Corporation owned directly or indirectly by such person and (D) all other information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act or any successor regulation thereto (including such person’s notarized written acceptance of such nomination, consent to being named in the proxy statement as a nominee and statement of intention to serve as a director if elected);
     (ii) as to the Stockholder giving the notice (A) his name and address, as they appear on the Corporation’s books, (B) his principal occupation, business address and telephone number and residence address and telephone number, (C) the class and number of shares of the Corporation which are held of record or beneficially owned by the Stockholder and by any Stockholder Associated Person, (D) the dates upon which he and any such Stockholder Associated Person acquired such shares of stock and documentary support for any claims of beneficial ownership, (E) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of, such Stockholder or any such Stockholder Associated Person with respect to any share of stock of the Corporation and (F) the information required by clauses (A) and (B) above with respect to any Stockholder Associated Person covered by clauses (C) through (E) above; and
     (iii) a description of all arrangements or understandings between the Stockholder giving the notice (or any Stockholder Associated Person covered by clause (ii) above) and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such Stockholder.
At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a Stockholder’s notice of nomination which pertains to the nominee.
     (d) The foregoing right of a Stockholder to nominate a person for election or reelection to the Board of Directors shall be subject to such conditions, restrictions and limitations as may be imposed by the Certificate of Incorporation.

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     (e) Nothing in this Section 3.4 shall be deemed to affect any rights of Stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 of the Exchange Act.
     (f) The chairman of a meeting of Stockholders shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.4 and, if any nomination is not in compliance with this Section 3.4, to declare that such defective nomination shall be disregarded.
     Section 3.5. Resignations. Any director may resign at any time by giving written or electronic notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.
     Section 3.6. Removal. No director may be removed before the expiration of his term of office except for cause and then only by a resolution adopted by the affirmative vote of not less than a majority of the Voting Stock.
     Section 3.7. Vacancies. (a) In case any vacancy shall occur on the Board of Directors because of death, resignation or removal, such vacancy shall only be filled by a majority of the directors remaining in office (though less than a quorum) or by the sole remaining director except for any vacancy in the Board of the Directors with respect to a Brown Director or a Green Director that occurs prior to              , 2009 (the date one year after the date of these Bylaws), which vacancy shall be filled in the manner described in Section 3.3(c). The director so appointed shall serve for the unexpired term of his predecessor or until his successor is elected and qualified or until his earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.
     (b) Any newly-created directorship resulting from any increase in the number of directors constituting the total number of directors which the Corporation would have if there were no vacancies shall only be filled by a majority of the directors then in office (though less than a quorum), or by the sole remaining director. Each director so appointed shall hold office until his successor is elected and qualified or until his earlier death, resignation or removal.
     (c) Except as expressly required in these Bylaws or the Certificate of Incorporation or as otherwise required by law, Stockholders shall not have any right to fill vacancies on the Board of Directors, including newly-created directorships.
     (d) If, as a result of a disaster or emergency (as determined in good faith by the then remaining directors), it becomes impossible to ascertain whether or not vacancies exist on the Board of Directors and a person is or persons are elected by the directors, who in good faith believe themselves to be a majority of the remaining directors, or the sole remaining director (or the applicable directors having the right to fill such vacancy pursuant to Section 3.3(c)), to fill a vacancy or vacancies that such remaining directors in good faith believe exists, then the acts of such person or persons who are so elected as directors shall be valid and binding upon the Corporation and the Stockholders, although it may subsequently develop that at the time of the election (i) there was in fact no vacancy or vacancies existing on the Board of Directors or (ii)

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the directors, or the sole remaining director, who so elected such person or persons did not in fact constitute a majority of the remaining directors.
     Section 3.8. Subject to Rights of Holders of Preferred Stock. Notwithstanding the foregoing provisions of this Article III, if the resolutions of the Board of Directors creating any series of preferred stock of the Corporation entitle the holders of such preferred stock, voting separately by series, to elect additional directors under specified circumstances, then all provisions of such resolutions relating to the nomination, election, term of office, removal, filling of vacancies and other features of such directorships shall, as to such directorships, govern and control over any conflicting provisions of this Article III.
     Section 3.9. Compensation. The Board of Directors shall have the authority to fix, and from time to time to change, the compensation of directors. Each director shall be entitled to reimbursement from the Corporation for his reasonable expenses incurred in attending meetings of the Board of Directors (or any committee thereof) and meetings of the Stockholders. Nothing contained in these Bylaws shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor, subject to applicable law and the rules and regulations of the applicable exchange or other securities market on which any shares of the Corporation’s capital stock are then listed or traded. Members of special or standing committees may be allowed like compensation for attending such meetings.
ARTICLE IV
Board of Directors — Meetings and Actions
     Section 4.1. Place of Meetings. The directors may hold their meetings at such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine.
     Section 4.2. Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors. Except as otherwise required by applicable law, any business may be transacted at any regular meeting of the Board of Directors.
     Section 4.3. Special Meetings. Special meetings of the Board of Directors shall be called by the Secretary at the request of the Chairman of the Board (if any) or the Chief Executive Officer on not less than 24 hours’ notice to each director, specifying the time, place and purpose of the meeting. Special meetings shall be called by the Secretary on like notice at the written request of any two directors, which request shall state the purpose of the meeting.
     Section 4.4. Quorum; Voting. (a) At all meetings of the Board of Directors, a majority of the Whole Board shall be necessary and sufficient to constitute a quorum for the transaction of business. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. A meeting of the Board of Directors at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors; provided, however, that no action of the remaining directors shall constitute the act of the Board of Directors unless the action is approved by at least a majority of the required quorum for the meeting or such greater number of

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directors as shall be required by applicable law, by the Certificate of Incorporation or by these Bylaws.
     (b) The act of a majority of the directors present at any meeting of the Board of Directors at which there is a quorum shall be the act of the Board of Directors unless by express provision of law, the Certificate of Incorporation or these Bylaws a different vote is required, in which case such express provision shall govern and control.
     Section 4.5. Conduct of Meetings. At meetings of the Board of Directors, business shall be transacted in such order as shall be determined by the chairman of the meeting unless the Board of Directors shall otherwise determine the order of business. The Board of Directors shall keep regular minutes of its proceedings which shall be placed in the minute book of the Corporation.
     Section 4.6. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors. Such filing shall be in proper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.
     Section 4.7. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
ARTICLE V
Committees of the Board of Directors
     Section 5.1. Executive Committee. (a) The Board of Directors may, by resolution adopted by the affirmative vote of a majority of the number of directors then in office, designate an Executive Committee which, during the intervals between meetings of the Board of Directors and subject to Section 5.11, shall have and may exercise, in such manner as it shall deem to be in the best interests of the Corporation, all of the powers of the Board of Directors in the management or direction of the business and affairs of the Corporation, except as reserved to the Board of Directors or as delegated by the Board of Directors to another committee of the Board of Directors or as may be prohibited by law. The Executive Committee shall consist of not less than two directors, the exact number to be determined from time to time by the affirmative vote of a majority of the number of directors then in office. None of the members of the Executive Committee need be an officer of the Corporation.
     (b) Meetings of the Executive Committee may be called at any time by the Chairman of the Board (if any) or the Chief Executive Officer on not less than one day’s notice to each member given verbally or in writing, which notice shall specify the time, place and purpose of the meeting.

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     Section 5.2. Other Committees. (a) The Board of Directors may, by resolution adopted by a majority of the number of directors then in office, establish additional standing or special committees of the Board of Directors, each of which shall consist of two or more directors (the exact number to be determined from time to time by the Board of Directors) and, subject to Section 5.11, shall have such powers and functions as may be delegated to it by the Board of Directors. No member of any such additional committee need be an officer of the Corporation.
     (b) At the Effective Time, the Board of Directors shall have the following committees: the Audit Committee; the Compensation Committee; and the Nominating and Governance Committee. At the Effective Time and until                     , 2009 (the date one year after the date of these Bylaws), (i) the chairman of each of the Audit Committee and the Nominating and Governance Committee shall be designated by a committee consisting of the Green Directors then in office and each shall consist of two Green Directors and one Brown Director, and (ii) the chairman of the Compensation Committee shall be designated by a committee consisting of the Brown Directors then in office and shall consist of two Brown Directors and one Green Director.
     Section 5.3. Subcommittees. Unless otherwise provided in the Certificate of Incorporation or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
     Section 5.4. Term. Each member of a committee of the Board of Directors shall serve as such until the earliest of (i) his death, (ii) the time a successor shall have been duly chosen and qualified, (iii) his resignation as a member of such committee or as a director and (iv) his removal as a member of such committee or as a director.
     Section 5.5. Committee Changes; Removal. Subject to Section 5.2(b), the Board of Directors shall have the power at any time to fill vacancies in, to change the membership of and to abolish any committee of the Board of Directors; provided, however, that no such action shall be taken in respect of the Executive Committee unless approved by a majority of the number of directors then in office.
     Section 5.6. Alternate Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. If no alternate members have been so appointed or each such alternate committee member is absent or disqualified, the committee member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.
     Section 5.7. Rules and Procedures. (a) Subject to Section 5.2(b), the Board of Directors may designate one member of each committee as chairman of such committee; provided, however, that, except as provided in the following sentence, no person shall be designated as chairman of the Executive Committee unless approved by a majority of the number

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of directors then in office. If a chairman is not so designated for any committee, the members thereof shall designate a chairman.
     (b) Each committee shall adopt its own rules (not inconsistent with these Bylaws or with any specific direction as to the conduct of its affairs as shall have been given by the Board of Directors) governing the time, place and method of holding its meetings and the conduct of its proceedings and shall meet as provided by such rules.
     (c) If a committee is comprised of an odd number of members, a quorum shall consist of a majority of that number. If a committee is comprised of an even number of members, a quorum shall consist of one-half of that number. If a committee is comprised of two members, a quorum shall consist of both members. If a quorum is not present at a meeting of any committee, a majority of the members present may adjourn the meeting from time to time until a quorum is present. The act of a majority of the members present at any meeting at which a quorum is in attendance shall be the act of a committee, unless the act of a greater number is required by law, the Certificate of Incorporation, these Bylaws or the committee’s rules as adopted in Section 5.7(b).
     (d) Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when requested.
     (e) Unless otherwise provided by these Bylaws or by the rules adopted by any committee, notice of the time and place of each meeting of such committee shall be given to each member of such committee as provided in these Bylaws with respect to notices of special meetings of the Board of Directors.
     Section 5.8. Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting if all members of such committee consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the committee. Such filing shall be in proper form if the minutes are maintained in paper and shall be in electronic form if the minutes are maintained in electronic form.
     Section 5.9. Telephonic Meetings. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of any committee of the Board of Directors may participate in a meeting of such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.
     Section 5.10. Resignations. Any committee member may resign at any time by giving written or electronic notice to the Board of Directors or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein. Acceptance of such resignation shall not be necessary to make it effective.
     Section 5.11. Limitations on Authority. Unless otherwise provided in the Certificate of Incorporation, no committee of the Board of Directors shall have the power or authority to (i)

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authorize an amendment to the Certificate of Incorporation, (ii) adopt an agreement of merger or consolidation, recommend to the Stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, (iii) recommend to the Stockholders a dissolution of the Corporation or a revocation of a dissolution, or (iv) amend these Bylaws; provided, however, that the Executive Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of preferred stock adopted by the Board of Directors as provided in the Certificate of Incorporation, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the decrease or increase of the shares of any such series.
ARTICLE VI
Officers and Non-Executive Chairman
     Section 6.1. Number; Titles; Qualification; Term of Office. (a) The officers of the Corporation shall be a Chief Executive Officer, a President, a Secretary and a Treasurer. The Board of Directors from time to time may also elect such other officers (including, without limitation, one or more Executive Vice Presidents, Senior Vice Presidents or Vice Presidents, Assistant Treasurers and Assistant Secretaries) as the Board of Directors deems appropriate or necessary. Each officer shall hold office until his successor shall have been duly elected and shall have been qualified or until his earlier death, resignation or removal. Any two or more offices may be held by the same person. None of the officers need be a Stockholder or a resident of the State of Delaware. No officer need be a director.
     (b) The Board of Directors may delegate to the Chief Executive Officer the power to appoint one or more employees of the Corporation as divisional or departmental vice presidents and fix their duties as such appointees. However, no such divisional or departmental vice presidents shall be considered an officer of the Corporation, the officers of the Corporation being limited to those officers elected by the Board of Directors.
     (c) The Board of Directors may elect a Chairman, provided such person’s authority as noted below in these Bylaws shall be limited as a non-executive Chairman.
     Section 6.2. Election. At the first meeting of the Board of Directors after each annual meeting of Stockholders at which a quorum shall be present, the Board of Directors shall elect the officers of the Corporation and the Chairman. In accordance with the Merger Agreement, the election of any person other than Kenneth V. Huseman as Chief Executive Officer, and of any person other than Thomas A. Richards as Chairman, shall require the consent of at least two-thirds (2/3) of the number of directors then in office, in each case until                     , 2009 (the date one year after the date of these Bylaws).
     Section 6.3. Removal.
     (a) Any officer may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) until                   , 2009 (the date one year after the date of these Bylaws), the removal of Kenneth V. Huseman as Chief Executive Officer shall require the

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affirmative vote of not less than two-thirds (2/3) of the number of directors then in office, (ii) to the extent the foregoing clause (i) is not applicable, the Chief Executive Officer may be removed only by the affirmative vote of a majority of the number of directors then in office and (iii) the removal of any officer shall be without prejudice to the contract rights, if any, of such officer. Election or appointment of an officer shall not of itself create contract rights.
     (b) The Chairman may be removed, either with or without cause, by the Board of Directors; provided, however, that (i) until           , 2009 (the date one year after the date of these Bylaws), the removal of Thomas A. Richards as Chairman shall require the affirmative vote of not less than two-thirds (2/3) of the number of directors then in office, (ii) to the extent the foregoing clause (i) is not applicable, the Chairman may be removed as Chairman (even if not also removed as a director in accordance with Section 3.6) only by the affirmative vote of a majority of the number of directors then in office and (iii) the removal of the Chairman shall be without prejudice to the contract rights, if any, of the Chairman. Election or appointment of the Chairman shall not of itself create contract rights.
     Section 6.4. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors, the Chairman of the Board (if any) or the Chief Executive Officer (other than to himself if notice is given by such persons). Any such resignation shall take effect on receipt of such notice or at any later time specified therein. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any such resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
     Section 6.5. Vacancies. If a vacancy shall occur in any office because of death, resignation, removal, disqualification or any other cause, the Board of Directors may elect or appoint a successor to fill such vacancy for the remainder of the term.
     Section 6.6. Salaries. The salaries of all officers of the Corporation shall be fixed by the Board of Directors or pursuant to its direction, and no officer shall be prevented from receiving such salary by reason of the fact that he is also a director of the Corporation.
     Section 6.7. Chairman of the Board. The Chairman of the Board (if any) shall be a non-executive position, but have all other powers and shall perform all duties incident to the office of Chairman of the Board and such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. The Chairman of the Board, if present, shall preside at all meetings of the Board of Directors and of the Stockholders.
     Section 6.8. Chief Executive Officer. (a) The Chief Executive Officer shall be the chief executive officer of the Corporation and, subject to the supervision, direction and control of the Board of Directors, shall have general supervision, direction and control of the business and officers of the Corporation with all such powers as may be reasonably incident to such responsibilities. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation.
     (b) During the time of any vacancy in the office of the Chairman of the Board or in the event of the absence or disability of the Chairman of the Board, the Chief Executive Officer shall

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have the duties and powers of the Chairman of the Board unless otherwise determined by the Board of Directors. During the time of any vacancy in the office of President or in the event of the absence or disability of the President, the Chief Executive Officer shall have the duties and powers of the President unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.8 for the exercise by the Chief Executive Officer of the powers of the Chairman of the Board or the President.
     Section 6.9. President. (a) The President shall be the chief operating officer of the Corporation and, subject to the supervision, direction and control of the Chief Executive Officer and the Board of Directors, shall manage the day-to-day operations of the Corporation. He shall have the general powers and duties of management usually vested in the president and chief operating officer of a corporation having a chief executive officer as its most senior officer, and such other powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or these Bylaws.
     (b) During the time of any vacancy in the office of the Chief Executive Officer or in the event of the absence or disability of the Chief Executive Officer, the President shall have the duties and powers of the Chief Executive Officer unless otherwise determined by the Board of Directors. In no event shall any third party having any dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.9 for the exercise by the President of the powers the Chief Executive Officer.
     Section 6.10. Vice Presidents. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board of Directors, or if not ranked, the Vice President designated by the Board of Directors, shall perform all the duties of the President as chief operating officer of the Corporation, and when so acting shall have all the powers of, and be subject to all the restrictions upon, the President as chief operating officer of the Corporation. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.10 for the exercise by any Vice President of the powers of the President as chief operating officer of the Corporation. The Vice Presidents shall have such other powers and perform such other duties as from time to time may be assigned to them by the Board of Directors, the Chief Executive Officer or the President.
     Section 6.11. Treasurer. The Treasurer shall (i) have custody of the Corporation’s funds and securities, (ii) keep full and accurate account of receipts and disbursements, (iii) deposit all monies and valuable effects in the name and to the credit of the Corporation in such depository or depositories as may be designated by the Board of Directors and (iv) perform such other duties as may be prescribed by the Board of Directors or the Chief Executive Officer.
     Section 6.12. Assistant Treasurers. Each Assistant Treasurer shall have such powers and duties as may be assigned to him by the Board of Directors, the Chief Executive Officer or the President. In case of the absence or disability of the Treasurer, the Assistant Treasurer designated by the President (or, in the absence of such designation, the Treasurer) shall perform the duties and exercise the powers of the Treasurer during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to

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inquire as to any facts required by the terms of this Section 6.12 for the exercise by any Assistant Treasurer of the powers of the Treasurer under these Bylaws.
     Section 6.13. Secretary. (a) The Secretary shall keep or cause to be kept, at the principal office of the Corporation or such other place as the Board of Directors may order, a book of minutes of all meetings and actions of the Board of Directors, committees of the Board of Directors and Stockholders, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at meetings of the Board of Directors and committees thereof, the number of shares present or represented at Stockholders’ meetings and the proceedings thereof. The Secretary shall have the duty, among other things, to record the proceedings of the meetings of Stockholders and directors in a book kept for that purpose.
     (b) The Secretary shall keep, or cause to be kept, at the principal office of the Corporation or at the office of the Corporation’s transfer agent or registrar, a share register, or a duplicate share register, showing the names of all Stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for the same and the number and date of cancellation of every certificate surrendered for cancellation.
     (c) The Secretary shall give, or cause to be given, notice of all meetings of the Stockholders and of the Board of Directors required by these Bylaws or by law to be given, and he shall keep the seal of the Corporation, if one be adopted, in safe custody, and shall have such other powers and perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer, the President or these Bylaws.
     (d) The Secretary may affix the seal of the Corporation, if one be adopted, to contracts of the Corporation.
     Section 6.14. Assistant Secretaries. Each Assistant Secretary shall have such powers and duties as may be assigned to him by the Board of Directors, the Chairman of the Board (if any), the Chief Executive Officer or the President. In case of the absence or disability of the Secretary, the Assistant Secretary designated by the President (or, in the absence of such designation, the Secretary) shall perform the duties and exercise the powers of the Secretary during the period of such absence or disability. In no event shall any third party having dealings with the Corporation be bound to inquire as to any facts required by the terms of this Section 6.14 for the exercise by any Assistant Secretary of the powers of the Secretary under these Bylaws.
ARTICLE VII
Stock
     Section 7.1. Capital Stock; Share Certificates. The shares of the Corporation’s capital stock may be certificated or uncertificated, as provided under the laws of the State of Delaware. Except as otherwise provided by law, the rights and obligations of stockholders are identical whether or not their shares are represented by certificates. Unless the Board has determined that shares are uncertificated, each stockholder, upon written request to the Corporation or its transfer agent, shall be entitled to a certificate of the capital stock of the Corporation. If certificated,

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certificates for shares of stock of the Corporation shall be in such form as shall be approved by the Board of Directors, except that a certificate shall not be in bearer form. The certificates shall be signed (i) by the Chairman of the Board (if any), the President or a Vice President and (ii) by the Secretary, an Assistant Secretary, the Treasurer or an Assistant Treasurer.
     Section 7.2. Signatures on Certificates. Any or all of the signatures on the certificates may be a facsimile and the seal of the Corporation (or a facsimile thereof), if one has been adopted, may be affixed thereto. In case any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.
     Section 7.3. Legends. The Board of Directors shall have the power and authority to provide that certificates representing shares of stock of the Corporation bear such legends and statements (including, without limitation, statements relating to the powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the shares represented by such certificates) as the Board of Directors deems appropriate in connection with the requirements of federal or state securities laws or other applicable laws.
     Section 7.4. Lost, Stolen or Destroyed Certificates. The Board of Directors, the Secretary and the Treasurer each may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, in each case upon the making of an affidavit of that fact by the owner of such certificate, or his legal representative. When authorizing such issue of a new certificate or certificates, the Board of Directors, the Secretary or the Treasurer, as the case may be, may, in its or his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as the Board of Directors, the Secretary or the Treasurer, as the case may be, shall require and/or to furnish the Corporation a bond in such form and substance and with such surety as the Board of Directors, the Secretary or the Treasurer, as the case may be, may direct as indemnity against any claim, or expense resulting from any claim, that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.
     Section 7.5. Registration and Transfer of Shares. The Board of Directors may appoint one or more transfer agents for the Corporation’s capital stock and may make, or authorize such agent or agents to make, all such rules and regulations as are expedient governing the issue, transfer and registration of shares of capital stock of the Corporation and any certificates representing such shares. The capital stock of the Corporation shall be transferable only on the books of the Corporation either (a) if such shares are certificated, by the surrender to the Corporation or its transfer agent of the old stock certificate therefore duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, or (b) if such shares are uncertificated, upon proper instructions from the holder thereof, in each case with such proof of authenticity of signature as the Corporation or its transfer agent may reasonably require. Prior to due presentment for registration of transfer of a security (whether certificated or

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uncertificated), the Corporation shall treat the registered owner of such security as the person exclusively entitled to vote, receive notifications and dividends, and otherwise to exercise all rights and powers of such security.
     Section 7.6. Registered Stockholders. The Corporation shall be entitled to treat the holder of record of any share of stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim or interest in such share on the part of any other person, whether or not the Corporation shall have express or other notice thereof, except as expressly provided by the laws of the State of Delaware.
     Section 7.7. Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of stock of the Corporation. The Board of Directors may (i) appoint and remove transfer agents and registrars of transfers and (ii) require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.
     Section 7.8. Stock Options, Warrants, etc. Unless otherwise expressly prohibited in the resolutions of the Board of Directors creating any class or series of preferred stock of the Corporation, the Board of Directors shall have the power and authority to create and issue (whether or not in connection with the issue and sale of any stock or other securities of the Corporation) warrants, rights or options entitling the holders thereof to purchase from the Corporation any shares of capital stock of the Corporation of any class or series or any other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights and operations; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
     Section 7.9. Authority upon Liquidation or Dissolution. Subject to applicable law and the provisions of the Certificate of Incorporation, any vote or votes authorizing liquidation of the Corporation or proceeding for its dissolution may provide, subject to (i) any agreements among and between Stockholders, (ii) the rights of creditors and (iii) rights expressly provided for particular classes or series of stock, for the distribution pro rata among the Stockholders of the Corporation of assets of the Corporation, wholly or in part in kind, whether such assets be in cash or other property, and may authorize the Board of Directors of the Corporation to determine the value of the different assets of the Corporation for the purpose of such liquidation and may divide, or authorize the Board of Directors of the Corporation to divide, such assets or any part thereof among the Stockholders of the Corporation in such manner that every Stockholder will receive a proportionate amount in value (determined as aforesaid) of cash or property of the Corporation upon such liquidation or dissolution even though each Stockholder may not receive a strictly proportionate part of each such asset.

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ARTICLE VIII
Indemnification
     Section 8.1. Third Party Actions. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or is or was threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid or owed in settlement, actually and reasonably incurred by such person or rendered or levied against such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal action or proceeding, that the person had reasonable cause to believe that his conduct was unlawful.
     Section 8.2. Actions By or in the Right of the Corporation. The Corporation (i) shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as a director, officer or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (ii) may, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify every person who is or was a party or who is or was threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an employee or agent of the Corporation or any of its direct or indirect subsidiaries or is or was serving at the request of the Corporation or any of its direct or indirect subsidiaries as an employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees) actually and reasonably incurred

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by such person in connection with the defense or settlement or such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification.
     Section 8.3. Determination. Any indemnification under Sections 8.1 and 8.2 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in Sections 8.1 and 8.2. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or is such directors so direct, by independent legal counsel in a written opinion, or (4) by the Stockholders.
     Section 8.4. Expenses. Expenses incurred by a current or former director or officer of the Corporation or any of its direct or indirect subsidiaries in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized in this Article VIII. Such expenses incurred by other employees and agents of the Corporation and other persons eligible for indemnification under this Article VIII may be paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.
     Section 8.5. Non-exclusivity. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the Certificate of Incorporation, the certificate of incorporation or bylaws or other governing documents of any direct or indirect subsidiary of the Corporation, under any agreement, vote of Stockholders or disinterested directors or under any policy or policies of insurance maintained by the Corporation on behalf of any person or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article VIII.
     Section 8.6. Enforceability. The provisions of this Article VIII (i) are for the benefit of, and may be enforced directly by, each director or officer of the Corporation the same as if set forth in their entirety in a written instrument executed and delivered by the Corporation and such director or officer and (ii) constitute a continuing offer to all present and future directors and officers of the Corporation. The Corporation, by its adoption of these Bylaws, (A) acknowledges and agrees that each present and future director and officer of the Corporation has relied upon and will continue to rely upon the provisions of this Article VIII in becoming, and serving as, a director or officer of the Corporation or, if requested by the Corporation, a director, officer or

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fiduciary or the like of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, (B) waives reliance upon, and all notices of acceptance of, such provisions by such directors and officers and (C) acknowledges and agrees that no present or future director or officer of the Corporation shall be prejudiced in his right to enforce directly the provisions of this Article VIII in accordance with their terms by any act or failure to act on the part of the Corporation.
     Section 8.7. Insurance. The Board of Directors may authorize the Corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VIII.
     Section 8.8. Survival. The provisions of this Article VIII shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, executors, administrators, heirs, legatees and devisees of any person entitled to indemnification under this Article VIII.
     Section 8.9. Amendment. No amendment, modification or repeal of this Article VIII or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future director or officer of the Corporation to be indemnified by the Corporation, nor the obligation of the Corporation to indemnify any such director or officer, under and in accordance with the provisions of this Article VIII as in effect immediately prior to such amendment, modification or repeal with respect to claims arising, in whole or in part, from a state of facts extant on the date of, or relating to matters occurring prior to, such amendment, modification or repeal, regardless of when such claims may arise or be asserted.
     Section 8.10. Definitions. For purposes of this Article VIII, (i) reference to any person shall include the estate, executors, administrators, heirs, legatees and devisees of such person, (ii) “employee benefit plan” and “fiduciary” shall be deemed to include, but not be limited to, the meaning set forth, respectively, in sections 3(3) and 21(A) of the Employee Retirement Income Security Act of 1974, as amended, (iii) references to the judgments, fines and amounts paid or owed in settlement or rendered or levied shall be deemed to encompass and include excise taxes required to be paid pursuant to applicable law in respect of any transaction involving an employee benefit plan and (iv) references to the Corporation shall be deemed to include any predecessor corporation or entity and any constituent corporation or entity absorbed in a merger, consolidation or other reorganization of or by the Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees, agents and fiduciaries so that any person who was a director, officer, employee, agent or fiduciary of such predecessor or constituent corporation or entity, or served at the request of such predecessor or constituent corporation or entity as a director, officer, employee, agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the Corporation as such person would have with respect to such predecessor or constituent corporation or entity if its separate existence had continued.

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ARTICLE IX
Notices and Waivers
     Section 9.1. Methods of Giving Notices. Whenever, by applicable law, the Certificate of Incorporation or these Bylaws, notice is required to be given to any Stockholder, any director or any member of a committee of the Board of Directors and no provision is made as to how such notice shall be given, personal notice shall not be required and such notice may be given (i) in writing, by mail, postage prepaid, addressed to such Stockholder, director or committee member at his address as it appears on the books or (in the case of a Stockholder) the stock transfer records of the Corporation or (ii) by any other method permitted by law (including, but not limited to, overnight courier service or “electronic transmission” as defined under and in accordance with Section 232 of the DGCL). Any notice required or permitted to be given by mail shall be deemed to be delivered and given at the time when the same is deposited in the United States mail as aforesaid. Any notice required or permitted to be given by overnight courier service shall be deemed to be delivered and given one business day after delivery to such service with all charges prepaid and addressed as aforesaid. Any notice required or permitted to be given by electronic transmission shall be deemed to be delivered and given: (1) if by facsimile telecommunication, when directed to a number at which the Stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the Stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the Stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (4) if by any other form of electronic transmission, when directed to the Stockholder.
     Section 9.2. Waiver of Notice. Whenever any notice is required to be given to any Stockholder, director or member of a committee of the Board of Directors by applicable law, the Certificate of Incorporation or these Bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a Stockholder (whether in person or by proxy), director or committee member at a meeting shall constitute a waiver of notice of such meeting, except where such person attends for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.
ARTICLE X
Miscellaneous Provisions
     Section 10.1. Dividends. Subject to applicable law and the provisions of the Certificate of Incorporation, dividends may be declared by the Board of Directors at any meeting and may be paid in cash, in property or in shares of the Corporation’s capital stock. Any such declaration shall be at the discretion of the Board of Directors. A director shall be fully protected in relying in good faith upon the books of account of the Corporation or statements prepared by any of its officers as to the value and amount of the assets, liabilities or net profits of the Corporation or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared.
     Section 10.2. Reserves. There may be created by the Board of Directors, out of funds of the Corporation legally available therefor, such reserve or reserves as the Board of Directors

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from time to time, in its absolute discretion, considers proper to provide for contingencies, to equalize dividends or to repair or maintain any property of the Corporation, or for such other purpose as the Board of Directors shall consider beneficial to the Corporation, and the Board of Directors may thereafter modify or abolish any such reserve in its absolute discretion.
     Section 10.3. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.
     Section 10.4. Signatory Authority on Accounts. All checks, drafts or other orders for payment of money, notes or other evidences of indebtedness, issued in the name of or payable to the Corporation shall be signed by such officer or officers or by such employees or agents of the Corporation as may be designated from time to time by the Board of Directors.
     Section 10.5. Corporate Contracts and Instruments. Subject always to the specific directions of the Board of Directors, the Chairman of the Board (if any), the President, any Vice President, the Secretary or the Treasurer may enter into contracts and execute instruments in the name and on behalf of the Corporation. The Board of Directors and, subject to the specific directions of the Board of Directors, the Chairman of the Board (if any) or the President may authorize one or more officers, employees or agents of the Corporation to enter into any contract or execute any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.
     Section 10.6. Attestation. With respect to any deed, deed of trust, mortgage or other instrument executed by the Corporation through its duly authorized officer or officers, the attestation to such execution by the Secretary or an Assistant Secretary of the Corporation shall not be necessary to constitute such deed, deed of trust, mortgage or other instrument a valid and binding obligation of the Corporation unless the resolutions, if any, of the Board of Directors authorizing such execution expressly state that such attestation is necessary.
     Section 10.7. Securities of Other Corporations. Subject always to the specific directions of the Board of Directors, the Chairman of the Board, the Chief Executive Officer, the President or any Vice President of the Corporation shall have the power and authority to transfer, endorse for transfer, vote, consent or take any other action with respect to any securities of another issuer which may be held or owned by the Corporation and to make, execute and deliver any waiver, proxy or consent with respect to any such securities.
     Section 10.8. Fiscal Year. The fiscal year of the Corporation shall be January 1 through December 31, unless otherwise fixed by the Board of Directors.
     Section 10.9. Seal. The seal of the Corporation shall be such as from time to time may be approved by the Board of Directors.
     Section 10.10. Time Periods. In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

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     Section 10.11. Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.
     Section 10.12. Invalid Provisions. If any part of these Bylaws shall be invalid or inoperative for any reason, the remaining parts, so far as is possible and reasonable, shall remain valid and operative.
     Section 10.13. Headings. The headings used in these Bylaws have been inserted for administrative convenience only and shall not limit or otherwise affect any of the provisions of these Bylaws.
     Section 10.14. References/Gender/Number. Whenever in these Bylaws the singular number is used, the same shall include the plural where appropriate. Words of any gender used in these Bylaws shall include the other gender where appropriate. In these Bylaws, unless a contrary intention appears, all references to Articles and Sections shall be deemed to be references to the Articles and Sections of these Bylaws.
     Section 10.15. Amendments. These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of a majority of the Whole Board; provided, however, that (i) no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting; and (ii) the amendment of Sections 3.2, 3.3, 5.2(b), 6.1, 6.2, 6.3, 6.7 and 6.8, until                     , 2009 (the date one year after the date of these Bylaws), shall require the affirmative vote of not less than two-thirds (2/3) of the number of directors then in office. These Bylaws may not be altered, amended or rescinded, nor may new bylaws be adopted, by the Stockholders except by the affirmative vote of the holders of not less than 66-2/3% of all outstanding Voting Stock, voting together as a single class. Each alteration, amendment or repeal of these Bylaws shall be subject in all respects to Section 8.9.

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Exhibit 2.5
CERTAIN EXECUTIVE OFFICERS OF
SURVIVING CORPORATION

Name	Position

Kenneth V. Huseman	Chief Executive Officer

Alan Krenek	Executive Vice President and Chief Financial Officer

David J. Crowley	President and
Chief Operating Officer
Exhibit 2.5

Exhibit A
FORM OF LOCK-UP AGREEMENT
April                     , 2008
     This lock-up agreement (this “Lock-Up Agreement”) is being delivered to you in connection with the Agreement and Plan of Merger (the “Merger Agreement”) entered into by and between Basic Energy Services, Inc., a Delaware corporation (“Basic”), Grey Wolf, Inc., a Texas corporation (“Grey Wolf”) and Horsepower Holdings, Inc., a Delaware corporation (“Holdings”) that will be the surviving corporation in the Mergers contemplated by the Merger Agreement. Capitalized terms not defined herein shall have the meaning assigned to them in the Merger Agreement.
     In connection with the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that for a period beginning on the Closing Date (as defined in the Merger Agreement), and ending 60 days after the Closing Date, the undersigned will not, without the prior written consent of Holdings, (i) sell, offer to sell, contract to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of, directly or indirectly, contract to dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition with respect to, any shares of Holdings Common Stock or any securities convertible into or exercisable or exchangeable for Holdings Common Stock, or warrants or other rights to purchase Holdings Common Stock, or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Holdings Common Stock or any securities convertible into or exercisable or exchangeable for Holdings Common Stock, or warrants or other rights to purchase Holdings Common Stock, whether any such transaction is to be settled by delivery of Holdings Common Stock or such other securities, in cash or otherwise.
     The foregoing paragraph shall not apply to (a) bona fide gifts, provided the recipient or recipients thereof agree in writing to be bound by the terms of this Lock-Up Agreement and confirm that he/she/it has been in compliance with the terms of this Lock-Up Agreement since the date hereof; or (b) dispositions to any trust for the direct or indirect benefit of the undersigned and/or the immediate family of the undersigned, provided that such trust agrees in writing to be bound by the terms of this Lock-Up Agreement and confirms that it has been in compliance with the terms of this Lock-Up Agreement since the date hereof.
     Intending to be legally bound hereby, the undersigned has executed this Lock-Up Agreement on and as of the date set forth above.

Yours very truly,

[Name of signatory]

By:

Name:

Title:

A-1

Schedule A-1
List of Basic Energy Services, Inc. Signatories to Voting Agreement
1.	DLJ Merchant Banking Partners III, L.P.

2.	DLJ ESC II, L.P.

3.	DLJ Offshore Partners III, C.V.

4.	DLJ Offshore Partners III-1, C.V.

5.	DLJ Offshore Partners III-2, C.V.

6.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.

7.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.

8.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.

9.	DLJMB Partners III GmbH & Co. KG

10.	DLJMB Funding III, Inc.

11.	Millennium Partners II, L.P.

12.	MBP III Plan Investors, L.P.
Schedule A-1

Schedule A-2
List of Basic Energy Services, Inc. Signatories to Lock-Up Agreements
1.	DLJ Merchant Banking Partners III, L.P.

2.	DLJ ESC II, L.P.

3.	DLJ Offshore Partners III, C.V.

4.	DLJ Offshore Partners III-1, C.V.

5.	DLJ Offshore Partners III-2, C.V.

6.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.

7.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.

8.	DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.

9.	DLJMB Partners III GmbH & Co. KG

10.	DLJMB Funding III, Inc.

11.	Millennium Partners II, L.P.

12.	MBP III Plan Investors, L.P.

13.	Steven A. Webster

14.	James S. D’Agostino, Jr.

15.	William E. Chiles

16.	Robert F. Fulton

17.	Sylvester P. Johnson, IV

18.	H.H. Wommack, III

19.	Thomas P. Moore, Jr.

20.	Kenneth V. Huseman

21.	Alan Krenek
Schedule A-2

22.	James Tyner

23.	Mark Rankin

24.	Spencer Armour

25.	David Sledge

26.	Charlie Swift

27.	Thomas Roe Patterson
Schedule A-2

Schedule B
List of Grey Wolf, Inc. Signatories to Lock-Up Agreements
1.	Thomas P. Richards

2.	David W. Wehlmann

3.	David J. Crowley

4.	Edward S. Jacob III

5.	Robert J. Proffit

6.	Frank M. Brown

7.	William T. Donovan

8.	Robert E. Rose

9.	Trevor M. Turbidy

10.	Steven A. Webster

11.	William R. Ziegler

Schedule B